Exhibit 4.24

1. Shipbroker 2. Place and date N/A 11 January 2024 3. Owners/Place of business (Cl. 1) 4. Bareboat Charterers/Place of business (Cl. 1) SEA 269 LEASING CO. LIMITED, a company incorporated LEGIO X INC., a corporation incorporated under the laws under the laws of Hong Kong with company number 3053427 of the Republic of the Marshall Islands, having its whose registered office is at 27/F, Three Exchange Square, 8 registered address at Trust Company Complex, Ajeltake Connaught Place, Central, Hong Kong Road, Ajeltake Island, Majuro, Marshall Islands MH96960 5. Vessel’s name, call sign and flag (Cl. 1 and 3) Legio X Equestris Call Sign: V7A4989 Flag: Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Owners and the Charterers. 6. Type of Vessel 7. GT/NT VERY LARGE CRUDE OIL CARRIER 154,449/106,663 8. When/Where built 9. Total DWT (abt.) in metric tons on summer freeboard Under construction 2022 300,000 Hyundai Heavy Industries Co., Ltd 10. Classification Society (Cl. 3) 11. Date of last special survey by the Vessel’s classification Bureau Veritas, DNV-GL or any other Approved society Classification Society N/A 12 Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) IMO No.: 9912256 Length: 324.03 metres Breadth: 60.00 metres Depth: 26.72 metres 13. Port or Place of delivery (Cl. 3) 14. Time for delivery (Cl. 4) 15. Cancelling date (Cl. 5) Back to back with MOA delivery See Clause 34 (Delivery and See definition of Charter of Vessel) “Cancelling Date” and Clause 33 (Cancellation) 16. Port or Place of redelivery (Cl. 15) 17. No. of months’ validity of trading and class certificates See Clauses 41.6 (Termintion, Redelivery and Total Loss) upon redelivery (Cl. 15) Six (6) months 18. Running days’ notice if other than stated in Cl. 4 19. Frequency of dry-docking (Cl. 10(g)) N/A In accordance with Approved Classification Society or requirements of Flag State 20. Trading limits (Cl. 6) International Navigating Limits and excluding any war listed area declared by the Joint War Committee, see also Clause 46.1(t), 46.1(u) and 46.1(v) (Undertakings) 21. Charter period (Cl. 2) 22. Charter hire (Cl. 11) See Clause 32 (Charter Period) See Clause 36 (Charterhire and Advance Charterhire) 23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A 24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. 25. Currency and method of payment (Cl. 11) to PART IV Dollars/Bank transfer See Clause 37 (Changes to Interest Rate, Default Interest) 26. Place of payment; also state beneficiary and bank account (Cl. 27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) 11) See Clause 24 See Clause 36 (Charterhire and Advance Charterhire); such account as the Owners may notify the Charterers from time to time 28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) 29. Insurance (hull and machinery and war risks) (state value applies state date of Financial Instrument and name of acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also Mortgagee(s)/Place of business) (Cl. 12) state if Cl. 14 applies) Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

N/A See Clause 39 (Insurance) - Clause 14 does not applv 30 . Additional insurance cover, if any, for Owners’ account limited 31. Additional insurance cover, if any, for Charterers’ account to (Cl. 13(b) or, if applicable. Cl. 14(g)) limited to (Cl. 13(b) or, if applicable. Cl. 14(g)) See Clause 39 (Insurance) See Clause 39 (Insurance) 32 . Latent defects (only to be filled in if period other than stated in 33. Brokerage commission and to whom payable (Cl. 27) Cl. 3) N/A 34 . Grace period (state number of clear banking days) (Cl. 28) 35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) N/A agreed Place of Arbitration must be stated (Cl. 30) (c) Clause 30 not applicable. See Clause 65 (Governing Law and Enforcement) 36 . War cancellation (indicate countries agreed) (Cl. 26(f)) N/A 37 . Newbuilding Vessel (indicate with “yes” or “no” whether PART 38. Name and place of Builders (only to be filled in if PART III III applies) (optional) applies) N/A No 39 . Vessel’s Yard Building No. (only to be filled in if PART III applies) 40. Date of Building Contrart (only to be filled in if PART III N/A applies) HI A 41 . Liquidated damages and costs shall accrue to (state party acc. to CL 1) a) N/A b) N/A c) N/A 42 . Hire/Purchase agreement (indicate with “yes” or “no” whether 43. Bareboat Charter Registry (indicate with “yes” or “no” PART IV applies) (optional) whether PART V applies) (optional) No, Part IV does not apply No 44 . Flag and Country of the Bareboat Charter Registry (only to be 45. Country of the Underlying Registry (only to be filled in if filled in if PART V applies) PART V applies) H|A N/A 46 . Number of additional clauses covering special provisions, if agreed Clause 32 (Charter Period) to Clause 66 (Definitions) PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall Include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It Is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, It is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (owners)	Signature (Charterers)

/s/ CUI Wanying CUI Wanying Attorney-in-fact	/s/ Alexandros Tsirikos Alexandros Tsirikos Attorney-in-fact

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reprodurtion or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org.

First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 1 1. Definitions 60 5. Cancelling (See Clause 33 (Cancellation)) 2 In this Charter, the following terms shall have the 61 (not applicable when Part III applies, as indicated in Box 37) 3 meanings hereby assigned to them: 62 (a) Should the Vessel not be delivered latest by the 4 “The Owners” shall mean the party identified in Box 3; 63 cancelling date indicated in Box 15, the Charterers shall 5 “The Charterers” shall mean the party identified in Box 4; 64 have the option of cancelling this Charter by giving the 6 “The Vessel” shall mean the vessel named in Box 5 and 65 Owners notice of cancellation within thirty-six (36) 7 with particulars as stated in Boxes 6 to 12. 66 running hours after the cancelling date stated in Box 8 “Financial Instruments” has the meaning ascribed to it 67 15, failing which this Charter shall remain in full force in Clause 66. means the mortgage, deed of 68 and effect. 9 covenant or other such financial security instrument as 69 (b) If it appears that the Vessel will be delayed beyond 10 annexed to this Charter and stated in Box 28. 70 the cancelling date, the Owners may, as soon as they 11 2 Charter Period 71 are in a position to state with reasonable certainty the 12 In consideration of the hire detailed in Box 22, 72 day on which the Vessel should be ready, give notice 13 the Owners have agreed to let and the Charterers have 73 thereof to the Charterers asking whether they will 14 agreed to hire the Vessel for the period stated in Box 21 74 exercise their option of cancelling, and the option must 15 (“The Charter Period”). See also Clause 32. 75 then be declared within one hundred and sixty-eight 16 3. Delivery 76 (168) running hours of the receipt by the Charterers of 17 (not applicable when Part III applies, as indicated in Box 37) 77 such notice or within thirty-six (36) running hours after 18 (a) The Owners shall before and at the time of delivery 78 the cancelling date, whichever is the earlier. If the 19 exercise due diligence to make the Vessel seaworthy 79 Charterers do not then exercise their option of cancelling, 20 And in every respect ready in hull, machinery and 80 the seventh day after the readiness date stated in the 21 equipment for service under this Charter. 81 Owners’ notice shall be substituted for the cancelling 22 Within Internatonal Navigating Limits TtThe Vessel 82 date indicated in Box 15 for the purpose of this Clause 5. shall be delivered by the Owners and taken 83 (c) Cancellation under this Clause 5 shall be without 23 over by the Charterers at the port or place indicated in 84 prejudice to any claim the Charterers may otherwise 24 Box 13. in such ready safe berth as the Charterers may 85 have on the Owners under this Charter. 25 direct. 86 6. Trading Restrictions (see also Clauses 46.1(t), 46.1(u) 26 (b) The Vessel shall be properly documented on and 46.1(v) (Undertakings)) 27 delivery in accordance with the laws of the flag State 87 The Vessel shall be employed in lawful trades for the 28 indicated in Box 5 and the requirements of the 88 carriage of suitable lawful merchandise within the trading 29 classification society stated in Box 10. The Vessel upon 89 limits indicated in Box 20. 30 delivery shall have her survey cycles up to date and 90 The Charterers undertake not to employ the Vessel or 31 trading and class certificates valid for at least the number 91 suffer the Vessel to be employed otherwise than in 32 of months agreed in Box 12. 92 conformity with the terms of the contracts of insurance 33 (c) The delivery of the Vessel by the Owners and the 93 (including any warranties expressed or implied therein) 34 taking over of the Vessel by the Charterers shall 94 without first obtaining the consent of the insurers to such 35 constitute a full performance by the Owners of all the 95 employment and complying with such requirements as 36 Owners’ obligations under this Clause 3, and thereafter 96 to extra premium or otherwise as the insurers may 37 the Charterers shall not be entitled to make or assert 97 prescribe. 38 any claim against the Owners on account of any 98 The Charterers also undertake not to employ the Vessel 39 conditions, representations or warranties expressed or 99 or suffer her employment in any trade or business which 40 implied with respect to the Vessel. but the Owners shall 100 is forbidden by the law of any country to which the Vessel 41 be liable for the cost of but not the time for repairs or 101 may sail or is otherwise illicit or in carrying illicit or 42 renewals occasioned by latent defects in the Vessel, 102 prohibited goods or in any manner whatsoever which 43 her machinery or appurtenances, existing at the time of 103 may render her liable to condemnation, destruction, 44 delivery under this Charter, provided such defects have 104 seizure or confiscation. 45 manifested themselves within twelve (12) months after 105 Notwithstanding any other provisions contained in this 46 delivery unless otherwise provided in Box 32. 106 Charter it is agreed that nuclear fuels or radioactive 47 4. Time for Delivery (See Clause 34 (Delivery and 107 products or waste are specifically excluded from the Charter of Vessel)) 108 cargo permitted to be loaded or carried under this 48 (not applicable when Part III applies, as indicated in Box 37) 109 Charter. This exclusion does not apply to radio-isotopes 49 The Vessel shall not be delivered before the date 110 used or intended to be used for any industrial, 50 indicated in Box 14 without the Charterers’ consent and 111 commercial, agricultural, medical or scientific purposes 51 the Owners shall exercise due diligence to deliver the 112 provided the Owners’ prior approval has been obtained 52 Vessel not later than the date indicated in Box 15. 113 to loading thereof. 53 Unless otherwise agreed in Box 18, the Owners shall 114 7. Surveys on Delivery and Redelivery 54 give the Charterers not less than thirty (30) running days’ 115 Provision on Delivery see Clause 47.2 (Inspection of 55 preliminary and not less than fourteen (14) running days’ 56 definite notice of the date on which the Vessel is Vessel)(not applicable when Part III applies, as indicated in 57 expected to be ready for delivery. Box 37) 58 The Owners shall keep the Charterers closely advised 116 The Owners and Charterers shall each appoint 59 of possible changes in the Vessel’s position. 117 surveyors for the purpose of determining and agreeing 118 in writing the condition of the Vessel at the time of Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 119 delivery and redelivery pursuant to Clause 41.6 176 operating condition and in accordance with good (Termination, Redelivery and Total Loss) hereunder (if 177 commercial maintenance practice and, except as applicable) at the costs of the Charterers. The Owners 178 provided for in Clause 14(l), if applicable, at their shall 179 own expense they shall at all times keep the 120 bear all expenses of the On-hire Survey including loss 180 Vessel’s Classification Class fully up to date with the 121 of time, if any, and the Charterers shall bear all expenses Classification 122 of the Off-hire Survey including loss of time, if any, at 181 Society indicated in Box 10 and maintain all other 123 the daily equivalent to the rate of hire or pro rata thereof. 182 necessary certificates in force at all times. 124 8. Inspection (See Clause 47 (Inspection of Vessel)) 183 (ii) New Class and Other Safety Requirements - In the 125 The Owners shall have the right at any time after giving 184 event of any improvement, structural changes or 126 reasonable notice to the Charterers to inspect or survey 185 new equipment becoming necessary for the 127 the Vessel or instruct a duly authorised surveyor to carry 186 continued operation of the Vessel by reason of new 128 out such survey on their behalf:- 187 class requirements or by compulsory legislation, the the Charterers shall ensure that the same are complied 129 (a) to ascertain the condition of the Vessel and satisfy with and the time and costs of compliance shall be for 130 themselves that the Vessel is being properly repaired 131 and maintained. The costs and fees for such inspection the Charterers’ account. 132 or survey shall be paid by the Owners unless the Vessel 188 costing (excluding the Charterers’ loss of time) 133 is found to require repairs or maintenance in order to 189 more than the percentage stated in Box 23, or if 134 achieve the condition so provided; 190 Box 23 is left blank, 5 per cent. of the Vessel’s 191 insurance value as stated in Box 29, then the 135 (b) in dry-dock if the Charterers have not dry-docked 192 extent, if any, to which the rate of hire shall be varied 136 Her in accordance with Clause 10(g). The costs and fees 193 and the ratio in which the cost of compliance shall 137 for such inspection or survey shall be paid by the 194 be shared between the parties concerned in order 138 Charterers; and 195 to achieve a reasonable distribution thereof as 139 (c) for any other commercial reason they consider 196 between the Owners and the Charterers having 140 necessary (provided it does not unduly interfere with 197 regard, inter alia, to the length of the period 141 the commercial operation of the Vessel). The costs and 198 remaining under this Charter shall, in the absence 142 fees for such inspection and survey shall be paid by the 199 of agreement, be referred to the dispute resolution 143 Owners. 200 method agreed in Clause 30. 144 All time used in respect of inspection, survey or repairs 201 (iii) Financial Security - The Charterers shall maintain 145 shall be for the Charterers’ account and form part of the 202 financial security or responsibility in respect of third 146 Charter Period. 203 party liabilities as required by any government, 147 The Charterers shall also permit the Owners to inspect 204 including federal, state or municipal or other division 148 the Vessel’s log books whenever requested and shall 205 or authority thereof, to enable the Vessel, without 149 whenever required by the Owners furnish them with full 206 penalty or charge, lawfully to enter, remain at, or 150 information regarding any casualties or other accidents 207 leave any port, place, territorial or contiguous 151 or damage to the Vessel. 208 waters of any country, state or municipality in 209 performance of this Charter without any delay. This 152 9. Inventories, Oil and Stores (See Clause 34.7 (Delivery 210 obligation shall apply whether or not such and Charter of Vessel)) 211 requirements have been lawfully imposed by such 153 A complete inventory of the Vessel’s entire equipment, 212 government or division or authority thereof. 154 outfit including spare parts, appliances and of all 213 The Charterers shall make and maintain all arrange-155 consumable stores on board the Vessel shall be made 214 ments by bond or otherwise as may be necessary to 156 by the Charterers in conjunction with the Owners on 215 satisfy such requirements at the Charterers’ sole 157 delivery and again on redelivery of the Vessel. The 216 expense and the Charterers shall indemnify the Owners 158 Charterers and the Owners, respectively, shall at the 217 against all consequences whatsoever (including loss of 159 time of delivery and redelivery take over and pay for all 218 time) for any failure or inability to do so. 160 bunkers, lubricating oil, unbroached provisions, paints, 219 (b) Operation of the Vessel - The Charterers shall at 161 ropes and other consumable stores (excluding spare 220 their own expense and by their own procurement man, 162 parts) in the said Vessel at the then current market prices 221 victual, navigate, operate, supply, fuel and, whenever 163 at the ports of delivery and redelivery, respectively. The 222 required, repair the Vessel during the Charter Period 164 Charterers shall ensure that all spare parts listed in the 223 and they shall pay all charges and expenses of every 165 inventory and used during the Charter Period are 224 kind and nature whatsoever incidental to their use and 166 replaced at their expense prior to redelivery of the 225 operation of the Vessel under this Charter, including 167 Vessel. 226 annual flag State fees of the Flag State and any foreign 168 10. Maintenance and Operation general 169 (a)(i)Maintenance and Repairs - During the Charter 227 municipality and/or state taxes. The Master, officers 170 Period the Vessel shall be in the full possession 228 and crew of the Vessel shall be the servants of the Charterers 171 and at the absolute disposal for all purposes of the 229 for all purposes whatsoever, even if for any reason 172 Charterers and under their complete control in 230 appointed by the Owners. 173 every respect. The Charterers shall maintain the 231 Charterers shall comply with the regulations regarding 174 Vessel, her machinery, boilers, appurtenances and 232 officers and crew in force in the country of the Vessel’s 175 spare parts in a good state of repair, in efficient 233 flag or any other applicable law. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 234 (c) The Charterers shall keep the Owners and the 283 (g) Periodical Dry-Docking - The Charterers shall dry-235 mortgagee(s) advised of the intended employment, 284 dock the Vessel and clean and paint her underwater 236 planned dry-docking and major repairs of the Vessel, 285 parts whenever the same may be necessary, but not 237 as reasonably required. 286 less than once during the period stated in Box 19. or, if 238 (d) Flag and Name of Vessel – During the Charter 287 Box 19 has been left blank, every sixty (60) calendar 239 Period, the Charterers shall have the liberty to paint the 288 months after delivery or such other period as may be 240 Vessel in their own colours, install and display their 289 required by the Classification Society or flag State. 241 funnel insignia and fly their own house flag (with all fees, 290 11. Hire (See Clause 36 (Charterhire and Advance costs and expenses arising in relation thereto for the Charterhire)) Charterers’ account). The 291 (a) The Charterers shall pay hire due to the Owners 242 Charterers shall also have the liberty, with the Owners’ 292 punctually in accordance with the terms of this Charter 243 consent, which shall not be unreasonably withheld, to 293 in respect of which time shall be of the essence. 244 change the flag and/or the name of the Vessel during 294 (b) The Charterers shall pay to the Owners for the hire 245 the Charter Period (with all fees, costs and expenses 295 of the Vessel a lump sum in the amount indicated in arising in relation thereto for the Charterers’ 296 Box 22 which shall be payable not later than every thirty account). Painting and re-painting, instalment 297 (30) running days in advance, the first lump sum being 246 and re-instalment, registration and re-registration, if 298 payable on the date and hour of the Vessel’s delivery to 247 required by the Owners, shall be at the Charterers’ 299 the Charterers. Hire shall be paid continuously 248 expense and time. 300 throughout the Charter Period. 249 (e) Changes to the Vessel – Subject to Clause 10(a)(ii), 301 (c) Payment of hire shall be made in cash without 250 the Charterers shall make no structural changes in the 302 discount in the currency and in the manner indicated in 251 Vessel or changes in the machinery, boilers, appurten- 303 Box 25 and at the place mentioned in Box 26. 252 ances or spare parts thereof without in each instance 253 first securing the Owners’ approval thereof. If the Owners 304 (d) Final payment of hire, if for a period of less than 254 so agree, the Charterers shall, if the Owners so require, 305 thirty (30) running days, shall be calculated proportionally 255 restore the Vessel to its former condition before the 306 according to the number of days and hours remaining 256 termination of this Charter. 307 before redelivery and advance payment to be effected 257 (f) Use of the Vessel’s Outfit, Equipment and 308 accordingly. 258 Appliances - The Charterers shall have the use of all 309 (e) Should the Vessel be lost or missing, hire shall 259 outfit, equipment, and appliances on board the Vessel 310 cease from the date and time when she was lost or last 260 at the time of delivery, provided the same or their 311 heard of. The date upon which the Vessel is to be treated 261 substantial equivalent shall be returned to the Owners 312 as lost or missing shall be ten (10) days after the Vessel 262 on redelivery in the same good order and condition as 313 was last reported or when the Vessel is posted as 263 when received, ordinary wear and tear excepted. The 314 missing by Lloyd’s, whichever occurs first. Any hire paid 264 Charterers shall from time to time during the Charter 315 in advance to be adjusted accordingly. 265 Period replace, renew or substitute such items of 316 (f) Any delay in payment of hire shall entitle the equipment as shall be so 317 Owners to interest at the rate per annum as agreed 266 damaged or worn as to be unfit for use. The Charterers 318 in Box 24. If Box 24 has not been filled in, the three months 267 are to procure that all repairs to or replacement of any 319 Interbank offered rate in London (LIBOR or its successor) 268 damaged, worn or lost parts or equipment be effected 320 for the currency stated in Box 25, as quoted by the British 269 in such manner (both as regards workmanship and 321 Bankers’ Association (BBA) on the date when the hire 270 quality of materials) as not to diminish the value of the 322 fell due, increased by 2 per cent., shall apply. 271 Vessel. Title of any equipment so replaced, renewed or substituted shall vest in and remain with the 323 (g) Payment of interest due under sub-clause 11(f) Owners. The Charterers have the right to fit additional 324 shall be made within seven (7) running days of the date 272 equipment at their expense and risk (provided that no 325 of the Owners’ invoice specifying the amount payable permanent structural damage is caused to the Vessel 326 or, in the absence of an invoice, at the time of the next 327 hire payment date. by reason of such installation) and but the Charterers 273 shall, at their expenses, remove such equipment and 328 12. Mortgage (See Clause 63.3 (Assignment and make good any damage caused by the fitting or Transfer)) removal of such additional equipment before the 329 (only to apply if Box 28 has been appropriately filled in) Vessel is redelivered to the Owners. at the end of the 330 *) (a) The Owners warrant that they have not effected period if 331 any mortgage(s) of the Vessel and that they shall not 274 requested by the Owners. Any equipment including radio 332 effect any mortgage(s) without the prior consent of the 275 equipment on hire on the Vessel at time of delivery shall 333 Charterers, which shall not be unreasonably withheld. 276 be kept and maintained by the Charterers and the 334 *) (b) The Vessel chartered under this Charter is financed 277 Charterers shall assume the obligations and liabilities 335 by a mortgage according to the Financial Instrument. 278 of the Owners under any lease contracts in connection 336 The Charterers undertake to comply, and provide such 279 therewith and shall reimburse the Owners for all 337 information and documents to enable the Owners to 280 expenses incurred in connection therewith, also for any 338 comply, with all such instructions or directions in regard 281 new equipment required in order to comply with radio 339 to the employment, insurances, operation, repairs and 282 regulations. 340 maintenance of the Vessel as laid down in the Financial 341 Instrument or as may be directed from time to time during Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 342 the currency of the Charter by the mortgagee(s) in 383 incurred thereby in respect of all other repairs not 343 conformity with the Financial Instrument. The Charterers 384 covered by the insurances and/or not exceeding any 344 confirm that, for this purpose, they have acquainted 385 possible franchise(s) or deductibles provided for in the 345 themselves with all relevant terms, conditions and 386 insurances. 346 provisions of the Financial Instrument and agree to 387 All time used for repairs under the provisions of sub-347 acknowledge this in writing in any form that may be 388 clause 13(a) and for repairs of latent defects according 348 required by the mortgagee(s). The Owners warrant that 389 to Clause 3(c) above, including any deviation, shall be 349 they have not effected any mortgage(s) other than stated 390 for the Charterers’ account. 350 in Box 28 and that they shall not agree to any 391 (b) If the conditions of the above insurances permit 351 amendment of the mortgage(s) referred to in Box 28 or 392 additional insurance to be placed by the parties, such 352 effect any other mortgage(s) without the prior consent 393 cover shall be limited to the amount for each party set 353 of the Charterers, which shall not be unreasonably 394 out in Box 30 and Box 31, respectively. The Owners or 354 withheld. 395 the Charterers as the case may be shall immediately 355 *) (Optional, Clauses 12(a) and 12(b) are alternatives; 396 furnish the other partyOwners with particulars of any 356 indicate alternative agreed in Box 28). additional (See also Clause 39 397 insurance effected, including copies of any cover notes 357 13. Insurance and Repairs 398 or policies and the written consent of the insurers of (Insurance)) 399 any such required insurance in any case where the 358 (a) Subject to Clause 39 (Insurance), dDuring the 400 consent of such insurers is necessary. The Charterers Charter Period the Vessel shall be kept 359 insured in accordance with Clause 39 (Insurance) by hereby undertake that any additional insurances that the Charterers at their expense against hull they arrange now or in the future will always be 360 and machinery, marine and (including blocking and trapping) war and Protection and Indemnity risks and compliant with the terms of the underlying hull and freight, demurrage and defence risks 361 (and any risks against which it is compulsory to insure machinery policies. 362 for the operation of the Vessel, including but not limited 401 (c) The Charterers shall upon the request of the to maintaining 402 Owners, provide information and promptly execute such 363 financial security in accordance with sub-clause 403 documents as may be required to enable the Owners to 364 10(a)(iii)) in such form as the Owners shall in writing 404 comply with the insurance provisions of the Financial 365 approve. During the Charter Period the Charterers 405 Instrument (if any). shall procure (at Charteres’ expense) that there are in 406 (d) Subject to the provisions of the Financial Instru-place innocent Owners’ interest insurance, lessor’s 407 ments and Clause 41.13 (Termination, Redelivery and additional perils (pollution) insurance and if Total Loss)3, if any, should the Vessel become a Total applicable, Mortgagees’ interest insurance and Loss, an actual, Mortgagees’ additional perils (pollution) insurance for 408 constructive, compromised or agreed total loss under an amount equal to at least one hundred and twenty 409 the insurances required under sub-clause 13(a), all percent. (120%) of the then Owners’ cost and shall 410 insurance payments for such loss shall be paid to the procure (at Charterers’ expense), which approval shall 411 Owners (or, if applicable, the Owners’ Financiers) in not be un-reasonably accordance with the agreedterms of the relevant loss 366 withheld. Such insurances shall be arranged by the payable clauses). who shall distribute the moneys 367 Charterers to protect the interests of both the Owners between the 368 and the Charterers and the Owners’ Financiers 412 Owners and the Charterers according to their respective mortgagee(s) (if any), and 413 interests. The Charterers undertake to notify the Owners 369 The Charterers shall be at liberty to protect under such and the Owners’ Financiers, 370 insurances the interests of any managers they may 414 and the mortgagee(s), if any, of any occurrences in 371 appoint provided such manager has entered into a 415 consequence of which the Vessel is likely to become a manager’s undertaking in form and substance 416 tTotal lLoss. as defined in this Clause. acceptable to the Owners and the Owners’ Financiers (if any) , the 417 (e) The Owners shall upon the request of the . Insurance policies shall cover the Owners 418 Charterers, promptly execute such documents as may mortgagee(s) (if any), and 419 be required to enable the Charterers to abandon the 372 the Charterers according to their respective interests. 420 Vessel to insurers and claim a constructive total loss. 373 Subject to the provisions of the agreed loss payable clauses, Financial Instrument, if 421 (f) For the purpose of insurance coverage against hull 374 any, and the approval of the Owners and the insurers, 422 and machinery and war risks under the provisions of 375 the Charterers shall effect all insured repairs and shall 423 sub-clause 13(a), the value of the Vessel is the sum 376 undertake settlement and reimbursement from the 424 indicated in Clause 39 (Insurance).Box 29. 377 insurers of all costs in connection with such repairs as 425 14. Insurance, Repairs and Classification 378 well as insured charges, expenses and liabilities to the 426 (Optional, only to apply if expressly agreed and stated 379 extent of coverage under the insurances herein provided 427 in Box 29, in which event Clause 13 shall be considered 380 for. 428 deleted). 381 The Charterers also to remain responsible for and to 429 (a) During the Charter Period the Vessel shall be kept 382 effect repairs and settlement of costs and expenses Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 430 insured by the Owners at their expense against hull and 492 for such loss shall be paid to the Owners, who shall 431 machinery and war risks under the form of policy or 493 distribute the moneys between themselves and the 432 policies attached hereto. The Owners and/or insurers 494 Charterers according to their respective interests. 433 shall not have any right of recovery or subrogation 495 (i) If the Vessel becomes an actual, constructive, 434 against the Charterers on account of loss of or any 496 compromised or agreed total loss under the insurances 435 damage to the Vessel or her machinery or appurt-497 arranged by the Owners in accordance with sub-clause 436 enances covered by such insurance, or on account of 498 14(a), this Charter shall terminate as of the date of such 437 payments made to discharge claims against or liabilities 499 loss. 438 of the Vessel or the Owners covered by such insurance. 439 Insurance policies shall cover the Owners and the 500 (j) The Charterers shall upon the request of the 440 Charterers according to their respective interests. 501 Owners, promptly execute such documents as may be 502 required to enable the Owners to abandon the Vessel 441 (b) During the Charter Period the Vessel shall be kept 503 to the insurers and claim a constructive total loss. 442 insured by the Charterers at their expense against 443 Protection and Indemnity risks (and any risks against 504 (k) For the purpose of insurance coverage against hull 444 which it is compulsory to insure for the operation of the 505 and machinery and war risks under the provisions of 445 Vessel, including maintaining financial security in 506 sub-clause 14(a), the value of the Vessel is the sum 446 accordance with sub-clause 10(a)(iii)) in such form as 507 indicated in Box 29. 447 the Owners shall in writing approve which approval shall 508 (l) Notwithstanding anything contained in sub-clause 448 not be unreasonably withheld. 509 10(a), it is agreed that under the provisions of Clause 449 (c) In the event that any act or negligence of the 510 14, if applicable, the Owners shall keep the Vessel’s 450 Charterers shall vitiate any of the insurance herein 511 Class fully up to date with the Classification Society 451 provided, the Charterers shall pay to the Owners all 512 indicated in Box 10 and maintain all other necessary 452 losses and indemnify the Owners against all claims and 513 certificates in force at all times. 453 demands which would otherwise have been covered by 454 such insurance. 514 15. Redelivery (See Clause 41.6) 515 At the expiration of the Charter Period the Vessel shall 455 (d) The Charterers shall, subject to the approval of the 516 be redelivered by the Charterers to the Owners at a 456 Owners or Owners’ Underwriters, effect all insured 517 safe and ice-free port or place as indicated in Box 16, in 457 repairs, and the Charterers shall undertake settlement 518 such ready safe berth as the Owners may direct. The 458 of all miscellaneous expenses in connection with such 519 Charterers shall give the Owners not less than thirty 459 repairs as well as all insured charges, expenses and 520 (30) running days’ preliminary notice of expected date, 460 liabilities, to the extent of coverage under the insurances 521 range of ports of redelivery or port or place of redelivery 461 provided for under the provisions of sub-clause 14(a). 522 and not less than fourteen (14) running days’ definite 462 The Charterers to be secured reimbursement through 523 notice of expected date and port or place of redelivery. 463 the Owners’ Underwriters for such expenditures upon 524 Any changes thereafter in the Vessel’s position shall be 464 presentation of accounts. 525 notified immediately to the Owners. 465 (e) The Charterers to remain responsible for and to 526 The Charterers warrant that they will not permit the 466 effect repairs and settlement of costs and expenses 527 Vessel to commence a voyage (including any preceding 467 incurred thereby in respect of all other repairs not 528 ballast voyage) which cannot reasonably be expected 468 covered by the insurances and/or not exceeding any 529 to be completed in time to allow redelivery of the Vessel 469 possible franchise(s) or deductibles provided for in the 530 within the Charter Period. Notwithstanding the above, 470 insurances. 531 should the Charterers fail to redeliver the Vessel within 532 The Charter Period, the Charterers shall pay the daily 471 (f) All time used for repairs under the provisions of 533 equivalent to the rate of hire stated in Box 22 plus 10 472 sub-clauses 14(d) and 14(e) and for repairs of latent 534 per cent. or to the market rate, whichever is the higher, 473 defects according to Clause 3 above, including any 535 for the number of days by which the Charter Period is 474 deviation, shall be for the Charterers’ account and shall 536 exceeded. All other terms, conditions and provisions of 475 form part of the Charter Period. 537 this Charter shall continue to apply. 476 The Owners shall not be responsible for any expenses 538 Subject to the provisions of Clause 10, the Vessel shall 477 as are incident to the use and operation of the Vessel 539 be redelivered to the Owners in the same or as good 478 for such time as may be required to make such repairs. 540 structure, state, condition and class as that in which she 479 (g) If the conditions of the above insurances permit 541 was delivered, fair wear and tear not affecting class 480 additional insurance to be placed by the parties such 542 excepted. 481 cover shall be limited to the amount for each party set 543 The Vessel upon redelivery shall have her survey cycles 482 out in Box 30 and Box 31, respectively. The Owners or 544 up to date and trading and class certificates valid for at 483 the Charterers as the case may be shall immediately 545 least the number of months agreed in Box 17. 484 furnish the other party with particulars of any additional 546 16. Non-Lien 485 insurance effected, including copies of any cover notes 547 Save for Permitted Security Interest (if any), The 486 or policies and the written consent of the insurers of Charterers will not suffer, nor permit to be continued, 487 any such required insurance in any case where the 548 any lien or encumbrance incurred by them or their 488 consent of such insurers is necessary. 549 agents, which might have priority over the title and 489 (h) Should the Vessel become an actual, constructive, 550 interest of the Owners in the Vessel. The Charterers 490 compromised or agreed total loss under the insurances 551 further agree to fasten to the Vessel in a conspicuous 491 required under sub-clause 14(a), all insurance payments 552 place and to keep so fastened during the Charter Period Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 553 a notice reading as follows: 609 (a) The Charterers shall not assign this Charter nor 554 “This Vessel is the property of (name of Owners). It is 610 sub-charter the Vessel on a bareboat basis except with 555 under charter to (name of Charterers) and by the terms 611 the prior consent in writing of the Owners, which shall 556 of the Charter Party neither the Charterers nor the 612 not be unreasonably withheld, and subject to such terms 557 Master have any right, power or authority to create, incur 613 and conditions as the Owners shall approve. 558 or permit to be imposed on the Vessel any lien 614 (b) The Owners shall not sell the Vessel during the 559 whatsoever.” or a notice in such analogous form as 615 currency of this Charter except with the prior written reasonably required by any Mortgagee(s). 616 consent of the Charterers, which shall not be unreason-617 ably withheld, and subject to the buyer accepting an 560 17. Indemnity (See Clauses 38.3 (Possession of Vessel), 618 assignment of this Charter. 39.16 (Insurance), 39.17 (Insurance), 39.18 619 23. Contracts of Carriage (Insurance), 41.4 (Termination, Redelivery and Total 620 *) (a) The Charterers are to procure that all documents Loss), 53 (Indemnities) and 55.4 (Increased Costs)) 621 issued during the Charter Period evidencing the terms 561 (a) The Charterers shall indemnify the Owners against 622 and conditions agreed in respect of carriage of goods 562 any loss, damage or expense incurred by the Owners 623 shall contain a paramount clause incorporating any 563 arising out of or in relation to the operation of the Vessel 624 legislation relating to carrier’s liability for cargo 564 by the Charterers, and against any lien of whatsoever 625 compulsorily applicable in the trade; if no such legislation 565 nature arising out of an event occurring during the 626 exists, the documents shall incorporate the Hague-Visby 566 Charter Period. If the Vessel be arrested or otherwise 627 Rules. The documents shall also contain the New Jason 567 detained by reason of claims or liens arising out of her 628 Clause and the Both-to-Blame Collision Clause. 568 operation hereunder by the Charterers, the Charterers 569 shall at their own expense take all reasonable steps to 629 *) (b) The Charterers are to procure that all passenger 570 secure that within a reasonable time the Vessel is 630 tickets issued during the Charter Period for the carriage 571 released, including the provision of bail. 631 of passengers and their luggage under this Charter shall 572 Without prejudice to the generality of the foregoing, the 632 contain a paramount clause incorporating any legislation 573 Charterers agree to indemnify the Owners against all 633 relating to carrier’s liability for passengers and their 574 consequences or liabilities arising from the Master, 634 luggage compulsorily applicable in the trade; if no such 575 officers or agents signing Bills of Lading or other 635 legislation exists, the passenger tickets shall incorporate 576 documents. 636 the Athens Convention Relating to the Carriage of 637 Passengers and their Luggage by Sea, 1974, and any 577 (b) If the Vessel be arrested or otherwise detained by 638 protocol thereto. 578 reason of a claim or claims against the Owners, the 639 *) Delete as applicable. 579 Owners shall at their own expense take all reasonable 580 steps to secure that within a reasonable time the Vessel 640 24. Bank Corporate Guarantee 581 is released, including the provision of bail. 641 (Optional, only to apply if Box 27 filled in) 582 In such circumstances the Owners shall indemnify the 642 The Charterers undertake to furnish, on or about the 583 Charterers against any loss, damage or expense date of this Charter, before delivery of 584 incurred by the Charterers (including hire paid under 643 the Vessel, a first class bank guarantee or bond in the 585 this Charter) as a direct consequence of such arrest or 644 sum and at the place as indicated in Box 27 as a corporate 586 detention. guarantee from the Guarantors as guarantee and the 587 18. Lien other Security Documents (if not already earlier 588 The Owners to shall have a lien upon all cargoes, sub-hires entered into) 589 and sub-freights belonging or due to the Charterers or 645 for full performance of their obligations under this 590 any sub-charterers and any Bill of Lading freight for all 646 Charter. 591 claims under this Charter., and the Charterers to have a 647 25. Requisition/Acquisition 592 lien on the Vessel for all moneys paid in advance and 648 (a) Subject to the provisions of the Financial 593 not earned. Instruments (if any) and the General Assignment, Iin 594 19. Salvage the event of the Requisition for Hire of the Vessel 595 All salvage and towage performed by the Vessel shall 649 by any governmental or other competent authority 596 be for the Charterers’ benefit and the cost of repairing 650 (hereinafter referred to as “Requisition for Hire”) 597 damage occasioned thereby shall be borne by the 651 irrespective of the date during the Charter Period when 598 Charterers. 652 “Requisition for Hire” may occur and irrespective of the 599 20. Wreck Removal 653 length thereof and whether or not it be for an indefinite 600 In the event of the Vessel becoming a wreck or 654 or a limited period of time, and irrespective of whether it 601 obstruction to navigation the Charterers shall indemnify 655 may or will remain in force for the remainder of the 602 the Owners against any sums whatsoever which the 656 Charter Period, this Charter shall not be deemed thereby 603 Owners shall become liable to pay and shall pay in 657 or thereupon to be frustrated or otherwise terminated 604 consequence of the Vessel becoming a wreck or 658 and the Charterers shall continue to pay the stipulated 605 obstruction to navigation. 659 hire in the manner provided by this Charter until the time 660 when the Charter would have terminated pursuant to 606 21. General Average 607 The Owners shall not contribute to General Average. 661 any of the provisions hereof. always provided however 662 that in the event of “Requisition for Hire” any Requisition 608 22. Assignment, Sub-Charter and Sale (See Clause 63 663 Hire or compensation received or receivable by the (Assignment and Transfer)) 664 Owners shall be payable to the Charterers during the Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 665 remainder of the Charter Period or the period of the 714 Clause 14 is applicable, should require payment of 666 “Requisition for Hire” whichever be the shorter. 715 premiums and/or calls because, pursuant to the 667 (b) Subject to the other provisions of this Charter and 716 Charterers’ orders, the Vessel is within, or is due to enter the Financial Instruments (if any) Iin the event of the 717 and remain within, any area or areas which are specified Owners being deprived of their 718 by such insurers as being subject to additional premiums 668 ownership in the Vessel by any Compulsory Acquisition 719 because of War Risks, then such premiums and/or calls 669 of the Vessel or requisition for title by any governmental 720 shall be reimbursed by the Charterers to the Owners at 670 or other competent authority (hereinafter referred to as 721 the same time as the next payment of hire is due. 671 “Compulsory Acquisition”), then, irrespective of the date 722 (e) The Charterers shall have the liberty: 672 during the Charter Period when “Compulsory Acqui- 723 (i) to comply with all orders, directions, recommend-673 sition” may occur, this Charter shall be deemed 724 ations or advice as to departure, arrival, routes, 674 terminated as of the date of such “Compulsory 725 sailing in convoy, ports of call, stoppages, 675 Acquisition”. In such event Charter Hire to be considered 726 destinations, discharge of cargo, delivery, or in any 676 as earned and to shall be paid up to the date and time of 727 other way whatsoever, which are given by the 677 such “Compulsory Acquisition”. 728 Government of the Nation under whose flag the 678 26. War 729 Vessel sails, or any other Government, body or 730 group whatsoever acting with the power to compel 679 (a) Subject to the provisions of the Financial 731 compliance with their orders or directions; Instruments (if any) FfFor the purpose of this Clause, the words “War 732 (ii) to comply with the orders, directions or recom-680 Risks” shall include any war (whether actual or 733 mendations of any war risks underwriters who have 681 threatened), act of war, civil war, hostilities, revolution, 734 the authority to give the same under the terms of 682 rebellion, civil commotion, warlike operations, the laying 735 the war risks insurance; 683 of mines (whether actual or reported), acts of piracy, 736 (iii) to comply with the terms of any resolution of the 684 acts of terrorists, acts of hostility or malicious damage, 737 Security Council of the United Nations, any 685 blockades (whether imposed against all vessels or 738 directives of the European Community, the effective 686 imposed selectively against vessels of certain flags or 739 orders of any other Supranational body which has 687 ownership, or against certain cargoes or crews or 740 the right to issue and give the same, and with 688 otherwise howsoever), by any person, body, terrorist or 741 national laws aimed at enforcing the same to which 689 political group, or the Government of any state 742 the Owners are subject, and to obey the orders 690 whatsoever, which may be dangerous or are likely to be 743 and directions of those who are charged with their 691 or to become dangerous to the Vessel, her cargo, crew 744 enforcement. 692 or other persons on board the Vessel. 745 (f) In the event of outbreak of war (whether there be a 693 (b) The Vessel, unless the written consent of the 746 declaration of war or not) (i) between any two or more 694 Owners be first obtained and adequate insurances are 747 of the following countries: the United States of America; obtained (such adequacy to be deteremined by the 748 Russia; the United Kingdom; France; and the People’s Owners (acting reasonably)),unless trading within the 749 Republic of China, (ii) between any two or more of the limits and safe places in accordance with The 750 countries stated in Box 36, both the Owners and the Approved Sub-charter and the Charterer has effected 751 Charterers shall have the right to cancel this Charter, the additional premium required by the Vessels 752 whereupon the Charterers shall redeliver the Vessel to insurers and prior notice has been given to the 753 the Owners in accordance with Clause 15, if the Vessel Owners about the details of the itineary and the 754 has cargo on board after discharge thereof at 755 destination, or if debarred under this Clause from additional insurances of the Vessel, shall not continue 756 reaching or entering it at a near, open and safe port as to or go 757 directed by the Owners, or if the Vessel has no cargo 695 through any port, place, area or zone (whether of land 758 on board, at the port at which the Vessel then is or if at 696 or sea), or any waterway or canal, where it reasonably 759 sea at a near, open and safe port as directed by the 697 appears that the Vessel, her cargo, crew or other 760 Owners. In all cases hire shall continue to be paid in 698 persons on board the Vessel, in the reasonable 761 accordance with Clause 11 and except as aforesaid all 699 judgement of the Owners, may be, or are likely to be, 762 other provisions of this Charter shall apply until 700 exposed to War Risks. Should the Vessel be within any 763 redelivery the end of the Charter Period. 701 such place as aforesaid, which only becomes danger- 702 ous, or is likely to be or to become dangerous, after her 764 27. Commission 703 entry into it, the Owners shall have the right to require 765 The Owners to pay a commission at the rate indicated 704 the Vessel to leave such area. 766 in Box 33 to the Brokers named in Box 33 on any hire 705 (c) The Vessel shall not load contraband cargo, or to 767 paid under the Charter. If no rate is indicated in Box 33, 706 pass through any blockade, whether such blockade be 768 the commission to be paid by the Owners shall cover 707 imposed on all vessels, or is imposed selectively in any 769 the actual expenses of the Brokers and a reasonable 708 way whatsoever against vessels of certain flags or 770 fee for their work. 709 ownership, or against certain cargoes or crews or 771 If the full hire is not paid owing to breach of the Charter 710 otherwise howsoever, or to proceed to an area where 772 by either of the parties the party liable therefor shall 711 she shall be subject, or is likely to be subject to 773 indemnify the Brokers against their loss of commission. 712 a belligerent’s right of search and/or confiscation. 774 Should the parties agree to cancel the Charter, the 775 Owners shall indemnify the Brokers against any loss of 713 (d) If the insurers of the war risks insurance, when 776 commission but in such case the commission shall not Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 777 exceed the brokerage on one year’s hire. 837 (d) Either party shall be entitled to terminate this 838 Charter with immediate effect by written notice to the 778 28. Termination (See Clauses 41 (Termination, 839 other party in the event of an order being made or Redelivery and Total Loss) and 49 (Termination 840 resolution passed for the winding up, dissolution, Events)) 841 liquidation or bankruptcy of the other party (otherwise 779 (a) Charterers’ Default 842 than for the purpose of reconstruction or amalgamation) 780 The Owners shall be entitled to withdraw the Vessel from 843 or if a receiver is appointed, or if it suspends payment, 781 the service of the Charterers and terminate the Charter 844 ceases to carry on business or makes any special 782 with immediate effect by written notice to the Charterers if: 845 arrangement or composition with its creditors. 783 (i) the Charterers fail to pay hire in accordance with 846 (e) The termination of this Charter shall be without 784 Clause 11. However, where there is a failure to 847 prejudice to all rights accrued due between the parties 785 make punctual payment of hire due to oversight, 848 prior to the date of termination and to any claim that 786 negligence, errors or omissions on the part of the 849 either party might have. 787 Charterers or their bankers, the Owners shall give 788 the Charterers written notice of the number of clear 850 29. Repossession (See also Clauses 41 (Termination, 789 banking days stated in Box 34 (as recognised at Redelivery and Total Loss) and 49 (Termination Events)) 790 the agreed place of payment) in which to rectify In the event the Vessel Is due for redelivery pursuant 791 the failure, and when so rectified within such to Clause 41.6 (Termination, Redelivery and Total 792 number of days following the Owners’ notice, the Loss) or Owners have made a request for redelivery 793 payment shall stand as regular and punctual. of the Vessel in accordance with the applicable 794 Failure by the Charterers to pay hire within the provisions of Clause 41.10 (Termination, Redelivery 795 number of days stated in Box 34 of their receiving and Total Loss), 796 the Owners’ notice as provided herein, shall entitle 851 In the event of the termination of this Charter in 797 the Owners to withdraw the Vessel from the service 852 accordance with the applicable provisions of Clause 28, 798 of the Charterers and terminate the Charter without 853 the Owners shall have the right to repossess the Vessel 799 further notice; 854 from the Charterers at her current or next port of call, or 800 (ii) the Charterers fail to comply with the requirements of: 855 at a port or place convenient to them without hindrance 801 (1) Clause 6 (Trading Restrictions) 856 or interference by the Charterers, courts or local 857 authorities. Pending physical repossession of the Vessel 802 (2) Clause 13(a) (Insurance and Repairs) 858 in accordance with this Clause 29, the Charterers shall 803 provided that the Owners shall have the option, by 804 written notice to the Charterers, to give the 859 hold the Vessel as gratuitous bailee only to the Owners and 805 Charterers a specified number of days grace within the Charterers shall procure that the master and crew 806 which to rectify the failure without prejudice to the follow the directions of the Owners (but always 807 Owners’ right to withdraw and terminate under this provided that the safety of the Vessel and Iits crew 808 Clause if the Charterers fail to comply with such shall not be materially and adversely compromised).. 809 notice; 860 The Owners shall arrange for an authorised represent-810 (iii) the Charterers fail to rectify any failure to comply 861 ative to board the Vessel as soon as reasonably 811 with the requirements of sub-clause 10(a)(i) 862 practicable following the termination of the Charter. The 812 (Maintenance and Repairs) as soon as practically 863 Vessel shall be deemed to be repossessed by the 813 possible after the Owners have requested them in 864 Owners from the Charterers upon the boarding of the 814 writing so to do and in any event so that the Vessel’s 865 Vessel by the Owners’ representative. All arrangements 815 insurance cover is not prejudiced. 866 and expenses relating to the settling of wages, 867 disembarkation and repatriation of the Charterers’ 816 (b) Owners’ Default 868 Master, officers and crew shall be the sole responsibility 817 If the Owners shall by any act or omission be in breach 869 of the Charterers. 818 of their obligations under this Charter to the extent that 819 the Charterers are deprived of the use of the Vessel 870 30. Dispute Resolution (See Clause 65 (Governing Law 820 and such breach continues for a period of fourteen (14) and Enforcement)) 821 running days after written notice thereof has been given 871 *) (a) This Contract shall be governed by and construed 822 by the Charterers to the Owners, the Charterers shall 872 in accordance with English law and any dispute arising 823 be entitled to terminate this Charter with immediate effect 873 out of or in connection with this Contract shall be referred 824 by written notice to the Owners. 874 to arbitration in London in accordance with the Arbitration 875 Act 1996 or any statutory modification or re-enactment 825 (c) Loss of Vessel 876 thereof save to the extent necessary to give effect to 826 This Charter shall be deemed to be terminated if the 877 the provisions of this Clause. 827 Vessel becomes a total loss or is declared as a 878 The arbitration shall be conducted in accordance with 828 constructive or compromised or arranged total loss. For 879 the London Maritime Arbitrators Association (LMAA) 829 the purpose of this sub-clause, the Vessel shall not be 880 Terms current at the time when the arbitration proceed-830 deemed to be lost unless she has either become an 881 ings are commenced. 831 actual total loss or agreement has been reached with 882 The reference shall be to three arbitrators. A party 832 her underwriters in respect of her constructive, 883 wishing to refer a dispute to arbitration shall appoint its 833 compromised or arranged total loss or if such agreement 884 arbitrator and send notice of such appointment in writing 834 with her underwriters is not reached it is adjudged by a 885 to the other party requiring the other party to appoint its 835 competent tribunal that a constructive loss of the Vessel 886 own arbitrator within 14 calendar days of that notice and 836 has occurred. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II BARECON 2001 Standard Bareboat Charter 887 stating that it will appoint its arbitrator as sole arbitrator 942 notice (the “Mediation Notice”) calling on the other 888 unless the other party appoints its own arbitrator and 943 party to agree to mediation. 889 gives notice that it has done so within the 14 days 944 (ii) The other party shall thereupon within 14 calendar 890 specified. If the other party does not appoint its own 945 days of receipt of the Mediation Notice confirm that 891 arbitrator and give notice that it has done so within the 946 they agree to mediation, in which case the parties 892 14 days specified, the party referring a dispute to 947 shall thereafter agree a mediator within a further 893 arbitration may, without the requirement of any further 948 14 calendar days, failing which on the application 894 prior notice to the other party, appoint its arbitrator as 949 of either party a mediator will be appointed promptly 895 sole arbitrator and shall advise the other party 950 by the Arbitration Tribunal (“the Tribunal”) or such 896 accordingly. The award of a sole arbitrator shall be 951 person as the Tribunal may designate for that 897 binding on both parties as if he had been appointed by 952 purpose. The mediation shall be conducted in such 898 agreement. 953 place and in accordance with such procedure and 899 Nothing herein shall prevent the parties agreeing in 954 on such terms as the parties may agree or, in the 900 writing to vary these provisions to provide for the 955 event of disagreement, as may be set by the 901 appointment of a sole arbitrator. 956 mediator. 902 In cases where neither the claim nor any counterclaim 903 exceeds the sum of US$50,000 (or such other sum as 957 (iii) If the other party does not agree to mediate, that 904 the parties may agree) the arbitration shall be conducted 958 fact may be brought to the attention of the Tribunal 905 in accordance with the LMAA Small Claims Procedure 959 and may be taken into account by the Tribunal when 906 current at the time when the arbitration proceedings are 960 allocating the costs of the arbitration as between 907 commenced. 961 the parties. 908 *) (b) This Contract shall be governed by and construed 962 (iv) The mediation shall not affect the right of either 909 in accordance with Title 9 of the United States Code 963 party to seek such relief or take such steps as it 910 and the Maritime Law of the United States and any 964 considers necessary to protect its interest. 911 dispute arising out of or in connection with this Contract 965 (v) Either party may advise the Tribunal that they have 912 shall be referred to three persons at New York, one to 966 agreed to mediation. The arbitration procedure shall 913 be appointed by each of the parties hereto, and the third 967 continue during the conduct of the mediation but 914 by the two so chosen; their decision or that of any two 968 the Tribunal may take the mediation timetable into 915 of them shall be final, and for the purposes of enforcing 969 account when setting the timetable for steps in the 916 any award, judgement may be entered on an award by 970 arbitration. 917 any court of competent jurisdiction. The proceedings 918 shall be conducted in accordance with the rules of the 971 (vi) Unless otherwise agreed or specified in the 919 Society of Maritime Arbitrators, Inc. 972 mediation terms, each party shall bear its own costs 920 In cases where neither the claim nor any counterclaim 973 incurred in the mediation and the parties shall share 921 exceeds the sum of US$50,000 (or such other sum as 974 equally the mediator’s costs and expenses. 922 the parties may agree) the arbitration shall be conducted 975 (vii) The mediation process shall be without prejudice 923 in accordance with the Shortened Arbitration Procedure 976 and confidential and no information or documents 924 of the Society of Maritime Arbitrators, Inc. current at 977 disclosed during it shall be revealed to the Tribunal 925 the time when the arbitration proceedings are commenced. 978 except to the extent that they are disclosable under 926 *) (c) This Contract shall be governed by and construed 979 the law and procedure governing the arbitration. 927 in accordance with the laws of the place mutually agreed 980 (Note: The parties should be aware that the mediation 928 by the parties and any dispute arising out of or in 981 process may not necessarily interrupt time limits.) 929 connection with this Contract shall be referred to 982 (e) If Box 35 in Part I is not appropriately filled in, sub-clause 930 arbitration at a mutually agreed place, subject to the 983 30(a) of this Clause shall apply. Sub-clause 30(d) shall 931 procedures applicable there. 984 apply in all cases. 932 (d) Notwithstanding (a), (b) or (c) above, the parties 985 *) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; 933 may agree at any time to refer to mediation any 986 indicate alternative agreed in Box 35. 934 difference and/or dispute arising out of or in connection 935 with this Contract. 987 31. Notices (See Clause 44 (Notices)) 936 In the case of a dispute in respect of which arbitration 988 (a) Any notice to be given by either party to the other 937 has been commenced under (a), (b) or (c) above, the 989 party shall be in writing and may be sent by fax, telex, 938 following shall apply:- 990 registered or recorded mail or by personal service. 939 (i) Either party may at any time and from time to time 991 (b) The address of the Parties for service of such 940 elect to refer the dispute or part of the dispute to 992 communication shall be as stated in Boxes 3 and 4 941 mediation by service on the other party of a written 993 respectively. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY (Optional, only to apply if expressly agreed and stated in Box 37) 1. Specifications and Building Contract 62 Builders have estimated that the Vessel will be ready for 2 (a) The Vessel shall be constructed in accordance with 63 delivery to the Owners as therein provided but the delivery 3 the Building Contract (hereafter called “the Building 64 date for the purpose of this Charter shall be the date when 4 Contract”) as annexed to this Charter, made between the 65 the Vessel is in fact ready for delivery by the Builders after 5 Builders and the Owners and in accordance with the 66 completion of trials whether that be before or after as 6 specifications and plans annexed thereto, such Building 67 indicated in the Building Contract. The Charterers shall not 7 Contract, specifications and plans having been counter- 68 be entitled to refuse acceptance of delivery of the Vessel 8 signed as approved by the Charterers. 69 and upon and after such acceptance, subject to Clause 70 1(d), the Charterers shall not be entitled to make any claim 9 (b) No change shall be made in the Building Contract or 71 against the Owners in respect of any conditions, 10 in the specifications or plans of the Vessel as approved by 72 representations or warranties, whether express or implied, 11 the Charterers as aforesaid, without the Charterers’ 73 as to the seaworthiness of the Vessel or in respect of delay 12 consent. 74 in delivery. 13 (c) The Charterers shall have the right to send their 75 (b) If for any reason other than a default by the Owners 14 representative to the Builders’ Yard to inspect the Vessel 76 under the Building Contract, the Builders become entitled 15 during the course of her construction to satisfy themselves 77 under that Contract not to deliver the Vessel to the Owners, 16 that construction is in accordance with such approved 78 the Owners shall upon giving to the Charterers written 17 specifications and plans as referred to under sub-clause 79 notice of Builders becoming so entitled, be excused from 18 (a) of this Clause. 80 giving delivery of the Vessel to the Charterers and upon 19 (d) The Vessel shall be built in accordance with the 81 receipt of such notice by the Charterers this Charter shall 20 Building Contract and shall be of the description set out 82 cease to have effect. 21 therein. Subject to the provisions of sub-clause 2(c)(ii) 83 (c) If for any reason the Owners become entitled under 22 hereunder, the Charterers shall be bound to accept the 84 the Building Contract to reject the Vessel the Owners shall, 23 Vessel from the Owners, completed and constructed in 85 before exercising such right of rejection, consult the 24 accordance with the Building Contract, on the date of 86 Charterers and thereupon 25 delivery by the Builders. The Charterers undertake that 26 having accepted the Vessel they will not thereafter raise 87 (i) if the Charterers do not wish to take delivery of the Vessel 27 any claims against the Owners in respect of the Vessel’s 88 they shall inform the Owners within seven (7) running days 28 performance or specification or defects, if any. 89 by notice in writing and upon receipt by the Owners of such 29 Nevertheless, in respect of any repairs, replacements or 90 notice this Charter shall cease to have effect; or 30 defects which appear within the first 12 months from 91 (ii) if the Charterers wish to take delivery of the Vessel 31 delivery by the Builders, the Owners shall endeavour to 92 they may by notice in writing within seven (7) running days 32 compel the Builders to repair, replace or remedy any defects 93 require the Owners to negotiate with the Builders as to the 33 or to recover from the Builders any expenditure incurred in 94 terms on which delivery should be taken and/or refrain from 34 carrying out such repairs, replacements or remedies. 95 exercising their right to rejection and upon receipt of such 35 However, the Owners’ liability to the Charterers shall be 96 notice the Owners shall commence such negotiations and/ 36 limited to the extent the Owners have a valid claim against 97 or take delivery of the Vessel from the Builders and deliver 37 the Builders under the guarantee clause of the Building 98 her to the Charterers; 38 Contract (a copy whereof has been supplied to the 39 Charterers). The Charterers shall be bound to accept such 99 (iii) in no circumstances shall the Charterers be entitled to 40 sums as the Owners are reasonably able to recover under 100 reject the Vessel unless the Owners are able to reject the 41 this Clause and shall make no further claim on the Owners 101 Vessel from the Builders; 42 for the difference between the amount(s) so recovered and 102 (iv) if this Charter terminates under sub-clause (b) or (c) of 43 the actual expenditure on repairs, replacement or 103 this Clause, the Owners shall thereafter not be liable to the 44 remedying defects or for any loss of time incurred. 104 Charterers for any claim under or arising out of this Charter 45 Any liquidated damages for physical defects or deficiencies 105 or its termination. 46 shall accrue to the account of the party stated in Box 41(a) 47 or if not filled in shall be shared equally between the parties. 106 (d) Any liquidated damages for delay in delivery under the 48 The costs of pursuing a claim or claims against the Builders 107 Building Contract and any costs incurred in pursuing a claim 49 under this Clause (including any liability to the Builders) 108 therefor shall accrue to the account of the party stated in 50 shall be borne by the party stated in Box 41(b) or if not 109 Box 41(c) or if not filled in shall be shared equally between 51 filled in shall be shared equally between the parties. 110 the parties. 52 2. Time and Place of Delivery 111 3. Guarantee Works 53 (a) Subject to the Vessel having completed her 112 If not otherwise agreed, the Owners authorise the 54 acceptance trials including trials of cargo equipment in 113 Charterers to arrange for the guarantee works to be 55 accordance with the Building Contract and specifications 114 performed in accordance with the building contract terms, 56 to the satisfaction of the Charterers, the Owners shall give 115 and hire to continue during the period of guarantee works. 57 and the Charterers shall take delivery of the Vessel afloat 116 The Charterers have to advise the Owners about the 58 when ready for delivery and properly documented at the 117 performance to the extent the Owners may request. 59 Builders’ Yard or some other safe and readily accessible 118 4. Name of Vessel 60 dock, wharf or place as may be agreed between the parties 119 The name of the Vessel shall be mutually agreed between 61 hereto and the Builders. Under the Building Contract the 120 the Owners and the Charterers and the Vessel shall be Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY (Optional, only to apply if expressly agreed and stated in Box 37) 121 painted in the colours, display the funnel insignia and fly 128 shall bear all survey expenses and all other costs, if any, 122 the house flag as required by the Charterers. 129 including the cost of docking and undocking, if required, 130 as well as all repair costs incurred. The Charterers shall 123 5. Survey on Redelivery 131 also bear all loss of time spent in connection with any 124 The Owners and the Charterers shall appoint surveyors 132 docking and undocking as well as repairs, which shall be 125 for the purpose of determining and agreeing in writing the 133 paid at the rate of hire per day or pro rata. 126 condition of the Vessel at the time of re-delivery. 127 Without prejudice to Clause 15 (Part II), the Charterers Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV HIRE/PURCHASE AGREEMENT (Optional, only to apply if expressly agreed and stated in Box 42) 1 On expiration of this Charter and provided the 27 shall be for Sellers’ account. Charterers 28 In exchange for payment of the last month’s hire 2 have fulfilled their obligations according to Part I and II 29 instalment the Sellers shall furnish the Buyers with a 3 as well as Part III, if applicable, it is agreed, that on 30 Bill of Sale duly attested and legalized, together with a 4 payment of the final payment of hire as per Clause 11 31 certificate setting out the registered encumbrances, if 5 the Charterers have purchased the Vessel with 32 any. On delivery of the Vessel the Sellers shall provide 6 everything belonging to her and the Vessel is fully paid 33 for deletion of the Vessel from the Ship’s Register and 7 for. 34 deliver a certificate of deletion to the Buyers. 8 In the following paragraphs the Owners are referred to 35 The Sellers shall, at the time of delivery, hand to the 9 as the Sellers and the Charterers as the Buyers. 36 Buyers all classification certificates (for hull, engines, 10 The Vessel shall be delivered by the Sellers and taken 37 anchors, chains, etc.), as well as all plans which may 11 over by the Buyers on expiration of the Charter. 38 be in Sellers’ possession. 12 The Sellers guarantee that the Vessel, at the time of 39 The Wireless Installation and Nautical Instruments, 13 delivery, is free from all encumbrances and maritime 40 unless on hire, shall be included in the sale without any 14 liens or any debts whatsoever other than those arising 41 extra payment. 15 from anything done or not done by the Buyers or any 42 The Vessel with everything belonging to her shall be at 16 existing mortgage agreed not to be paid off by the time 43 Sellers’ risk and expense until she is delivered to the 17 of delivery. Should any claims, which have been incurred 44 Buyers, subject to the conditions of this Contract and 18 prior to the time of delivery be made against the Vessel, 45 the Vessel with everything belonging to her shall be 19 the Sellers hereby undertake to indemnify the Buyers 46 delivered and taken over as she is at the time of delivery, 20 against all consequences of such claims to the extent it 47 after which the Sellers shall have no responsibility for 21 can be proved that the Sellers are responsible for such 48 possible faults or deficiencies of any description. 22 claims. Any taxes, notarial, consular and other charges 49 The Buyers undertake to pay for the repatriation of the 23 and expenses connected with the purchase and 50 Master, officers and other personnel if appointed by the 24 registration under Buyers’ flag, shall be for Buyers’ 51 Sellers to the port where the Vessel entered the Bareboat 25 account. Any taxes, consular and other charges and 52 Charter as per Clause 3 (Part II) or to pay the equivalent 26 expenses connected with closing of the Sellers’ register, 53 cost for their journey to any other place. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART V PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY (Optional, only to apply if expressly agreed and stated in Box 43) 1 1. Definitions 17 3. Termination of Charter by Default 2 For the purpose of this PART V, the following terms shall 18 If the Vessel chartered under this Charter is registered 3 have the meanings hereby assigned to them: 19 in a Bareboat Charter Registry as stated in Box 44, and 4 “The Bareboat Charter Registry” shall mean the registry 20 if the Owners shall default in the payment of any amounts 5 of the State whose flag the Vessel will fly and in which 21 due under the mortgage(s) specified in Box 28, the 6 the Charterers are registered as the bareboat charterers 22 Charterers shall, if so required by the mortgagee, direct 7 during the period of the Bareboat Charter. 23 the Owners to re-register the Vessel in the Underlying 8 “The Underlying Registry” shall mean the registry of the 24 Registry as shown in Box 45. 9 state in which the Owners of the Vessel are registered 25 In the event of the Vessel being deleted from the 10 as Owners and to which jurisdiction and control of the 26 Bareboat Charter Registry as stated in Box 44, due to a 11 Vessel will revert upon termination of the Bareboat 27 default by the Owners in the payment of any amounts 12 Charter Registration. 28 due under the mortgage(s), the Charterers shall have 29 the right to terminate this Charter forthwith and without 13 2. Mortgage 30 prejudice to any other claim they may have against the 14 The Vessel chartered under this Charter is financed by 31 Owners under this Charter. 15 a mortgage and the provisions of Clause 12(b) (Part II) 16 shall apply. Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

EXECUTION VERSION

ADDITIONAL CLAUSES TO BARECON 2001 DATED         11 January 2024

CLAUSE 32 - CHARTER PERIOD

32.1	The period of this Charter (the “Charter Period”) shall, subject to the terms of this Charter, continue for a period of eighty-four (84) months starting from the Commencement Date.

32.2	Notwithstanding the fact that the Charter Period shall commence on the Commencement Date, this Charter shall be:

(a)	in full force and effect; and

(b)	valid, binding and enforceable against the parties hereto,

with effect from the date hereof until the end of the Charter Period (subject to the terms of this Charter).

CLAUSE 33 - CANCELLATION

33.1	If:

(a)	the Vessel is not delivered by the Charterers as sellers to the Owners as buyers under the MOA by the Cancelling Date (or such later date as the parties to the MOA may agree); or

(b)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason (in whole or in part),

33.2	then this Charter shall immediately terminate and be cancelled (without prejudice to Clause 53 - (Indemnities) and without the need for either the Owners or the Charterers to take any action whatsoever), provided that the Owners shall be entitled to retain all fees and expenses paid by the Charterers pursuant to Clause 42 - (Fees and Expenses) (and without prejudice to Clause 42 - (Fees and Expenses) and any clause of the MOA, if such fees have not been paid, the Charterers shall forthwith pay such fees and expenses to the Owners in accordance with Clause 42 - (Fees and Expenses) and such payment shall be irrevocable and unconditional and is acknowledged by the Charterers to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform its obligations under this Charter. For the avoidance of doubt, the termination of this Charter shall not prejudice the operation of any provision of any Leasing Document which is expressed to survive the termination or cancellation of this Charter).

CLAUSE 34 - DELIVERY AND CHARTER OF VESSEL

34.1	This Charter is part of a transaction involving the sale, purchase and charter back of the Vessel and constitutes one of the Leasing Documents.

34.2	The obligation of the Owners to charter the Vessel to the Charterers hereunder is subject to and conditional upon:

(a)	the delivery to and acceptance by the Owners as buyers of the Vessel under the MOA;

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(b)	no Potential Termination Event or Termination Event having occurred which is continuing from the date of this Charter to the last day of the Charter Period (inclusive);

(c)	the representations and warranties contained in Clause 45 - (Representations and Warranties) being true and correct on the date hereof and each day thereafter until and including the last date of the Charter Period;

(d)	the Delivery occurring on or before the Cancelling Date; and

(e)	the Owners having received from the Charterers:

(i)	on or before the date of the Payment Notice (or on a date otherwise specified thereunder), the documents or evidence set out in Part A of Schedule 2 in form and substance satisfactory to them; and

(ii)	on the Commencement Date and prior to or simultaneously with the Owners executing a dated and timed copy of the protocol of delivery and acceptance evidencing delivery of the Vessel under the MOA and a dated and timed copy of the Acceptance Certificate, the documents or evidence set out in Part B of Schedule 2 in form and substance satisfactory to them, and if any of the documents listed in Schedule 2 are not in the English language then, where required by the Owners, they shall be accompanied by a certified English translation.

34.3	The conditions precedent specified in Clause 34.2(e) are inserted for the sole benefit of the Owners and may be waived or deferred in whole or in part and with or without conditions by the Owners.

34.4	On delivery to and acceptance by the Owners (in their capacity as buyers) of the Vessel from the Charterers (in their capacity as sellers) under the MOA, the Vessel shall be deemed to have been delivered to, and accepted without reservation by, the Charterers under this Charter and the Charterers shall become and be entitled to the possession and use of the Vessel on and subject to the terms and conditions of this Charter on the same day as the delivery date of the Vessel under the MOA.

34.5	On Delivery, as evidence of the commencement of the Charter Period, the Charterers shall sign and deliver to the Owners, the Acceptance Certificate. The Charterers shall be deemed to have accepted the Vessel under this Charter, and the commencement of the Charter Period having started, on Delivery even if, for whatever reason, the Acceptance Certificate is not signed and/or the Charterers do not take actual possession of the Vessel at that time.

34.6	The Charterers shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter once the Vessel has been delivered to and accepted by the Owners (in their capacity as buyers) from the Charterers (in their capacity as sellers) under the MOA, and the Owners shall not be liable for any losses, costs or expenses whatsoever or howsoever arising including without limitation, any loss of profit or any loss or otherwise:

(a)	resulting directly or indirectly from any defect or alleged defect in the Vessel (including but not limited to any deficiency in seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or the eligibility of the Vessel for any particular trade or operation) or any failure of the Vessel; or

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(b)	arising from any delay in the commencement of the Charter Period or any failure of the Charter Period to commence.

34.7	The Owners shall not be obliged to deliver the Vessel to the Charterers with any bunkers and unused lubricating oils and hydraulic oils and greases in storage tanks and unopened drums of the Vessel except for such items which are already on the Vessel on Delivery. The Owners shall not be responsible for the fitness, quality or quantity of any such bunkers and unused lubricating oils and hydraulic oils and greases and the Charterers shall make no claim against Owners in respect of the same.

34.8	The Charterers shall procure receipt by the Owners of the conditions subsequent set out in Part C of Schedule 2 in a form and substance satisfactory to the Owners within the time periods permitted therein.

CLAUSE 35 - QUIET ENJOYMENT

35.1	Provided that no Termination Event or Total Loss has occurred, the Owners hereby agree not to disturb or interfere with the Charterers’ lawful use, possession and quiet enjoyment of the Vessel during the Charter Period.

CLAUSE 36 - CHARTERHIRE AND ADVANCE CHARTERHIRE

36.1	In consideration of the Owners agreeing to charter the Vessel to the Charterers under this Charter at the request of the Charterers, the Charterers hereby irrevocably and unconditionally agree to pay to the Owners the Charterhire, the Advance Charterhire, the Option Premium and all other amounts payable under this Charter in accordance with the terms of this Charter.

36.2	The Charterers shall pay to the Owners on the Commencement Date, an amount which is equal to the difference between the Purchase Price and the Opening Capital Balance as of the Commencement Date (the “Advance Charterhire”).

36.3	The Charterers shall be deemed to have paid the Advance Charterhire to the Owners on the Commencement Date by the Owners (as buyers under the MOA) setting off an amount equal to the Advance Charterhire against a corresponding amount of the Purchase Price payable by the Owners to the Charterers (as sellers) under the MOA.

36.4	The Advance Charterhire shall not bear interest and shall be non-refundable.

36.5	Following Delivery and commencing from the Commencement Date, the Charterers shall pay the Charterhire in arrears in quarterly instalments on each Payment Date.

36.6	Charterhire shall be payable in arrears on the following dates (each a “Payment Date”):

(a)	on the date falling three (3) months after the Commencement Date (the “First Payment Date”), the first instalment of Charterhire shall be payable; and

(b)	on each date falling three (3) months thereafter during the Charter Period (other than the last day of the Charter Period), each subsequent instalment of Charterhire (other than the last instalment of Charterhire); and

(c)	on the last day of the Charter Period, the final instalment of Charterhire, such that there is a total of twenty eight (28) Payment Dates during the Charter Period.

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36.7	Payment of the Charterhire on any Payment Date shall be made in same day available funds and received by the Owners by not later than 4.00 pm (Beijing time). Any payment of Charterhire which is due to be made on a Payment Date which is not also a Business Day shall be made on the previous Business Day instead.

36.8	Time of payment of the Charterhire and any other payments by the Charterers under this Charter shall be of the essence of this Charter.

36.9	All payments of the Charterhire and any other moneys payable hereunder shall be made in Dollars.

36.10	All payments of the Charterhire and any other moneys payable hereunder shall be payable by the Charterers to the Owners’ designated bank account as the Owners may notify the Charterers in writing from time to time.

36.11	Payment of the Charterhire and any other amounts under this Charter shall be at the Charterers’ risk until receipt by the Owners.

36.12	The Vessel shall not at any time be deemed off-hire and the Charterers’ obligation to pay the Charterhire and any other amounts payable in this Charter (including but not limited to the Termination Sum) in Dollars shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever including but not limited to:

(a)	(except in the case of the Advance Charterhire) any set off, counterclaim, recoupment, defence, claim or other right which the Charterers may at any time have against the Owners or any other person for any reason whatsoever including, without limitation, any act, omission or breach on the part of the Owners under this Charter or any other agreement at any time existing between the Owners and the Charterers;

(b)	any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterers, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;

(c)	any title defect or encumbrance or any dispossession of the Vessel by title paramount or otherwise;

(d)	any defect in the seaworthiness, condition, value, design, merchantability, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade, or for registration or documentation under the laws of any relevant jurisdiction;

(e)	the Total Loss or any damage to or forfeiture or court marshall’s or other sale of the Vessel if the Termination Sum or any part thereof remains due;

(f)	any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in, the use or possession thereof by the Charterers unless for such period where such arrest, detention or seizure is solely attributable to the fault of the Owners;

(g)	any insolvency, bankruptcy, reorganization, arrangement, readjustment, dissolution, liquidation or similar proceedings by or against the Charterers and any other Relevant Person;

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(h)	any invalidity, unenforceability, lack of due authorization or other defects, or any failure or delay in performing or complying with any of the terms and provisions of this Charter or any of the Leasing Documents by any party to this Charter or any other person;

(i)	any enforcement or attempted enforcement by the Owners of their rights under this Charter or any of the Leasing Documents executed or to be executed pursuant to this Charter;

(j)	any loss of use of the Vessel due to deficiency or default or strike of officers or crew, fire, breakdown, damage, accident, defective cargo or any other cause which would or might but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter; or

(k)	any prevention, delay, deviation or disruption in the use of the Vessel resulting from the wide outbreak of any viruses or any other highly infectious or contagious diseases (including the 2019 novel coronavirus), including but not limited to those caused by:

(i)	closure of ports;

(ii)	prohibitions or restrictions against the Vessel calling at or passing through certain ports;

(iii)	restriction in the movement of personnel and/or shortage of labour affecting the operation of the Vessel or the operation of the ports (including stevedoring operations);

(iv)	quarantine regulations affecting the Vessel, its cargo, the crew members or relevant port personnel;

(v)	fumigation or cleaning of the Vessel; or

(vi)	any claims raised by any Approved Sub-charterer or manager of the Vessel that a force majeure event or termination event (or any other analogous event howsoever called) has occurred under the relevant charter agreement or management agreement (as the case may be) of the Vessel as a result of the outbreak of such viruses.

36.13	All stamp duty, value added tax (for the avoidance of doubt, including without limitation, goods and services tax), withholding or other taxes and import and export duties and all other similar types of charges which may be levied or assessed on or in connection with:

(a)	the operation of this Charter in respect of the hire and all other payments to be made pursuant to this Charter and the remittance thereof to the Owners; and

(b)	the import, export, purchase, operation, delivery and re-delivery of the Vessel,

shall be borne by the Charterers. The Charterers shall pay, if applicable, value added tax and other similar tax levied on any Charterhire and other payments payable under this Charter by addition to, and at the time of payment of, such amounts. If any such taxes arise as a result of (i) the Owners being incorporated in Hong Kong and (ii) the introduction or alteration after the date of this Charter of a law in Hong Kong or an alteration after the date of this Charter in the manner in which a law in Hong Kong is interpreted or applied (the “Tax Changes”). Provided that if after the Owners and the Charterers having exercised reasonable endeavours to mitigate the effect of the Tax Changes (at the cost of the Charterers) following notification from the Owners to the Charterers regarding the occurrence of the Tax Changes such Tax Changes continue to have the same effect, the Charterers shall have the option to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

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CLAUSE 37 - DEFAULT INTEREST

37.1	If the Charterers fail to make any payment due under this Charter on the due date, they shall pay additional interest on such late payment at a rate which is equal to one per cent. (1%) per annum above the applicable interest rate for the relevant Hire Period which shall apply prior to, during or following Delivery and shall accrue on a daily basis from the date on which such payment became due up to and excluding the date of payment thereof, and the Charterers and the Owners agree that such default rate is proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform its obligations under this Charter.

37.2	All interest (including default interest) and any other payments under this Charter which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) days’ year.

CLAUSE 38 - POSSESSION OF VESSEL

38.1	The Charterers shall not, without the prior written consent of the Owners, assign, mortgage or pledge the Vessel or any interest therein, its Earnings, Insurances and/or any Requisition Compensation and shall not permit the creation or existence of any Security Interest thereon (including for any monies paid in advance and not earned, and for any claims for damages arising from any breach by the Owners of this Charter and other amounts due to the Charterers under this Charter) except for the Permitted Security Interests.

38.2	The Charterers shall promptly notify any party (including, without limitation, the Trafigura Charterer or any other Approved Sub-charterer of the Vessel) (as the Owners may request) in writing that the Vessel is the property of the Owners and the Charterers shall provide the Owners with a copy of such written notification and satisfactory evidence to the opinion of the Owners that such party has received such written notification.

38.3	Subject to Clause 38.4, if the Vessel is arrested, seized, impounded, forfeited, detained or taken out of their possession or control (whether or not pursuant to any distress, execution or other legal process), the Charterers shall procure the immediate release of the Vessel (whether by providing bail or procuring the provision of security or otherwise do such lawful things as the circumstances may require) and shall immediately notify the Owners of such event and shall indemnify the Owners against all losses, costs or charges incurred by the Owners by reason thereof in re-taking possession or otherwise in re-acquiring the Vessel. Without prejudice to the generality of the foregoing and Clause 52 - , the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the master, officers or agents signing bills of lading or other documents.

38.4	If the Vessel is arrested or otherwise detained solely because of the Owners’ direct actions or omissions and for reasons which are not in any part of a consequence of contributory negligence and/or wilful misconduct of any Approved Sub-charterer, a Relevant Person or any other member of the Group (or its affiliates), the Owners shall at their own expense take all reasonable steps to procure that the Vessel is released within a reasonable time.

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38.5	The Charterers shall pay and discharge or cause the Trafigura Charterer or any other sub- charterer of the Vessel to pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens on or claims enforceable against the Vessel. The Charterers shall take all steps to prevent (and shall procure that any sub-charterer of the Vessel shall take all steps to prevent) an arrest (threatened or otherwise) of the Vessel.

CLAUSE 39 - INSURANCE

39.1	The Charterers shall procure that the insurances for the Vessel are effected:

(a)	in Dollars;

(b)	in the case of fire and usual hull and machinery, marine risks and war risks (including blocking and trapping), on an agreed value basis of at least the higher of (i) one hundred per cent (100%) of then applicable Market Value of the Vessel and (ii) one hundred and twenty per cent (120%) of the then prevailing Owners’ Costs;

(c)	in the case of oil pollution liability risks for the Vessel, for an aggregate amount equal to the higher of (i) $1,000,000,000 and (ii) the highest level of cover from time to time available under protection and indemnity club entry and in the international marine insurance market;

(d)	in the case of protection and indemnity risks, in respect of the full tonnage of the Vessel and with a protection and indemnity club which is a member of the International Group of Protection and Indemnity Clubs;

(e)	with first class international insurers and/or underwriters acceptable to the Owners and having a Standard & Poor’s rating of BBB+ or above, a Moody’s rating of A or above or an AM Best rating of A- or above or otherwise acceptable to the Owners or, in the case of war risks through a protection and indemnity club which meets the requirements of paragraph (d) above; and

(f)	on terms and in form acceptable to the Owners and the Owners’ Financiers (if any).

39.2	In addition to the terms set out in Clause 13(a) (Insurance and Repairs), the Charterers shall procure that the Obligatory Insurances shall:

(a)	subject always to paragraph (b), name the Charterers, the Approved Manager and the Owners(and if applicable the Owners’ Financiers if so required by the Owners) as the only named assureds unless the interest of every other named assured or co-assured is limited:

(i)	in respect of any Obligatory Insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against them); and

(ii)	in respect of any Obligatory Insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them, and every other named assured or co-assured has undertaken in writing to the Owners or the Owners’ Financiers (in such form as they may require) that any deductible shall be apportioned between the Charterers and every other named assured or co-assured (save for the Owners or the Owners’ Financiers (if any)) in proportion to the gross claims made by or paid to each of them and that they shall do all things necessary and provide all documents, evidence and information to enable the Owners and the Owners’ Financiers (if any) in accordance with the terms of the loss payable clause, to collect or recover any moneys which at any time become payable in respect of the Obligatory Insurances;

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(b)	whenever the Owners’ Financiers (if any) require:

(i)	in respect of fire and other usual marine risks and war risks, name (or be amended to name) the same as additional named assured for their rights and interests, warranted no operational interest and with full waiver of rights of subrogation against such financiers, but without such financiers thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)	in relation to protection and indemnity risks, name (or be amended to name) the same as additional insured or co-assured for their rights and interests to the extent permissible under the relevant protection and indemnity club rules; and

(iii)	name the same and the Owners as respectively the first ranking loss payee and the second ranking loss payee (and in the absence of any financiers, the Owners as first ranking loss payee) in accordance with the terms of the relevant loss payable clauses approved by the Owners’ Financiers and the Owners with such directions for payment in accordance with the terms of such relevant loss payable clause, as the Owners and the Owners’ Financiers (if any) may specify;

(c)	provide that all payments by or on behalf of the insurers under the Obligatory Insurances to the Owners and/or the Owners’ Financiers (as applicable) shall be made without set-off, counterclaim, deductions or condition whatsoever;

(d)	provide that such Obligatory Insurances shall be primary without right of contribution from other insurances which may be carried by the Owners or the Owners’ Financiers (if any);

(e)	provide that the Owners and/or the Owners’ Financiers (if any) may make proof of loss if the Charterers fail to do so; and

(f)	provide that if any Obligatory Insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Owners and/or the Owners’ Financiers (if any), or if any Obligatory Insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to the Owners and/or the Owners’ Financiers (if any) for thirty (30) days after receipt by the Owners and/or the Owners’ Financiers (if any) of prior written notice from the insurers of such cancellation, change or lapse.

39.3	The Charterers shall:

(a)	at least fifteen (15) days prior to Delivery (or such shorter period agreed by the parties), notify in writing the Owners of the terms and conditions of all Insurances (copied to the Owners’ Financiers (if any) and the brokers or insurers with whom the Insurances are or will be placed);

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(b)	at least fifteen (15) days before the expiry of any obligatory insurance or otherwise before the change of appointment of any brokers (or other insurers) and any protection and indemnity or war risks association through which Obligatory Insurances are taken from time to time pursuant to this Clause 39 - (Insurance), notify the Owners (copied to the Owners’ Financiers (if any)) of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Charterers propose to renew or obtain that Obligatory Insurance and of the proposed terms of such renewed or new insurance cover and obtain the Owners’ approval to such matters;

(c)	at least seven (7) days before the expiry of any Obligatory Insurance, procure that such Obligatory Insurance is renewed or to be renewed on its expiry date in accordance with the provisions of this Charter;

(d)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal or the effective date of the new insurance and protection and indemnity cover notify the Owners (copied to the Owners’ Financiers (if any)) in writing of the terms and conditions of the renewal; and

(e)	as soon as practicable after the expiry of any Obligatory Insurance and within thirty (30) days after such expiry, deliver to the Owners a letter of undertaking as required by this Charter in respect of such Insurances for the Vessel as renewed pursuant to Clause 39.3(c) (Insurance) together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Owners and/or the Owners’ Financiers (if any).

39.4	The Charterers shall ensure that all insurance companies and/or underwriters, and/or insurance brokers (if any) provide the Owners with copies (or upon the Owners’ request, originals) of policies, cover notes and certificates of entry relating to the Obligatory Insurances which they are to effect or renew and letter or letters of undertaking in a form required by the Owners and/or the Owners’ Financiers (if any) and including undertakings by the insurance companies and/or underwriters that:

(a)	they will have endorsed on each policy, immediately upon issuance, a loss payable clause and a notice of assignment complying with the provisions of this Charter and the Financial Instruments;

(b)	they will hold the benefit of such policies and such insurances, to the order of the Owners and/or the Owners’ Financiers (if any) and/or such other party in accordance with the said loss payable clause;

(c)	they will advise the Owners and the Owners’ Financiers (if any) promptly of any material change to the terms of the Obligatory Insurances of which they are aware;

(d)	(i) they will indicate in the letters of undertaking that they will immediately notify the Owners and the Owners’ Financiers (if any) when any cancellation, charge or lapse of the relevant obligatory insurance occur and (ii) following a written application from the Owners and/or the Owners’ Financiers (if any) not later than one (1) month before the expiry of the Obligatory Insurances they will notify the Owners and the Owners’ Financiers (if any) not less than fourteen (14) days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Charterers and, in the event of their receiving instructions to renew, they will promptly notify the Owners and the Owners’ Financiers (if any) of the terms of the instructions; and

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(e)	if any of the Obligatory Insurances form part of any fleet cover, the Charterers shall procure that the insurance broker(s), or leading insurer, as the case may be, undertakes to the Owners and the Owners’ Financiers (if any) that such insurance broker or insurer will not set off against any sum recoverable in respect of a claim relating to the Vessel under such Obligatory Insurances any premiums due in respect of any other vessel under any fleet cover of which the Vessel forms a part or any premium due for other insurances, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums, and they will not cancel such Obligatory Insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Owners and/or the Owners’ Financiers (if any) and where practicable.

39.5	The Charterers shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provides the Owners and the Owners’ Financiers (if any) with:

(a)	a copy of the certificate of entry for the Vessel as soon as such certificate of entry is issued;

(b)	a letter or letters of undertaking in such form as may be required by the Owners and the Owners’ Financiers (if any) or in such association’s standard form; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Vessel.

39.6	The Charterers shall ensure that all policies relating to Obligatory Insurances are deposited with the approved brokers (if any) through which the insurances are effected or renewed.

39.7	The Charterers shall procure that all premiums or other sums payable in respect of the Obligatory Insurances are punctually paid and produce all relevant receipts when so required by the Owners.

39.8	The Charterers shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

39.9	The Charterers shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum payable under an Obligatory Insurance repayable in whole or in part; and, in particular:

(a)	the Charterers shall procure that all necessary action is taken and all requirements are complied with which may from time to time be applicable to the Obligatory Insurances, and (without limiting the obligations contained in this Clause 39 - (Insurance)) ensure that the Obligatory Insurances are not made subject to any exclusions or qualifications to which the Owners have not given their prior approval (unless such exclusions or qualifications are made in accordance with the rules of a protection and indemnity association which is a member of the International Group of Protection And Indemnity Clubs);

(b)	the Charterers shall not make or permit any changes relating to the classification or the classification society of the Vessel or, subject to procuring the provision of a replacement manager’s undertaking in substantially the same form as the Manager’s Undertaking, any changes to the manager or operator of the Vessel unless such changes have, if required, first been approved by the underwriters of the Obligatory Insurances, the Owners and the Owners’ Financiers (if any);

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(c)	the Charterers shall procure that all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) are made and the Charterers shall promptly provide the Owners with copies of such declarations and a copy of its valid certificate of financial responsibility; and

(d)	the Charterers shall not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the Obligatory Insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

39.10	The Charterers shall not make or agree to any alteration to the terms of any Obligatory Insurance nor waive any right relating to any Obligatory Insurance without the prior written consent of the Owners and the Owners’ Financiers (if any).

39.11	The Charterers shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Owners to collect or recover any moneys which at any time become payable in respect of the Obligatory Insurances.

39.12	The Charterers shall provide the Owners upon written request (except that upon the occurrence of a Total Loss or a Major Casualty the Charterers shall provide the following immediately without the Owners’ making any request), copies of:

(a)	all communications between the Charterers and:

(i)	the approved brokers;

(ii)	the approved protection and indemnity and/or war risks associations; and/or

(iii)	the approved insurers and/or underwriters, which relate directly or indirectly to:

(A)	the Charterers’ obligations relating to the Obligatory Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(B)	any credit arrangements made between the Charterers and any of the persons referred to in paragraphs (i) or (ii) above relating wholly or partly to the effecting or maintenance of the Obligatory Insurances; and

(b)	any communication with any party involved in case of a claim under any of the Vessel’s insurances.

39.13	The Charterers shall promptly provide the Owners (or any persons which they may designate) with:

(a)	any information which the Owners or the Owners’ Financiers (or any such designated person) request for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Obligatory Insurances effected or proposed to be effected; and/or

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(ii)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13(a) (Insurance and Repairs) or Clause 39 - (Insurance) dealing with or considering any matters relating to any such insurances; and

(b)	copies of any communication between all parties involved in case of a claim under any of the Vessel’s insurances exceeding the Major Casualty amount.

39.14	If one or more of the Obligatory Insurances are not effected and maintained with first class international insurers or are effected with an insurance or captive Subsidiary of the Owners or the Charterers, then the Charterers shall procure, at their own expense, that the relevant insurers maintain in full force and effect facultative reinsurances with reinsurers and through brokers, in each case, of recognised standing and acceptable in all respects to the Owners. Any reinsurance policy shall include, if and when permitted by law, a cut-through clause in a form acceptable to the Owners and/or the Owners’ Financiers (if any). The Charterers shall procure that underwriters of the primary insurances assign each reinsurance to the relevant financiers in full, if required.

39.15	The Charterers shall upon demand fully indemnify the Owners (including if requested by the Owners, make direct payment to the relevant insurer or broker for the same) in respect of all premiums and other expenses which are incurred by:

(a)	the Owners in connection with or with a view to effecting, maintaining or renewing an innocent owners interest insurance and an innocent owners additional perils insurance or any similar protective shipowner insurance that is taken out in respect of the Vessel; and/or

(b)	the Owners’ Financiers (if any) in connection with or with a view to effecting, maintaining or renewing a mortgagee’s interest insurance, a mortgagee’s additional perils insurance, all protection and indemnity insurance that is taken out in respect of the Vessel subject to the Owners’ Financiers (if any) having provided to the Owners at the relevant time any form of loan facility to refinance the Vessel, in the case as referred to in paragraph (a), in an amount not exceeding one hundred and twenty per cent (120%) of the Owners’ Costs from time to time or in the case as referred to in paragraph (b), in an amount not exceeding one hundred and twenty per cent (120%) of the relevant outstanding loan amount from time to time and on such other terms, through such insurers and generally in such manner as the Owners or the Owners’ Financiers (as the case may be) may from time to time consider appropriate.

39.16	The Charterers shall be solely responsible for and indemnify the Owners in respect of all loss or damage to the Vessel (insofar as the Owners shall not be reimbursed by the proceeds of any insurance in respect thereof) however caused occurring at any time or times before physical possession thereof is retaken by the Owners, with only reasonable wear and tear to the Vessel excepted.

39.17	The Charterers shall reimburse or indemnify the Owners for any expenses incurred or to be incurred by the Owners in obtaining a detailed report signed by an independent firm of marine insurance brokers approved by the Owners dealing with the Obligatory Insurances and stating the opinion of such firm as to the adequacy of the Obligatory Insurances:

(a)	when an agreed form of such detailed report satisfactory to the Owners is obtained as a condition precedent requirement under Schedule 2 of this Charter;

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(b)	when the Owners procure the issuance of such detailed report no more than once every calendar year, unless a Termination Event has occurred in which case such reports may be procured at the Charterer’s cost at any such time; and

(c)	further from time to time upon the Owners’ demand where, in the Owners’ opinion, at any time during the Charter Period there has been a material change in the terms of the Insurances and/or a change in the circumstances which would materially adversely affect the adequacy of the Obligatory Insurances.

39.18	The Charterers shall:

(a)	keep the Vessel insured at their expense against such other risks (other than loss of hire which shall be insured against upon an occurrence and during the continuance of a Termination Event) which the Owners or the Owners’ Financiers consider reasonable for a prudent shipowner or operator to insure against for trading, management, operational and/or safety purposes at the relevant time (as notified by the Owners and having regard to the then existing available insurance cover and standard practice in the operation of vessels of the same type as the Vessel) and which risks are, at that time, generally insured against by owners or operators of vessels similar to the Vessel or of the same type as the Vessel (excluding loss of hire); and

(b)	upon demand fully indemnify the Owners in respect of all premiums and other expenses incurred by the Owners in respect of any other insurances (other than loss of hire insurances which the Owners may take out upon an occurrence and during the continuance of a Termination Event) which the Owners deem necessary (having regard to the existing insurance cover and market practice for the trading, management, operation and safety of vessels of the same type) and takes out in respect of the Vessel.

CLAUSE 40 - WARRANTIES RELATING TO VESSEL

40.1	It is expressly agreed and acknowledged that the Owners are not the manufacturer or original supplier of the Vessel but that the Owners (in their capacity as buyers) have purchased the Vessel from the Charterers (in their capacity as sellers) pursuant to the MOA at the request of the Charterers, for the purpose of then chartering the Vessel to the Charterers hereunder and that no condition, term, warranty or representation of any kind is or has been given to the Charterers by or on behalf of the Owners in respect of the Vessel (or any part thereof).

40.2	All conditions, terms or warranties express or implied by the law relating to the specifications, quality, description, merchantability or fitness for any purpose of the Vessel (or any part thereof) or otherwise are hereby expressly excluded.

40.3	The Charterers agree and acknowledge that the Owners shall not be liable for any claim, loss, damage, expense or other liability of any kind or nature caused directly or indirectly by the Vessel or by any inadequacy thereof or the use or performance thereof or any repairs thereto or servicing thereof and the Charterers shall not by reason thereof be released from any liability to pay any Charterhire or other payment due under this Charter.

40.4	The Charterers further agree and acknowledge that the Owners are not operating the Vessel and the liability to surrender any Emission Allowances in respect of the Vessel under any applicable Emission Scheme shall lie with the Charterers and/or any other organisation or person whom the Charterers have contractually agreed to take over all duties and responsibilities (including any sub-charterer of the Vessel or the Approved Manager) imposed by the ISM Code, and the Charterers hereby agree that they shall promptly upon the Owners’ request, provide and submit a signed mandate letter in the form acceptable to the Owners (acting reasonably) and the relevant authority and any other information and documents as required by the relevant authority.

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40.5	Without prejudice to Clause 40.4, in relation to EU ETS:

(a)	the Charterers acknowledge that if the Vessel stops at ports in the European Union, they will incur liabilities under EU ETS and Fuel EU Maritime;

(b)	the Charterers acknowledge and agree that if they intend to sail the Vessel into ports in the European Union, the Charterers shall register the Vessel as part of a Shipping Company as required under the EU ETS and shall comply in all respects with the EU ETS and Fuel EU Maritime;

(c)	if required by the Owners, the Charterers shall provide a letter in a format to be agreed by the Owners confirming that they have assumed responsibility for the operation of the Vessel from the Owners (the “ETS and Fuel EU Maritime Letter”); and

(d)	the Charterers shall submit the ETS and Fuel EU Maritime Letter to the relevant administering authority upon registration of the Vessel pursuant to the EU ETS and shall provide the Owners with evidence of such registration within fourteen (14) days.

CLAUSE 41 - TERMINATION, REDELIVERY AND TOTAL LOSS

Termination

41.1	Upon termination of the leasing of the Vessel under this Charter pursuant to Clause 49.2, the Charterers shall be obliged to pay the Owners the Termination Sum on the Termination Date and it is hereby agreed by the parties hereto that:

(a)	without prejudice to Clause 41.10(b), the obligation to pay the Termination Sum is a continuing obligation and shall survive the termination of the leasing of the Vessel under this Charter and shall continue in full force and effect until irrevocably and unconditionally paid in full;

(b)	payment of the Termination Sum is deemed to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners’ risk of the Charterers failing to perform its obligations under this Charter; and

(c)	subject to clause 49.5, the Termination Sum shall, depending on the nature of the Termination Event(s) on the basis of which the Owners serve a Termination Notice, be either an obligation to pay damages following acceptance by the Owners of a breach of condition by the Charterers or an obligation to pay an agreed sum in specified circumstances which do not involve a breach of contract by the Charterers.

41.2	If the Charterers fail to make any payment of the Termination Sum on the Termination Date, Clause 37.1 shall apply and the Owners shall be entitled to exercise their rights under Clauses 41.10 and 41.11.

41.3	Concurrently with the unconditional and irrevocable payment of the Termination Sum in full pursuant to the terms of this Charter, this Charter shall terminate and the Owners shall (save in the event of Total Loss or in the event that the Vessel has been sold or contracted to be sold pursuant to Clauses 41.10 and 41.11), at the cost of the Charterers, transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis to the Charterers or their nominees free from any registered mortgages, encumbrances, liens, debts or claims incurred or permitted by the Owners (save for those liens, encumbrances and debts incurred by the Charterers or arising out of or in connection with this Charter), and shall execute a bill of sale and a protocol of delivery and acceptance evidencing the same and such sale shall be completed otherwise in accordance with Clause 52.1.

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41.4	The Charterers hereby undertake to indemnify the Owners against any claims incurred in relation to the Vessel prior to such transfer of ownership. Any taxes, notarial, consular and other costs, charges and expenses connected with closing of the Owners’ register shall be for the Charterers’ account.

41.5	On natural expiration of this Charter, unless the Purchase Option Price or the Mandatory Sale Price is paid by the Charterers in accordance with Clause 51 - or Clause 50 - , the Charterers shall re-deliver the Vessel to the Owners in accordance with Clause 41.6 and shall ensure that they have fulfilled their obligations under this Charter and made payment of all Charterhire and all other moneys pursuant to the terms of this Charter. In such case, the Charterers shall give the Owners not less than 30/20/10/5 running days’ preliminary notice of expected date and port or place of redelivery and not less than 5/3/2/1/ running days’ definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel’s position shall be notified immediately to the Owners.

Redelivery

41.6	If the Charterers are required to redeliver the Vessel to the Owners pursuant to the terms of this Charter, the Vessel shall be redelivered and taken over safely afloat at a safe and accessible berth or anchorage in such location as the Owners may require (which, for the avoidance of doubt, shall exclude any war listed area declared by the Joint War Committee). The Charterers shall ensure that, at the time of redelivery to the Owners, the Vessel:

(a)	be in an equivalent class as she was as at the Commencement Date and without any recommendation or condition and with valid, unextended certificates for not less than six (6) months and free of average damage affecting the Vessel’s classification and in the same or as good structure, state, condition and classification as that in which she was deemed on the Commencement Date, fair wear and tear not affecting the Vessel’s classification excepted;

(b)	has passed her 5-year special survey (if applicable), and subsequent second intermediate surveys and drydock at the Charterers’ time and expense without any recommendation or condition:

(c)	to the satisfaction of the Approved Classification Society; and

(d)	in the case of the 5-year special survey, to the reasonable satisfaction of an Owners’ Surveyor appointed at the cost of the Charterers;

(e)	has her survey cycles up-to-date and trading and class certificate valid for at least the number of months agreed in Box 17;

(f)	be re-delivered to the Owners together with all spare parts and spare equipment as were on board at the time of Delivery, and any such spare parts and spare equipment on board at the time of re-delivery shall be taken over by the Owners free of charge;

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(g)	be free of any cargo and Security Interest (save for the Security Interests granted pursuant to the Financial Instruments, if any);

(h)	be free of any crew and officers unless otherwise instructed by the Owners;

(i)	be free of any charter or other employment (unless the Owners wish to retain the continuance of any prevailing charter or as otherwise agreed by the Owners in their absolute discretion); and

(j)	have such amount of bunkers on board the Vessel as would be sufficient to enable the Vessel to sail to the nearest bunker port in compliance with all bunkering fuel content regulations then applicable in such place of redelivery, including without limitation, the global sulphur limit imposed by the International Maritime Organization (IMO).

41.7	The Charterers warrant that they will not permit (or request any sub-charterer not to permit) the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within any time period required by Clause 41 - (Termination, Redelivery and Total Loss). If the time of actual redelivery is after the date on which redelivery is required to take place pursuant to Clause 41 - (the “Redelivery Date”), the Charterer shall, without prejudice to any other amounts payable under the Leasing Documents (including without limitation pursuant to Clause 41 - (Termination, Redelivery and Total Loss)) pay to the Owners, as from the first date following the Redelivery Date and for each day until the date on which the Vessel is redelivered in accordance with Clause 41.6, the rate of hire equivalent to the higher of:

(a)	the prevailing market rate for the bareboat chartering of vessels of a similar type as the Vessel (as determined by an Approved Valuer appointed by the Owners); and

(b)	the prevailing market rate for the chartering of vessels of a similar type as the Vessel on the Index.

For the avoidance of doubt, all other terms, conditions and provisions of this Charter and the other Leasing Documents shall continue to apply during such period.

41.8	The Charterers shall provide the Owners’ Surveyor with all such facilities and access to the Vessel as may be required to enable such Owners’ Surveyor to conduct its survey of the Vessel and shall take all such actions as may be reasonably recommended by the Owners’ Surveyor to ensure that the Vessel shall be redelivered in accordance with Clause 41.6. The Owners shall not be obliged to accept redelivery of the Vessel until the Owners are reasonably satisfied that all conditions for the redelivery of the Vessel under this Charter (including without limitation, Clause 41.6 and this Clause 41.8) are met, and the Vessel shall (if the redelivery is at the end of the Charter Period) continue to be on-hire under the terms of this Charter until such redelivery. The Owners reserve all rights to recover from the Charterers any costs, expense and/or liabilities incurred or suffered by them (including without limitation, the costs of any repairs which may be required to restore the Vessel to the condition required by Clause 41.6 as a result of the Vessel not being redelivered in accordance with the terms of this Charter).

41.9	The Owners shall, at the time of the redelivery of the Vessel, take over all bunkers, lubricating oil, unbroached provisions, paints, ropes, other consumable stores and spare parts in the Vessel (but, if (with the consent of the Owners) any time charter of the Vessel remains in place at the time of redelivery, excluding any bunkers or such other items owned by a third party time charterer, and in such case, the Charterers shall on demand reimburse the Owners for any amount the Owners have to pay to that time charterer for such bunkers or items) at no cost to the Owners.

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Non-payment of Termination Sum

41.10	Subject to the terms of any quiet enjoyment letter entered into with any sub charterers, the Charterers agree that should the Termination Sum not be paid on the Termination Date:

(a)	the Charterers’ right to possess and operate the Vessel shall immediately cease and (without in any way affecting the Charterers’ obligation to pay the Charterer the Termination Sum and comply with their other obligations under this Charter) the Charterers shall hold the Vessel as gratuitous bailee only to the Owners, the Charterers shall procure that the master and crew follow the orders and directions of the Owners and the Charterers shall, upon the Owners’ request (at Owners’ sole discretion), be obliged to immediately (and at the Charterers’ own cost) redeliver the Vessel to the Owners at such ready and nearest safe port or location as the Owners may require and for the avoidance of doubt, any such redelivery shall not extinguish the Owners’ right to recover the Termination Sum from the Charterers under this Charter;

(b)	the Owners shall be entitled (at Owners’ sole discretion) to operate the Vessel as they may require and may create whatsoever interests thereon, including without limitation short term charterparties or any other form of short term employment contracts provided such contracts do not interfere with the Vessel’s sale process, including relevant inspections, provided that the Earnings of the Vessel during such period less its operational expenses (which would include, without limitation, any costs in relation to the provision of bunkers and lubricating oils), (the “Net Trading Proceeds”) shall be applied against the Termination Sum and any other amounts payable under the Leasing Documents pursuant to Clause 64 - (General Application of Proceeds) provided, that if such use of the Vessel results in the Owners suffering a loss then such losses shall be included in the indemnities contained in Clause 53 - (Indemnities) and be added to the Termination Sum; and

(c)	the Owners shall be entitled (at Owners’ sole discretion) to immediately thereafter sell the Vessel to any third party on arm’s length terms taking into account the prevailing market conditions, provided that the Charterers may for a period not exceeding a total of sixty (60) days from the Termination Date (the “Nomination Period”) nominate or identify a purchaser for the Vessel (a “Nominated Purchaser”). During the Nomination Period the Owners and the Charterers shall use their reasonable endeavours to market the Vessel and the Owners shall sell the Vessel to a Nominated Purchaser and subject to all of the following conditions being satisfied:

(i)	the Nominated Purchaser is acceptable to the Owners (such acceptability not to be unreasonably withheld or delayed); and

(ii)	the price to be paid by the Nominated Purchaser (after deducting any commissions, taxes and other costs of sale) is equal to or more than the applicable Termination Sum (unless otherwise agreed by the Owners in their absolute discretion);

and any net sale proceeds (after deducting all fees, taxes, disbursements and any other costs and expenses incurred or suffered by the Owners in connection with such sale) (the “Net Sales Proceeds”) derived from any such sale to a Nominated Purchaser or any other person shall be applied towards reduction of the Termination Sum in accordance with Clause 64 - (General Application of Proceeds). If the Net Sales Proceeds are not sufficient to settle the Termination Sum in full, the Charterers shall remain liable to pay the shortfall and default interest shall continue to accrue on the unpaid portion of the Termination Sum in accordance with Clause 37.1. Irrespective of any sales efforts, the Charterers have the right at all times, during the Nomination Period or until the Owners’ Purchase (as referred to in Clause 41.11) is concluded or until any third party’s sale is concluded, to purchase the vessel with priority by paying the Termination Sum.

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41.11	The Owners may, by written notice to the Charterers at any time after the Nomination Period, inform the Charterers of the Owners’ intention to retain the Vessel instead of selling the Vessel under Clause 41.10(c) above, “Owners’ Purchase”, and in doing so, the Owners shall first obtain the Market Value of the Vessel (after deducting any commissions, taxes and costs which would be likely to be incurred in connection with a sale of the Vessel) and apply it towards the reduction of the Termination Sum calculated as of the day of the notice of the Owners’ Purchase. If the Market Value (less such deductions) of the Vessel as at the date of the notice of the Owners’ Purchase is less than the Termination Sum calculated as of the day of the notice of the Owners’ Purchase, the Charterers shall remain liable to pay the shortfall to the Owners and default interest shall continue to accrue on the unpaid portion of the Termination Sum. If the Market Value (less such deductions) of the Vessel as at the date of such nomination is more than the Termination Sum calculated as of the day of the notice of the Owners’ Purchase, the Owners shall pay the excess to Charterers within fifteen (15) days from the day of the notice of the Owners’ Purchase in accordance with Clause 64 - (General Application of Proceeds).

Total Loss

41.12	Throughout the Charter Period, the Charterer shall bear the full risk of any Total Loss of or any other damage to the Vessel howsoever arising. If the Vessel becomes a Total Loss after Delivery, the Charterer shall, subject to Clause 41.13, pay the Termination Sum to the Owners on the Total Loss Payment Date. Upon such receipt by the Owners of the Termination Sum, this Charter shall terminate (without prejudice to any provision of this Charter expressed to survive termination) but until such receipt, the Charterers shall remain liable to make all payments of Charterhire and all other amounts to the Owners under this Charter, notwithstanding that the Vessel has become a Total Loss.

41.13	Any Total Loss Proceeds unconditionally received by the Owners (or the Owners’ Financiers in accordance with the terms of the relevant loss payable clause) shall be applied in accordance with Clause 64 - (General Application of Proceeds) and shall satisfy the obligation of the Charterers to pay the Termination Sum to the extent received by the Owners (or the Owners’ Financiers in accordance with the terms of the relevant loss payable clause). The obligation of the Charterers to pay the Termination Sum shall remain unaffected and exist regardless of whether any of the insurers have agreed or refused to meet or has disputed in good faith, the claim for Total Loss.

41.14	If the Total Loss Proceeds unconditionally received by the Owners (or the Owners’ Financiers in accordance with the terms of the relevant loss payable clause) are less than the Termination Sum, the Charterers shall pay such shortfall to the Owner on the Total Loss Payment Date.

41.15	The Owners shall have no obligation to supply to the Charterers with a replacement vessel following the occurrence of a Total Loss.

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CLAUSE 42 - FEES AND EXPENSES

42.1	Without prejudice to any other rights of the Owners hereunder, the Charterers shall promptly pay to the Owners on written demand on a full indemnity basis all costs, charges and expenses incurred by the Owners in collecting any Charterhire or the Advance Charterhire or the Option Premium or other payments not paid on the due date under this Charter and in remedying any other failure of the Charterers to observe the terms and conditions of this Charter.

42.2	All documented costs and expenses (including, but not limited to, third party legal costs) incurred by the Owners or Owners’ legal counsel in the preparation, negotiation, finalisation and execution of all documentation in relation to this Charter or any other Leasing Document (including without limitation any registration or filing expenses, all documented costs incurred by the Owners and all third party legal costs, expenses and other disbursement incurred by the Owners’ legal counsels in connection with the same) shall be for the account of the Charterers (regardless of whether the transaction contemplated by the Leasing Documents actually completes).

42.3	All documented costs and expenses incurred by the Owners in relation to the acquisition, registration of title of the Vessel in the Owners’ name in the Flag State together with any and all fees (including but not limited to any vessel registration and tonnage fees and the Owners’ initial and ongoing annual registration and maintenance costs if required to be registered as a foreign maritime entity or the appointment of resident agents under the laws of the Flag State) payable by the Owners to register, maintain and/or renew such registration shall be for the account of the Charterers (regardless of whether the Vessel is delivered under the MOA and this Charter). Without prejudice to the foregoing, if the Flag State requires the Owners to establish a physical presence or office in the jurisdiction of such Flag State, all fees, costs and expenses payable by the Owners to establish and maintain such physical presence or office shall be for the account of the Charterers. The Charterers shall promptly provide the Owners with evidence of payment of the annual register/tonnage tax amounts payable to the Flag State or any other aforesaid costs, expenses and/or taxes when the same fall due.

42.4	All costs and expenses incurred by the Owners (including but not limited to legal fees) in relation to the transfer of title of the Vessel from the Owners to the Charterers and the re-delivery of the Vessel by the Charterers to the Owners pursuant to Clause 41 - (Termination, Redelivery and Total Loss) shall be for the account of the Charterers.

42.5	If:

(a)	the Charterers request an amendment, waiver or consent; or

(b)	the Charterers make a request to re-register the Vessel in another Flag State,

the Charterers shall, on demand, reimburse the Owners for the amount of all documented costs and expenses (including third party legal fees) incurred by the Owners in responding to, evaluating, negotiating or complying with that request or requirement (including, for the avoidance of doubt, any amounts the Owners have to pay under the terms of the Financial Instruments).

42.6	The Charterers shall, on demand, pay to the Owners the amount of all documented costs and expenses (including third party legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Leasing Document, including, without limitation, any action brought by the Owners to arrest or recover possession of the Vessel, and with any proceedings instituted by or against the Owners as a consequence of it entering into a Leasing Document or enforcing those rights.

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42.7	Notwithstanding anything to the contrary herein, the indemnities provided by the Charterers shall be provided in favour of the Owners and shall continue in full force and effect notwithstanding any breach of the terms of this Charter or termination of this Charter pursuant to the terms hereof.

CLAUSE 43 - NO WAIVER OF RIGHTS

43.1	No neglect, delay, act, omission or indulgence on the part of either party in enforcing the terms and conditions of this Charter or any other Leasing Document (to which they are party to) shall prejudice the strict rights of that party or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

43.2	No right or remedy conferred upon either party by this Charter or any other Leasing Document shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

CLAUSE 44 - NOTICES

44.1	Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Charter shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective address or email address:

(a)	to the Owners:	SEA 269 LEASING CO., LIMITED

21F, China Merchants Bank Building, No.1088, Lujiazui Ring Road,

Shanghai, China

Attention:

Email:

Tel:

(b)	to the Charterers:	Legio X Inc.

c/o TOP SHIPS INC.

Attention:

Email:

Tel:

Fax:

or, if a party hereto changes its address or email address, to such other address or email address as that party may notify to the other.

44.2	Any such communication shall be deemed to have reached the party to whom it was addressed (a) when delivered (in case of a registered letter), or (b) when actually received in readable form (in case of an email). A notice or other such communication received on a non-working day or after 5.00 p.m. in the place of receipt shall be deemed to be served on the next following working day in such place.

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CLAUSE 45 - REPRESENTATIONS AND WARRANTIES

45.1	The Charterers represent and warrant to the Owners as of the date hereof, and on each day during the Security Period, as follows:

(a)	100% of the issued and outstanding shares in the Charterers are legally, wholly and directly owned and controlled by the Guarantor and the Guarantor is controlled by companies affiliated with the family of Mr. Evangelos Pistiolis;

(b)	each Relevant Person or, to the best of its knowledge, the Approved Sub-charterer is duly incorporated and validly existing under the laws of its jurisdiction of its incorporation;

(c)	each Relevant Person or the Approved Sub-charterer has the corporate capacity, and has taken all corporate actions and obtained all consents, approvals, authorisations, licenses or permits necessary for it:

(i)	to execute each of the Leasing Documents to which it is a party; and

(ii)	to comply with and perform its obligations under each of the Leasing Documents to which it is a party;

(d)	all the consents, approvals, authorisations, licenses or permits referred to in Clause 45.1(c) (Representations and Warranties) remain in force and nothing has occurred which makes any of them liable to revocation;

(e)	each of the Leasing Documents and the Approved Sub-charter to which a Relevant Person or the Approved Sub-charterer is a party (as the case may be) constitutes such Relevant Person’s or the Approved Sub-charterer’s legal, valid and binding obligations enforceable against such party in accordance with its respective terms and any relevant insolvency laws affecting creditors’ rights generally;

(f)	the entry into and performance by each Relevant Person (and in the case of sub-paragraph (ii) below, the Approved Sub-charterer) of, and the transactions contemplated by, each Leasing Document to which it (and in the case of sub-paragraph (ii) below, the Approved Sub-charterer) is a party do not and will not conflict with:

(i)	any law or regulation applicable to it (including Anti-Money Laundering Laws, Business Ethics Laws, Sanctions or laws relating to anti-trust or collusion and laws relating to human rights violation);

(ii)	the constitutional documents of such Relevant Person; and

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

(g)	there are no outstanding notices or demands from any governmental, quasi-governmental or public authority or instrumentality or any other person claiming authority in respect of the Vessel requiring any work or other action to be taken or the expenditure of any money to be taken in respect of the Vessel or any part thereof;

(h)	the Vessel is free of encumbrances and liens except for the Permitted Security Interests; no third party has any Security Interest, other than the Permitted Security Interests, or any other interest, right or claim over, in or in relation to the Vessel, this Charter or any moneys payable hereunder and/or any of the other Leasing Documents;

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(i)	all payments which a Relevant Person is liable to make under any Leasing Document to which such Relevant Person is a party may be made by such party without deduction or withholding for or on account of any tax payable under the laws of its Relevant Jurisdiction;

(j)	no legal or administrative action involving a Relevant Person has been commenced or taken (including but not limited to actions involving any Environmental Claim);

(k)	each Relevant Person has paid all taxes applicable to, or imposed on or in relation to it, its business or if applicable, the Vessel, except for those being contested in good faith with adequate reserves;

(l)	it is not necessary under the laws of the Relevant Jurisdictions that this Charter or any other Leasing Document be registered, filed, recorded, notarized or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Leasing Documents to which it is a party or the transactions contemplated by those Leasing Documents; the choice of governing law as stated in each Leasing Document to which a Relevant Person is a party and the agreement by such party to refer disputes to the relevant courts or tribunals as stated in such Leasing Document are valid and binding against such Relevant Person;

(m)	no Relevant Person nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(n)	the obligations of each Relevant Person under each Leasing Document to which it is a party, are the direct, general and unconditional obligations of such Relevant Person and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of such Relevant Person save for any obligation which is mandatorily preferred by law and not by virtue of any contract;

(o)	each Leasing Document creates (or, once entered into, will create) the Security Interest which it is expressed to create with the ranking and priority it is expressed to have;

(p)	the Charterers and any other Relevant Person (i) are not US Tax Obligors and (ii) have not established a place of business in the United Kingdom or the United States of America;

(q)	no Relevant Person, Approved Manager, sub-charterer and no member of the Group:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee;

(r)	no Relevant Person or any of their respective directors, officers, and employees or, to the best of its knowledge, the Approved Sub-charterer is in breach of applicable Sanctions laws, and none of them (i) has been or is currently being investigated on compliance with Sanctions, (ii) has received notice or is aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and (iii) has taken any action to evade the application of Sanctions;

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(s)	no Relevant Person is in breach of any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each Relevant Person has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and

(ii)	promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and or Business Ethics Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of best efforts to ensure that Affiliates acting on behalf of a Relevant Person shall act in compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws,

(t)	that in relation to any Approved Sub-Charter:

(i)	each copy of that Approved Sub-Charter provided to the Owners is a true and complete copy of such document and there have been no amendments, supplements or variations to the same;

(ii)	each of the Trafigura Charterer and any other Approved Sub-Charterer is fully aware of the transactions contemplated under the MOA and this Charter; and

(iii)	the Trafigura Charterer and any other Approved Sub-Charterer has consented to the assignment by the Charterers to the Owners of all their rights, interests and benefits in relation to the Trafigura Charter or, as the case may be, the relevant Approved Sub-Charter pursuant to the General Assignment;

(u)	the Vessel is not employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel is not used by or to benefit any party which is a target of Sanctions or trade to any area or country where trading the Vessel to such area or country would constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People’s Republic of China (provided that operation or use of the Vessel by the Trafigura Charterer pursuant to the Trafigura Charter shall not in any case be deemed to be in breach or contrary to any published boycotts or sanctions imposed by the People’s Republic of China) or (ii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;

(v)	none of the Relevant Persons nor any of their assets, in each case, has any right to immunity from set off, legal proceedings, attachment prior to judgment or other attachment or execution of judgement on the grounds of sovereign immunity or otherwise;

(w)	none of the Relevant Persons is insolvent, bankrupt or in liquidation, bankruptcy or administration or subject to any other formal or informal insolvency or bankruptcy procedure (including, without limitation, those referred to under Clause 49.1(g) and for the avoidance of doubt including the presentation of a petition for commencing such procedures), and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the any Relevant Person or all or material part of their assets;

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(x)	no Termination Event or Potential Termination Event is continuing or might reasonably be expected to result from the entry into and performance of this Charter or any other Leasing Document;

(y)	any factual information provided by any Relevant Person or the Trafigura Charterer (or on their behalf) to the Owners was true and accurate in all material respects as at the date it was provided or as at the date at which such information was stated;

(z)	none of the following events has occurred:

(i)	any default by the Charterers or the Trafigura Charterer under the terms of the Trafigura Charter;

(ii)	breach of any Sanctions by any Relevant Person; and

(iii)	upon and after the commencement of the Charter Period, any casualty or occurrence (including damage caused to the Vessel for any reason whatsoever which results, or may be expected to result, in repairs on the Vessel) which amounts to Major Casualty and which are not being dealt with in accordance with the Leasing Documents (including without limitation in accordance with Clause 38 - (Possession of Vessel) and the General Assignment);

(aa)	all Environmental Laws relating to the ownership, operation and management of the Vessel and the business of each Relevant Person (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

(bb)	no Environmental Claim has been made or threatened against any Relevant Person or otherwise in connection with the Vessel which is either (i) in excess of US$5,000,000 or (ii) has or is reasonably likely to have a Material Adverse Effect; and

(cc)	no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

CLAUSE 46 - UNDERTAKINGS

46.1	The Charterers undertake that they shall comply or procure compliance with the following undertakings during the Security Period:

(a)	the Charterers shall, on the Commencement Date, procure the delivery of the full legal and beneficial title (free of any Security Interests save for those created under a Leasing Document or Financial Instrument) in the Vessel to the Owners;

(b)	there shall be sent to the Owners:

(i)	as soon as possible, but in no event later than one hundred and fifty (150) days after the end of each financial year of the Charterers, the annual financial statement accounts of the Charterers for that financial year as referred to in the Guarantor’s audited consolidated annual financial statement accounts for that financial year to be delivered under Clause 46.1(b)(iii);

(ii)	as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the unaudited semi-annual accounts of the Charterers for that half-year (as referred to in the Guarantor’s audited consolidated financial statement accounts);

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(iii)	as soon as possible, but in no event later than one hundred and fifty (150) days after the end of each financial year of the Guarantor, the audited consolidated annual financial statement accounts of the Guarantor for that financial year; and

(iv)	as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the semi-annual consolidated unaudited accounts of the Guarantor for that half-year certified as to their correctness by at least one director of the Guarantor;

and if any of the statements above are not in the English language then they shall be accompanied by an English translation and each set of financial statements delivered pursuant to this paragraph (b) shall be prepared using the generally accepted accounting principles in the United States and shall be certified by a duly authorised officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn;

(c)	they shall provide to the Owners, at the same time as they are despatched, copies of all notices and minutes relating to any of their extraordinary shareholders’ meeting which are despatched to the Charterers’ or the Guarantor’s respective shareholders or creditors or any class of them, unless same are publicly available;

(d)	they will provide the Owners promptly upon becoming aware of them, the details of:

(i)	any litigation, arbitration or administrative proceedings or investigations relating to any alleged or actual breach of any Sanctions or Anti-Money Laundering Laws which are current or pending against any Relevant Person, Approved Manager, sub-charterer or other member of the Group;

(ii)	any litigation, arbitration or administrative proceedings or investigations relating to any other matters not referred to in paragraph (i) above (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) in relation to a Relevant Person; and

(iii)	any Termination Event or Potential Termination Event that has occurred (and the steps, if any, being taken to remedy it);

(e)	they will, promptly upon a request by the Owners, supply to the Owners a certificate signed by an officer on its behalf certifying that no Termination Event or Potential Termination Event has occurred (or if a Termination Event or Potential Termination Event has occurred, specifying the nature of the Potential Termination Event or Termination Event (and the steps, if any, being taken to remedy it));

(f)	they shall, and shall procure that each other Relevant Person will, obtain and promptly renew or procure the obtainment or renewal of and provide copies of, from time to time, any necessary consents, approvals, authorisations, licenses or permits of any regulatory body or authority for the transactions contemplated under each Leasing Document to which it is a party (including without limitation to sell, charter and operate the Vessel);

(g)	they shall not, and shall procure that each other Relevant Person will not, create, assume or permit to exist any Security Interest (other than any Permitted Security Interest) of any kind upon any Leasing Document to which such Relevant Person is a party, and if applicable, the Vessel;

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(h)	they shall at their own cost and shall procure that each other Relevant Person will:

(i)	do all that such Relevant Person reasonably can to ensure that any Leasing Document to which such Relevant Person is a party validly creates the obligations and the Security Interests which such Relevant Person purports to create; and

(ii)	without limiting the generality of paragraph (i), promptly register, file, record or enroll any Leasing Document to which such Relevant Person is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax in all Relevant Jurisdictions in respect of any Leasing Document to which such Relevant Person is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which such Relevant Person creates;

(i)	they shall notify the Owners as soon as possible (but in any event no later than fifty nine (59) days prior to the expiry of the fixed period as per the Trafigura Charter), together with any evidence requested by the Owners, whether the Trafigura Charterer intends to and will (with irrevocable confirmation from the Trafigura Charterer) extend the charter period of the Trafigura Charter in accordance with the terms thereunder;

(j)	they shall, and shall procure that each other Relevant Person will (where applicable), notify the Owners as soon as they become aware of the occurrence of:

(i)	any default by either the Approved Sub-charterer or the Charterers of the terms of the Approved Sub-charter;

(ii)	an event of default or termination event howsoever called under the terms of any Approved Sub-charter entitling either the Charterers or the Approved Sub-charterer to terminate the Approved Sub-charter;

(iii)	breach of any Sanctions; or

(iv)	any Potential Termination Event or a Termination Event,

and will keep the Owners fully up-to-date with all developments and the Charterers shall, if so requested by the Owners, provide any such certificate signed by at least one officer, confirming that there exists no Potential Termination Event or Termination Event;

(k)	they shall, and shall procure that each other Relevant Person will, on the sixth month anniversary of the Commencement Date and at six-monthly intervals thereafter and otherwise upon the Owners’ and/or the Owners’ Financiers (if any) request (acting reasonably) from time to time and as soon as practicable after receiving such request, provide the Owners with any additional financial or other information relating:

(i)	to the Vessel (including, but not limited to the management, employment, condition, class records, location and pooling arrangement of the Vessel) and, to their best knowledge having made due enquiry, to the Trafigura Charterer;

(ii)	the terms and conditions of any sub-charter together with any other information relating to such sub-charter; and

(iii)	to any other matter (which include without limitation, to their best knowledge having made due enquiry, any other matters relating to the Trafigura Charterer) which may be reasonably requested by the Owners (or the Owners’ Financiers (if any)) at any time or which under the terms of the relevant Leasing Document may be sought from the person in possession of such information.

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(l)	without prejudice to Clause 46.1(t), comply, or procure compliance, and shall procure that each other Relevant Person will comply or procure compliance, with all laws or regulations relating to the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Vessel’s registry and shall procure that the Technical Manager and the Commercial Manager and the Vessel to be in the possession of proper trading certificates and other vessel related documents and to comply with other relevant laws and regulations;

(m)	the Vessel shall be maintained in the highest standard and classed with the Approved Classification Society and shall be free of all overdue conditions, recommendations, qualifications and conditions;

(n)	they shall not and shall ensure that each of the Other Charterers and the Guarantor shall not enter into any form of merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control, in the case of the Guarantor, unless it remains as the surviving entity after such merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control and clause 11.14 of the Guarantee is complied with;

(o)	they will comply, and will procure that each other Relevant Person, each other member of the Group or, will use best endeavours to procure that, the Approved Sub-charterer will comply, with all Sanctions and all laws and regulations relating to such Relevant Person, the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code (including the maintenance of an ISSC), all Environmental Laws, all Anti-Money Laundering Laws, Business Ethics Laws and the laws of the Vessel’s registry, and in particular, they shall effect and maintain a sanctions compliance policy which, inter alia, implements the recommendations of the Sanctions Advisory, to ensure compliance with all such laws and regulations implemented from time to time, including, without limitation they will, and will procure that (in the case of Approved Sub-charterer, use best endeavours to procure that) each other Relevant Person, each other member of the Group and the Approved Sub-charterer will:

(i)	conduct their activities in a manner consistent with US and UN sanctions, as applicable;

(ii)	have sufficient resources in place to ensure execution of and compliance with their own sanctions policies by their personnel, e.g., direct hires, contractors, and staff;

(iii)	ensure subsidiaries and affiliates comply with the relevant policies, as applicable;

(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;

(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;

(vi)	have controls to assess authenticity of bills of lading, as necessary; and

(vii)	have controls in place consistent with the Sanctions Advisory;

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(p)	without limiting Clause 46.1(o), they will procure that:

(i)	the Vessel shall not be constructed, operated, employed, managed, used by or for the benefit of a Prohibited Person;

(ii)	the Vessel shall not be employed in trading with any Prohibited Person or in any manner contrary to Sanctions;

(iii)	notwithstanding any other provision of this paragraph (p), the Vessel shall not be permitted to call at any port in any Prohibited Country or any area or country where trading in such area or country would constitute or would be reasonably expected to constitute a breach of Sanctions;

(iv)	the Vessel shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances or in any manner which would result or would reasonably be expected to result in any Relevant Person or the Owners becoming a Prohibited Person; and

(v)	that each charterparty in respect of the Vessel shall contain, for the benefit of the Owners, language which gives effect to the provisions of Clause 46.1(p) as regards Sanctions and of this Clause and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions and which prohibits trading to any Prohibited Country;

(vi)	it and any sub-charterer of the Vessel or the Approved Manager will cooperate and exchange all relevant data and information in a timely manner to facilitate compliance with any applicable Emission Scheme and enable each party to calculate the amount of Emission Allowances in respect of the Vessel that must be surrendered to the authorities of the applicable Emission Scheme for the Charter Period and that each relevant party will supply the relevant authority of such Emission Scheme with relevant mandating documents to surrender such allowances to ensure that the Charterers will be in compliance with all Environmental Laws;

(q)	they shall ensure that the Market Value of the Vessel will be tested at any of the following instances:

(i)	on or around the end of each calendar year starting from and including 31 December 2024 (each such date the “Market Value Test Date”) and the Charterers shall procure valuation reports issued by the Approved Valuers evidencing such Market Value applicable to a Market Value Test Date to be delivered to the Owners no later than 30 days after the Market Value Test Date;

(ii)	if, in the opinion of the Owners, any volatile market fluctuations occur that may affect the value of the Vessel or vessels of the similar type of the Vessel, at any time at the request of the Owners;

(iii)	at any time at the request of the Owners if the Owners have determined that the Market Value of the Vessel is likely to fall below an amount equal to 125% of the then applicable Owners’ Cost; and

(iv)	upon the occurrence of a Potential Termination Event or Termination Event, at any time at the request of the Owners, and in each case above, the Charterers shall bear the fees and expenses of the Approved Valuers arising in connection with conducting any such valuations or reimburse the same to the Owners (as the case may be).

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(r)	they shall notify the Owners immediately of:

(i)	as soon as they become aware, any Environmental Claim made against the Charterers or any sub-charter of the Vessel in connection with the Vessel or any Environmental Incident;

(ii)	arrest or detention of the Vessel;

(iii)	any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire;

(iv)	any damage caused to or alteration of the Vessel for any reason whatsoever which results, or may be expected to result, in repairs on the Vessel which exceed $5,000,000; or

(v)	any casualty or occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become, a Major Casualty;

(s)	they shall not permit the sub-chartering of the Vessel other than pursuant to any Approved Sub-Charter provided that if:

(i)	any such Approved Sub-charter is terminated and/or rescinded;

(ii)	the Charterers comply with their obligations under Clause 46.1(aa)(iii); and

(iii)	with the consent of the Owners.,

then the Charterers shall be permitted to freely sub-charter the Vessel and as a condition of the Owners’ consent to the execution of any sub-charter, the Charterers shall:

1.	in case such sub-charter is a bareboat charter (irrespective of duration) or a time charter of a period exceeding or capable of exceeding twelve (12) months (taking into account any optional extension periods), assign all their rights and interests under such sub-charter and procure the sub-charterer of such sub-charter to give a written acknowledgment of such assignment and provide such documents as the Owners may reasonably require regarding the due execution of such sub-charter; and

2.	in case such sub-charter is a bareboat charter (irrespective of duration), procure the sub-charterer of such sub-charter to execute a general assignment to assign their rights under the Insurances and Requisition Compensation in respect of the Vessel, in favour of the Owners, each in a form acceptable to the Owners;

(t)	they shall, and shall procure that each other Relevant Person will, comply with all applicable laws and regulations in respect of Sanctions, and in particular, the Charterers shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time;

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(u)	they shall, and shall procure that each other Relevant Person and their respective officers, directors and employees, will:

(i)	conduct its business in compliance with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(ii)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(iii)	in respect of the Charterers, not use, or permit or authorize any person to directly or indirectly use, the Opening Capital Balance for any purpose that would breach any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(iv)	not lend, invest, contribute or otherwise make available the Opening Capital Balance to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws.

(v)	they shall, and shall procure that that each other Relevant Person will, promptly notify the Owners and provide all information in relation to its business and operations which may be relevant for the purposes of ascertaining whether they are in compliance with all applicable laws and regulations relating to Sanctions, and in particular, the Charterers shall notify the Owners in writing immediately upon being aware that any of the Charterers’ shareholders, directors, officers or employees is a Prohibited Person or has otherwise become a target of Sanctions;

(w)	they shall not appoint or permit to be appointed any manager of the Vessel save for an Approved Manager on terms acceptable to the Owners and such Approved Manager has (prior to accepting its appointment entered into a Manager’s Undertaking);

(x)	if at any time;

(i)	the shares of the Guarantor cease to trade on the NASDAQ or Over the Counter (OTC); or

(ii)	pursuant to Clause 46.1(q), it is determined that the Market Value of the Vessel falls below the amount equivalent to one hundred and twenty five per cent (125%) of the then applicable Owners’ Costs (the “LTV Breach” and the said difference between the Market Value of the Vessel and one hundred and twenty five per cent (125)% of the then applicable Owners’ Costs shall be referred to as the “shortfall”), the Charterers shall, promptly and in any event no later than the date falling thirty (30) days from the Owners’ notice, at the Owners’ discretion, either:

(A)	make payment in an amount such as to eliminate the shortfall which payment shall be deemed to be an advance payment of hire and credited against future instalment(s) of Fixed Charterhire (or part thereof) payable in inverse order of maturity; and/or

(B)	provide, or ensure that a third party has provided, additional Security Interests which, has a Market Value (in the case of a Security Interests over a vessel) or otherwise in the opinion of the Owners (in the case of Security Interests over any other asset) has a net realisable value at least equal to the shortfall and is acceptable to the Owners, and which is documented in such terms as the Owners may require;

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(y)	intentionally deleted;

(z)	save with the prior written consent of the Owners, they shall not, and shall procure that no other Relevant Person shall, agree or enter into any transaction, arrangement, document or do or omit to do anything which will have the effect of varying, amending, supplementing or waiving any term of the Trafigura Charter or any other Approved Sub-Charter;

(aa)	they shall ensure that:

(i)	all Earnings and any other amounts received by them in connection with the Vessel are paid into the Operating Account;

(ii)	all of their operating expenses in connection with the Vessel are paid from the Operating Account or via the monthly budget from the manager’s bank account which shall be credited from the Operating Account; and

(iii)	the credit balance in the Operating Account shall not at any time as from the Commencement Date, be less than $500,000. Provided that, the credit balance in the Operating Account to be maintained pursuant to this sub-paragraph (iii) shall be increased to $1,800,000 with effect on and from the earliest of the following dates upon occurrence of an event described in the relevant sub-paragraph below in relation to the Trafigura Charter or a Substitute Charter (as the Vessel may at the relevant time be sub-chartered thereunder):

(A)	in relation to Trafigura Charter, either:

(1)	the date on which the Trafigura Charter is terminated prior to the end of the relevant charter period; or

(2)	the date being one (1) month prior to the third anniversary (or, if such charter period extends beyond its third anniversary, the fourth anniversary) of the charter period commencement date of the Trafigura Charter (the “Notification Date”), in case the Trafigura Charterer does not exercise the optional extension of the Trafigura Charter and the Charterers do not enter into a Substitute Charter or provide evidence (to the satisfaction of the Owners) relating to the entry into, and validity of, such Substitute Charter by the Notification Date; or

(B)	in relation to a Substitute Charter, either:

(1)	the date on which such Substitute Charter is terminated prior to the end of the relevant charter period; or

(2)	the date being one (1) month prior to the expiry date of the fixed period under such Substitute Charter (in each case, a “New Notification Date”), in case the Charterers do not enter into a replacement Substitute Charter or provide evidence (to the satisfaction of the Owners) relating to the entry into, and validity of, such replacement Substitute Charter by the relevant New Notification Date,

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in each case, such increased credit balance of $1,800,000 shall be maintained by the Charterers in the Operating Account until the Charterers (I) subsequently enter into a Substitute Charter or provide evidence (to the satisfaction of the Owners) relating to the entry into, and validity of, a Substitute Charter, and (II) the Vessel is delivered to, and accepted by the relevant sub-charterer in accordance with the terms of such Substitute Charter, whereupon the Charterers may request for the reinstatement of the $500,000 minimum credit balance requirement under sub-paragraph (iii) from the next immediate Payment Date;

(bb)

(i)	they shall not:

(A)	purchase, cancel or redeem any of its share capital;

(B)	increase or reduce its authorised share capital;

(C)	issues any further shares; and

they shall not, and shall procure that the Guarantor shall not, make or pay any dividend or other distribution (in cash or in kind) in respect of its issued shares (or any class of its shares including any preferred shares) following the occurrence of a Potential Termination Event or Termination Event;

(cc)	the Vessel shall be registered under the Flag State at all times;

(dd)	they shall ensure that the Vessels to be maintained with all spare parts on board and on order and with all stores on board together with all records, logs, plans, operating manuals and drawings in relation to the Vessel or the Vessel’s operations and/or maintenance; and

(ee)	they shall, upon the request of the Owners and at the cost of the Charterers, on or before 31st July in each calendar year, supply or procure the supply to the Owners all information necessary in order for the Owners to comply with their or any Owners’ Financiers’ obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to the Vessel for the preceding calendar year and, for the avoidance of doubt, such information shall be “Confidential Information” for the purposes of Clause 56 - (Confidentiality) but the Charterers acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Owners’ and/or Owners’ Financiers’ portfolio climate alignment.

CLAUSE 47 - INSPECTION OF VESSEL

47.1	Without prejudice to Clause 47.2 below, the Owners shall, after giving notice to the Charterers, be entitled to inspect or survey the Vessel or instruct a surveyor to carry out such survey on their behalf:

(a)	to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained;

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(b)	in dry-dock if the Charterers have not dry-docked the Vessel in accordance with Clause 10(g) (Periodical Dry-Docking); and

(c)	for any other reason they consider necessary,

provided it does not unduly interfere with the operation of the Vessel.

47.2	The Owners shall be entitled to exercise its rights of inspection or survey as described under Clause 47.1 once a year at the cost of the Charterers and at any other time at the cost of the Owners (and, except where inspection or survey is carried out pursuant to the following (a) or (b), without interference to the operation of the Vessel and in coordination with the Charterers), save that (a) upon the occurrence of a Termination Event or Potential Termination Event or the occurrence of any major insurance claims which exceeds the Major Casualty amount in respect of the Vessel, the Owners shall have the right to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf at any time (and for the avoidance of doubt, more than once a year) without prior notice to, and at the cost of, the Charterers; and (b) the Owners shall have the right to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf at any time prior to the Commencement Date. The Charterers shall procure that the Owners can fully exercise such rights of inspection and survey.

47.3	The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

47.4	Except as otherwise provided under Clause 47.2, the documented costs and fees for any inspection and survey permitted under this Clause shall be paid by the Charterers.

47.5	All time used in respect of inspection, survey or repairs pursuant to this Clause shall be for the Charterers’ account and form part of the Charter Period.

CLAUSE 48 - INTENTIONALLY DELETED

CLAUSE 49 - TERMINATION EVENTS

49.1	The Owners and the Charterers hereby agree that any of the following events shall constitute a Termination Event:

(a)	any Relevant Person fails to make any payment on the due date or on demand in accordance with the terms of any Leasing Document to which it is a party, unless such non-payment is caused by administrative or technical error and the relevant payment is made within three (3) Business Days (in the case of payment of Charterhire) or five (5) Business Days (in the case of any other payment, other than Charterhire) of the relevant due date;

(b)	the Charterers breach or omit to observe or perform any of their undertakings in Clause 46.1 (a), (f), (g), (j)(iii), (l), (p), (t), (u), (v), (x) or (aa)(iii) or the Guarantor breaches or omits to observe or perform any of its undertakings or the financial covenants contained under clause 11.14 (Financial covenants) of the Guarantee;

(c)	the Charterers fail to obtain and/or maintain the Insurances required under Clause 39 - (Insurance) in accordance with the provisions thereof (or any insurer in respect of such Insurances cancels the Insurances or disclaims liability with respect thereto);

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(d)	any Relevant Person commits any other breach of, or omits to observe or perform, any of their other obligations or undertakings in this Charter or any Leasing Document (other than a breach referred to in paragraphs (a), (b) and (c) above) unless such breach or omission is in the opinion of the Owners, remediable and the Relevant Person remedies (or cause to remedy) such breach or omission to the satisfaction of the Owners within ten (10) Business Days of the occurrence of such breach or omission;

(e)	any representation or warranty made by any Relevant Person in or pursuant to any Leasing Document to which it is a party proves to be untrue or misleading when it is made;

(f)	any of the following occurs in relation to any Financial Indebtedness of any Relevant Person or any member of the Group:

(i)	any Financial Indebtedness of such entity is not paid when due or, if so payable, on demand after any applicable grace period has expired;

(ii)	any Financial Indebtedness of such entity becomes due and payable, or capable of being declared due and payable, prior to its stated maturity date as a consequence of any event of default and not as a consequence of the exercise of any voluntary right of prepayment;

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of such entity is terminated by the lessor or owner as a consequence of any termination event or event of default (howsoever defined); or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of such entity ceases to be available or becomes capable of being terminated or declared due and payable or cash cover is required or becomes capable of being required, as a result of any termination event or event of default (howsoever defined);

provided that no Termination Event will occur under this paragraph (f) in respect of (A) the Guarantor if the aggregate amount of Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US$10,000,000 (or its equivalent in any other currency or currencies) or (B) a Relevant Person (other than the Guarantor) if the aggregate amount of Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US$1,000,000 (or its equivalent in any other currency or currencies) for such Relevant Person;

(g)	any of the following occurs in relation to any Relevant Person or any member of the Group:

(i)	such entity becomes, in the opinion of the Owners, unable to pay their debts as they fall due;

(ii)	in respect of such entity, the value of its assets is less than its liabilities (taking into account contingent liabilities);

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of such entity unless as part of a solvent reorganisation which has been approved by the Owners;

(iv)	such entity makes any formal declaration of bankruptcy or any formal statement to the effect that they are insolvent or likely to become insolvent, or a winding up or administration order is made in relation to such entity, or the members or directors of such entity pass a resolution to the effect that they should be wound up, placed in administration or cease to carry on business;

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(v)	a petition is presented in any Relevant Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of such entity;

(vi)	such entity petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of their debt (or certain of their debt) or arrangement with all or a substantial proportion (by number or value) of their creditors or of any class of them or with a minority proportion (by number or value) of their creditors or of any class of them which would reasonably likely to have a Material Adverse Effect or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise;

(vii)	any meeting of the members or directors of such entity is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraph (iii), (iv), (v) or (vi);

(viii)	in any jurisdiction, any event occurs or any procedure is commenced which, in the opinion of the Owners, is similar to any of the foregoing referred to in (ii) to and including (vii) above; or

(ix)	any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction which affects any asset or assets of such entity which is not discharged within fourteen (14) days;

(h)	a Relevant Person suspends or ceases or threatens to suspend or cease carrying on its business;

(i)	any consent, approval, authorisation, license or permit necessary to enable the Charterers or the Approved Sub-charterer to operate or charter the Vessel or any Relevant Person to comply with any provision of Leasing Document (as the case may be) and/or to ensure that the obligations of any Relevant Person or the Approved Sub-charterer under any Leasing Document or the Approved Sub-charter (as applicable) are legal, valid, binding or enforceable (I) is not granted, (II) expires without being renewed, (III) is revoked or becomes liable to revocation or (IV) any condition of such a consent, approval, authorisation, license or permit is not fulfilled provided that, in the case of an Approved Sub-charter, this shall not constitute a “Termination Event” under this Clause 49.1(i) if (i) such Approved Sub-charter is replaced or remedied in the time required under and in accordance with Clauses 46.1(aa)(iii)(A) or 46.1(aa)(iii)(B) or (ii) the Charterers comply with their obligations under Clause 46.1(aa)(iii);

(j)	any event or circumstance occurs which (in the opinion of the Owners) has or is reasonably likely to have a Material Adverse Effect;

(k)	this Charter or any Leasing Document or any Security Interest created by a Leasing Document:

(i)	is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason or no longer constitutes valid, binding and enforceable obligations of any party to that document for any reason whatsoever; or

(ii)	is amended or varied without the prior written consent of the Owners;

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(l)	a Relevant Person or an Approved Sub-charterer rescinds or purports to rescind or repudiates or purports to repudiate a Leasing Document or an Approved Sub-charter (in the case of an Approved Sub-charter, (i) this is not replaced or remedied in the time required under and otherwise in accordance with Clauses 46.1(aa)(iii)(A) or 46.1(aa)(iii)(B) and (ii) the Charterers breach or omit to observe or perform their obligations under Clause 46.1(aa)(iii);

(m)	the Security Interest constituted by any Leasing Document is in any way imperiled or in jeopardy;

(n)	any Termination Event (as defined in each Other Charter) occurs under such Other Charter;

(o)	the occurrence of any of the following events;

(i)	an event of default or termination event howsoever called under the terms of the Approved Sub-charter entitling either the Approved Sub-charterer or the Charterers to terminate the Approved Sub-charter and the Charterers breach or omit to observe or perform their obligations under Clause 46.1(aa)(iii);

(ii)	if any Relevant Person or the Approved Sub-charterer:

(A)	is or becomes a Prohibited Person;

(B)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(C)	owns or controls a Prohibited Person;

(D)	has a Prohibited Person serving as a director, officer or employee;

(p)	Delivery does not occur on or prior to the Cancelling Date;

(q)	there is a merger, amalgamation, demerger or corporate reconstruction of any of the Charterers, the Other Charterers and the Guarantor without the Owners’ prior written consent;

(r)

(i)	the shares of the Guarantor cease to trade on the NASDAQ or Over the Counter (OTC), unless the Charterers comply with their obligations under Clause 46.1(x); or

(ii)	the Guarantor ceases being an entity reporting with the U.S. Securities and Exchange Commission;

(s)	there is a change in control of ownership or control of the Charterers or there is a change of voting control in the case of the Guarantor as set out in Clause 45 - (Representations and Warranties) unless prior written consent from the Owners has been obtained prior to such change;

(t)	there is any occurrence of any litigation, arbitration or administrative proceedings or investigations involving a Relevant Person which has been commenced or taken and has been adversely determined and which would have or is reasonably likely to have a Material Adverse Effect; or

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(u)	any lease, hire purchase agreement, charter or any other financing arrangement in respect of any Associated Vessel (other than the Vessel and the Other Vessels) is terminated, cancelled or repudiated by the relevant lessor or owner or financier as a consequence of any termination event or event of default (howsoever defined therein).

49.2	Notwithstanding and without prejudice to Clause 33 - (Cancellation), upon the occurrence of any Termination Event, the Owners may issue a written notice to the Charterers terminating this leasing of the Vessel under this Charter and demanding payment of the Termination Sum (the “Termination Notice”), whereupon the Charterers shall be obliged to pay the Termination Sum to the Owners on the date specified by the Owners in their sole discretion in the Termination Notice (the “Termination Date”).

49.3	For the avoidance of doubt, notwithstanding any action taken by the Owners following a Termination Event, the Charterers shall remain liable for the outstanding obligations on their part to be performed under this Charter including but not limited to all insurance, operational and maintenance covenants until such time as the Vessel is redelivered to the Owners in accordance with Clause 41.6, or the title is transferred to the Charterers in accordance with Clause 41.3, the Vessel is sold in accordance with 41.10 or the Owners exercise the option set out in Clause 41.11.

49.4	Without limiting the generality of the foregoing or any other rights of the Owners or the Charterers, upon the occurrence of a Termination Event, the Charterers agree and acknowledge that the Owners shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any action, suit or proceeding relating to or pertaining to the Vessel and this Charter, (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to this Charter, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies and/or change or appoint a new manager for the Vessel and the appointment of any originally appointed manager may be terminated immediately without any recourse to the Owners.

49.5	Each Termination Event shall either be a breach of condition by the Charterers where it involves a breach of this Charter or any of the other Leasing Document by the Charterers or shall otherwise be an agreed terminating event, the occurrence of which gives rise to a right of the Owners to terminate the leasing of the Vessel under this Charter and to exercise its rights under this clause, provided that, in case of a breach of contract claim, the claim amount of the Owners should not exceed the applicable Termination Sum as at the relevant time.

CLAUSE 50 - MANDATORY SALE

50.1	If it becomes unlawful in any applicable jurisdiction for the Owners to perform any of their obligations as contemplated by this Charter or the MOA to perform their obligations under the Financial Instruments, the Owners shall notify the Charterers of this event and the Charterers shall be required to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners or, if earlier, the date specified by the Owners in the notice delivered to the Charterers (being no earlier than the last day of any applicable grace period permitted by law), and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

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50.2	If it is or has become:

(a)	unlawful or prohibited, whether as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for any Relevant Person to maintain or give effect to any of its obligations under this Charter or any of the other Leasing Documents to which it is a party in the manner it is contemplated under such Leasing Document or any of the obligations of such Relevant Person under any Leasing Document to which it is a party are not or cease to be legal, valid, binding and enforceable, the Charterers shall be required to pay the Mandatory Sale Price to the Owners within thirty (30) days following such occurrence or, if earlier, a date specified by the Owners (being no earlier than the last day of any applicable grace period permitted by law), and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

50.3	If there is a breach of 46.1(j)(iii), 46.1(t), 46.1(u) or 46.1(v) in any such case on the basis that reference to “the People’s Republic of China” applies to the definition of “Prohibited Person” or paragraph (e) of the definition of “Sanctions Authority” applies to the definition of “Sanctions Authority”, the Charterers shall be required to pay the Mandatory Sale Price to the Owners within forty five (45) days following such occurrence or, if earlier, a date specified by the Owners (being no earlier than the last day of any applicable grace period permitted by law or the relevant official institution, agency or the government of the People’s Republic of China) and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

50.4	If the Mandatory Sale Price becomes payable in accordance with Clause 36.13 or Clause 50.1 or Clause 50.2 or Clause 50.3 or Clause 54.5, the same shall (in each such case) be payable in consideration of the purchase and transfer of the legal and beneficial title of the Vessel pursuant to Clause 52 - (Sale of the Vessel). The day on which the Mandatory Sale Price is paid pursuant to Clause 36.13 or Clause 50.1, Clause 50.2 or Clause 50.3 or Clause 54.5 is a “Mandatory Sale Date” and such transfer of Vessel provided therein is a “Mandatory Sale”.

CLAUSE 51 - PURCHASE OPTION

51.1	The Charterers shall have the option (the “Purchase Option”), on or after the first (1st) anniversary of the Commencement Date, to purchase the Vessel on any Purchase Option Date (as hereinafter defined) specified in the Purchase Option Notice (as hereinafter defined) at the applicable Purchase Option Price, subject to the other terms of this Clause 51 - (Purchase Option).

51.2	The Purchase Option shall be exercisable only:

(a)	upon the Charterers providing not less than sixty (60) days’ prior written notice (the “Purchase Option Notice”) to purchase the Vessel;

(b)	on any Payment Date which falls on or after the first (1st) anniversary of the Commencement Date or on the last day of the Charter Period (as the case may be) (unless otherwise agreed by the Owners) (the “Purchase Option Date”); and

(c)	in the absence of the occurrence of a Potential Termination Event or a Termination Event which is continuing on or prior to either the date of the Purchase Option Notice or the Purchase Option Date.

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51.3	The Purchase Option Notice shall be signed by a duly authorised officer or attorney of the Charterers and, once delivered to the Owners, will be irrevocable and the Charterers shall be bound to pay to the Owners the Purchase Option Price on the Purchase Option Date.

51.4	The sale of the Vessel pursuant to the Charterers’ exercise of the Purchase Option shall be conducted in accordance with Clause 52 - (Sale of the Vessel).

51.5	If the Charterers do not exercise the Purchase Option on or before the expiration of the Charter Period:

(a)	the Charterers shall pay the Option Premium to the Owners on the last day of the Charter Period;

(b)	the Charterers shall on the last day of the Charter Period re-deliver the Vessel to the Owners in accordance with Clause 41.6 and shall ensure that they have fulfilled their obligations under this Charter and made payment of the Option Premium, all Charterhire and all other moneys pursuant to the terms of this Charter; and

(c)	the Owners shall be entitled (at Owners’ sole discretion) to sell or operate the Vessel as they may require and may create whatsoever interests thereon, including without limitation sale and purchase agreements, charterparties or any other form of employment contracts.

51.6	For the avoidance of doubt, the Charterers agree that should the Option Premium not be paid or not be paid in full on its due date for payment under the terms of this Charter, any net proceeds deriving from the sale or operation of the Vessel by the Owners shall not be applied towards reduction of the unpaid Option Premium, Charterhire or any other moneys due pursuant to the terms of this Charter.

CLAUSE 52 - SALE OF THE VESSEL

52.1	The sale of the legal and beneficial interest and title in the Vessel pursuant to the Charterers’ payment of the Termination Sum under Clause 41 - (Termination, Redelivery and Total Loss), the Charterers’ exercise of the Charterers’ Purchase Option under Clause 51 - (Purchase Option) or the completion of the Mandatory Sale under Clause 50 - (Mandatory Sale) shall be on an “as is where is” basis and subject to the following terms and conditions:

(a)	no condition, warranty or representation of any kind is or has been given by or on behalf of the Owners in respect of the Vessel or any part thereof, and accordingly the Charterers confirm that they have not, in entering into this Charter, relied on any condition, warranty or representation by the Owners or any person on the Owners’ behalf, express or implied, whether arising by law or otherwise in relation to the Vessel or any part thereof, including, without limitation, warranties or representations as to the description, suitability, quality, merchantability, fitness for any purpose, value, state, condition, appearance, safety, durability, design or operation of any kind or nature of the Vessel or any part thereof, and the benefit of any such condition, warranty or representation by the Owners is hereby irrevocably and unconditionally waived by the Charterers to the extent permissible under applicable law;

(b)	the Charterers hereby also waive any rights which they may have in tort in respect of any of the matters referred to under paragraph (a) above and irrevocably agree that the Owners shall have no greater liability in tort in respect of any such matter than they would have in contract after taking account of all of the foregoing exclusions. No third party making any representation or warranty relating to the Vessel or any part thereof is the agent of the Owners nor has any such third party authority to bind the Owners thereby. Notwithstanding anything contained above, nothing contained herein is intended to obviate, remove or waive any rights or warranties or other claims relating thereto which the Charterers (or their nominee) or the Owners may have against the manufacturer or supplier of the Vessel or any third party;

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(c)	the Vessel shall be free from any registered mortgages incurred by the Owners;

(d)	the Purchase Option Price or the Termination Sum or the Mandatory Sale Price shall be paid by (or on behalf of) the Charterers to the Owners on the Purchase Option Date or the Termination Date or the Mandatory Sale Date (as the case may be) together with unpaid amounts of Charterhire and other moneys owing by or accrued or due from the Charterers under this Charter on or prior to the Purchase Option Date or the Termination Date or the Mandatory Sale Date (as the case may be) which remain unpaid; and

(e)	concurrently with the Owners receiving irrevocable payment of the Purchase Option Price or, as the case may be, the applicable Termination Sum or the applicable Mandatory Sale Price and all other moneys payable under this Charter in full pursuant to the terms of this Charter, the Owners shall (save in the event of Total Loss) (at the Charterer’s cost) transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis to the Charterers or their nominees and shall (at the Charterers’ cost) execute a bill of sale and a protocol of delivery and acceptance evidencing the same and any other document strictly necessary to transfer the title of the Vessel to the Charterers or their nominees (and to the extent required for such purposes, the Vessel shall be deemed first to have been redelivered to the Owners), provided that the Owners shall not be obliged to transfer the legal and beneficial interest in the Vessel to the Charterers in any event unless the Owners are satisfied that no Termination Event has occurred and is continuing and all obligations, duties, liabilities and indemnities of the Charterers under the Leasing Documents have been fully performed and (if applicable) paid.

CLAUSE 53 - INDEMNITIES

53.1	The Charterers shall indemnify the Owners on their demand against all documented claims, expenses, liabilities, losses, fees (including but not limited to any vessel registration and tonnage fees or any tax incurred by the Owners as a result of the operation and/or trading of the Vessel) suffered or incurred by or imposed on the Owners arising from this Charter and any Leasing Document, including but not limited to (i) in connection with delivery, possession, performance, control, registration, repair, survey, insurance, maintenance, manufacture, purchase, ownership and operation of the Vessel by the Owners, (ii) costs related to the prevention or release of liens or detention of or requisition, use, operation or redelivery, sale or disposal of the Vessel or any part of it and (iii) enforcing the Owners’ rights under this Charter or any Leasing Document, in each case of paragraphs (i) to (iii), whether prior to, during or after termination of the leasing of this Charter and whether or not the Vessel is in the possession or the control of the Charterers or otherwise. Without prejudice to its generality, this Clause covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol, any Environmental Law, any Sanctions or any Anti- Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.

53.2	The Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

53.3	In consideration of the Charterers requesting the Other Owners to charter the Other Vessels to the Other Charterers under the Other Charters, the Charterers hereby irrevocably and unconditionally undertake to pay immediately on demand from the Other Owners such amounts in respect of all claims, expenses, liabilities, losses, fees of every kind and nature and all other moneys due, owing and/or payable the Other Owners under or in connection with the Other Charters, and to indemnify and hold the Other Owners harmless against all such moneys, costs, fees and expenses.

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53.4	All rights which the Charterers have at any time (whether in respect of this Charter or any other transaction) against the Other Charterers or any Relevant Person shall be fully subordinated to the rights of the Owners under the Leasing Documents and until the end of this Charter and unless the Owners otherwise direct, the Charterers shall not exercise any rights which it may have (whether in respect of this Charter or any other transaction) by reason of performance by it of its obligations under the Leasing Documents or by reason of any amount becoming payable, or liability arising, under this Clause:

(a)	to be indemnified by the Other Charterers or such Relevant Person;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, the Other Charterers’ or such Relevant Person’s obligations under the Leasing Documents;

(c)	to take any benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Other Charterers or such Relevant Person under the Leasing Documents or of any other guarantee or security taken pursuant to, or in connection with, the Leasing Documents by any of the aforesaid parties;

(d)	to bring legal or other proceedings for an order requiring the Other Charterers or such Relevant Person to make any payment, or perform any obligation, in respect of any Leasing Document;

(e)	to exercise any right of set-off against the Other Charterers or such Relevant Person; and/or

(f)	to claim or prove as a creditor of the Other Charterers or such Relevant Person,

(g)	and if the Charterers receive any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owners or the Other Owners by the Other Charterers or such Relevant Person under or in connection with the Leasing Documents to be repaid in full on trust for the Owners or the Other Owners and shall promptly pay or transfer the same to the Owners or the Other Owners as may be directed by the Owners.

53.5	The Charterers hereby irrevocably agree to indemnify and hold harmless the Owners against any claim, expense, liability or loss reasonably incurred by the Owners in liquidating or employing deposits from the Owners’ Financiers or third parties to fund the acquisition of the Vessel pursuant to the MOA.

53.6	Notwithstanding anything to the contrary herein (but subject and without prejudice to Clause 33 - (Cancellation) ) and without prejudice to any right to damages or other claim which the Charterers may have at any time against the Owners under this Charter, the indemnities provided by the Charterers in favour of the Owners shall continue in full force and effect notwithstanding any breach of the terms of this Charter or termination of this Charter pursuant to the terms hereof or termination of this Charter by the Owners.

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53.7	The obligations of the Charterers under this Clause 53 - (Indemnities) and in respect of any Security Interest created pursuant to the Security Documents will not be affected or discharged by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations under this Clause 53 - or in respect of any Security Interest created pursuant to the Security Documents (without limitation and whether or not known to it or any Relevant Person) including:

(a)	any time, waiver or consent granted to, or composition with, any Relevant Person or other person;

(b)	the release of any other Relevant Person or any other person under the terms of any composition or arrangement with any creditor of a Relevant Person or any of its affiliates;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Relevant Person or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Relevant Person or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Leasing Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Security Document or any other document or security; or

(g)	any insolvency or similar proceedings.

CLAUSE 54 - NO SET-OFF OR TAX DEDUCTION

54.1	All Charterhire and any other payment made from the Charterers to enable the Owners to pay all amounts under a Leasing Document shall be paid punctually and:

(a)	without any form of set-off, cross-claim, condition or counterclaim;

(b)	made free and clear of all present and future taxes, levies, duties or deductions of any nature whatsoever, whether levied now or in the future, unless required by law; and

(c)	net of any bank charges or bank fees.

54.2	Without prejudice to Clause 54.1 (No Set-off or Tax Deduction), if the Owners are required by law to make a tax deduction from any payment:

(a)	the Owners shall notify the Charterers as soon as they become aware of the requirement; and

(b)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Owners receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

54.3	The Charterers shall (within three (3) Business Days of demand by Owners) pay to the Owners an amount equal to the loss, liability or cost which the Owners determine will be or has been (directly or indirectly) suffered for or on account of tax by the Owners in respect of a Leasing Document.

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54.4	Clause 54.3 shall not apply:

(a)	with respect to any tax assessed on the Owners under the law of the jurisdiction in which the Owners are incorporated or, if different, the jurisdiction (or jurisdictions) in which the Owners are treated as resident for tax purposes if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Owners; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clauses 55.2 or 55.3.

54.5	Notwithstanding any other provision to this Charter, if any deduction or withholding or other tax is or will be required to be made by the Charterers or the Owners in respect of a payment to the Owners as a result of the Tax Changes, the Owners and the Charterers shall use reasonable endeavours to mitigate the effect of the Tax Changes and have the right to transfer their interest in the Vessel (and this Charter) to any person nominated by the Owners and all costs in relation to such mitigation or transfer shall be for the account of the Charterers. Provided that if after the Owners and the Charterers having exercised reasonable endeavours to mitigate the effect of the Tax Changes (at the cost of the Charterers) following notification from the Owners to the Charterers regarding the occurrence of the Tax Changes such Tax Changes continue to have the same effect, the Charterers shall have the option to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

54.6	If the Charterers compensate the Owners by an increased payment pursuant to Clause 55.2 or 55.3 and the Owners determine that they have obtained and utilized a tax credit attributable to this increased payment, the Owners shall reimburse the Charterers that increased payment (or part thereof if the tax credit is attributable to only part of such increased payment).

CLAUSE 55 - INCREASED COSTS

55.1	This Clause 55 - (Increased Costs) applies if the Owners notify the Charterers that they (or their financiers) consider that as a result of:

(a)	the introduction or alteration after the date of this Charter of a law or an alteration after the date of this Charter in the manner in which a law is interpreted or applied (excluding any effect which relates to the application to payments under this Charter of a tax on the Owners’ overall net income); or

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Owners allocates capital resources to their obligations under this Charter) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Charter, the Owners or a parent company of them (if any) has incurred or will incur an “increased cost”.

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55.2	In this Clause 55 - (Increased Costs), “increased cost” means, in relation to the Owners:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Owners or the Owners’ parent company or the Owners’ Financiers (if any) having entered into, or being a party to, this Charter, of funding or financing the acquisition of the Vessel pursuant to the MOA or performing their obligations under this Charter;

(b)	a reduction in the amount of any payment to the Owners under this Charter or in the effective return which such a payment represents to the Owners (if any) on their capital; or

(c)	an additional or increased cost of funds relating to the acquisition of the Vessel pursuant to the MOA,

and for the purposes of this Clause 55.2 the Owners may in good faith allocate or spread costs and/or losses among their assets and liabilities (or any class of their assets and liabilities) on such basis as they consider appropriate.

55.3	Subject to the terms of Clause 55.1, the Charterers shall pay to the Owners, upon receipt of the Owners’ demand and any evidence thereto (where available to the Owners), the amounts which the Owners from time to time notify the Charterers to be necessary to compensate the Owners for the increased cost.

55.4	If any sum due from the Charterers to the Owners under this Charter or any other Leasing Document or under any order or judgment relating thereto has to be converted from the currency in which this Charter or such Leasing Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Charterers, whether in their liquidation, any arrangement involving them or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Charterers shall indemnify the Owners against the loss arising when the amount of the payment actually received by the Owners is converted at the available rate of exchange into the Contractual Currency.

In this Clause 55.4, the “available rate of exchange” means the rate at which the Owners are able at the opening of business (Beijing time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

CLAUSE 56 - CONFIDENTIALITY

56.1	The Parties agree to keep the terms and conditions of this Charter and any other Leasing Documents (the “Confidential Information”) strictly confidential, provided that a Party may disclose Confidential Information in the following cases:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing Party;

(b)	it is required to be disclosed under the applicable laws of any Relevant Jurisdiction, Stock Market regulation, the US Securities and Exchange Commission’s rules or by a governmental order, decree, regulation or rule (provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure);

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(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(d)	to (or through) whom a Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Leasing Document (as permitted by the terms thereof), provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(e)	to any permitted sub-charterer of the Vessel provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(f)	to any of the following persons on a need to know basis:

(i)	a shareholder or an Affiliate of either Party or a party referred to in either paragraph (d) or (e) (including the employees, officers and directors thereof);

(ii)	professional advisers retained by a disclosing party; or

(iii)	persons advising on, providing or considering the provision of financing to the disclosing party or an Affiliate,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(g)	with the prior written consent of all Parties; or

(h)	to any person which is a classification society or other entity which the Owners or the Owners’ Financiers have engaged to make the calculations necessary to enable the Owners and/or the Owners’ Financiers to comply with their reporting obligations under the Poseidon Principles.

CLAUSE 57 - RIGHTS OF THIRD PARTIES

No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Charter, save that any of the Other Owners may rely on the rights conferred on them under Clause 53.3.

CLAUSE 58 - PARTIAL INVALIDITY

If, at any time, any provision of a Leasing Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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CLAUSE 59 - SETTLEMENT OR DISCHARGE CONDITIONAL

59.1	Any settlement or discharge under any Leasing Document between the Owners and any Relevant Person shall be conditional upon no security or payment to the Owners by any Relevant Person or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

59.2	If the Owners consider that an amount paid or discharged by, or on behalf of, a Relevant Person or by any other person in purported payment or discharge of an obligation of that Relevant Person to the Owners under the Leasing Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Relevant Person or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Leasing Documents.

CLAUSE 60 - IMMUNITY

The Charterers waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Charter or any other Leasing Document.

CLAUSE 61 - COUNTERPARTIES

This Charter and each other Leasing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter or that Leasing Document, as the case may be.

CLAUSE 62 - FATCA

62.1	Defined terms

For the purposes of Clause 54 - (No Set-off or Tax Deduction) and this Clause 62 - (FATCA), the following terms shall have the following meanings:

“Code” means the United States Internal Revenue Code of 1986, as amended.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Charter or the Leasing Documents required by or under FATCA.

“FATCA Exempt Party” means a Relevant Party that is entitled under FATCA to receive payments free from any FATCA Deduction.

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“FATCA Non-Exempt Party” means any Relevant Party who is not a FATCA Exempt Party.

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.

“Relevant Party” means any of the parties to this Charter and the Leasing Documents (other than the Trafigura Charterer).

62.2	FATCA Information

(a)	Subject to paragraph (c) below, each Relevant Party shall, on the date of this Charter, and thereafter within ten Business Days of a reasonable request by another Relevant Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)	supply to the requesting party (with a copy to all other Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable “pass thru percentage” or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of the requesting party’s compliance with FATCA.

(b)	If a Relevant Party confirms to any other Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, or that the said form provided has ceased to be correct or valid, that party shall so notify all other Relevant Parties or provide the relevant revised form, as applicable, reasonably promptly.

(c)	Nothing in this Clause shall oblige any Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that nothing in this paragraph shall excuse any Relevant Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)	If a Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Charter or the provided information is insufficient under FATCA, then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of this Charter and the Leasing Documents as if it is a FATCA Non-Exempt Party; and

(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of this Charter and the Leasing Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

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62.3	FATCA Deduction and gross-up by Relevant Party

(a)	If the representation made by the Charterers under Clause 45.1(p) (Representations and Warranties) proves to be untrue or misleading such that the Charterers are required to make a FATCA Deduction, the Charterers shall make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If the Charterers are required to make a FATCA Deduction then the Charterers shall increase the payment due from them to the Owners to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Charterers shall promptly upon becoming aware that they must make a FATCA Deduction (or that there is any change in the rate or basis of a FATCA Deduction) notify the Owners accordingly. Within thirty (30) days of the Charterers making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Charterers shall deliver to the Owners evidence satisfactory to the Owners that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

(d)	If the Owners are required to make a deduction or withholding from a payment under any Financial Instruments in respect of FATCA, and is required under such Financial Instrument to pay additional amounts in respect of such deduction or withholding, the amount of the payment due from the Charterers under this Charter shall be increased to an amount which, after such deduction or withholding and payment of additional amounts, leaves the Owners with an amount equal to the amount which it would have had remaining if it had not been required to pay additional amounts under such Financial Instruments.

62.4	FATCA Deduction by Owners

The Owners may make any FATCA Deduction they are required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Owners shall not be required to increase any payment in respect of which they make such a FATCA Deduction or otherwise compensate the recipient for that FATCA Deduction.

62.5	FATCA Mitigation

Notwithstanding any other provision to this Charter, if a FATCA Deduction is or will be required to be made by any party under Clause 62.3 (FATCA) in respect of a payment to the Owners as a result of the Owners not being a FATCA Exempt Party, the Owners shall have the right to transfer their interest in the Vessel (and this Charter) to any person nominated by the Owners and all costs in relation to such transfer shall be for the account of the Charterers.

CLAUSE 63 - ASSIGNMENT AND TRANSFER

63.1	The Charterers shall not assign this Charter except with the Owners’ prior consent in writing.

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63.2	The Owners may assign any of their rights or transfer by novation any of their rights and obligations under the Leasing Documents and/or sell and transfer title to of the Vessel to any third party with the prior written consent of the Charterers (such consent not to be unreasonably withheld) provided that such consent shall not be required if such assignment, transfer and/or sale is made:

(i)	at such time following the occurrence of a Termination Event which is continuing; or

(ii)	to an affiliate of the Owners. Provided always that, notwithstanding such assignment, transfer or sale, this Charter will continue (or will be novated to the applicable new owner) on identical terms (save for logical, consequential or mutually agreed amendments).

63.3	The Charterers shall remain liable to the aforesaid assignee, transferee or new owner of the Vessel (as the case may be) for its performance of all obligations under this Charter (where applicable, as novated) after any such assignment or transfer or any change of the registered ownership of the Vessel from the Owners to such new owner. The Charterers shall procure that any Relevant Person which is a party to a Leasing Document:

(a)	becomes liable to such assignee, transferee or new owner of the Vessel for its performance of all obligations pursuant to such Leasing Document; and

(b)	enters into all necessary documents or takes any necessary actions or provide all necessary assistance required for such Leasing Document and any Security Interest created thereunder remaining in full force and effect (or to be novated and/or executed) as from the completion of the relevant assignment, transfer or sale.

63.4	Without limiting the generality of Clause 63.2:

(a)	the Owners are entitled to enter into certain funding arrangements with their financier(s), including but not limited to, an affiliate of the Owners or any other banks and financial institutions acceptable to the Owners in their sole discretion (the “Mortgagee”) provided that such funding arrangement shall not result in any adverse effect of the Charterers’ rights and obligations under the Leasing Documents; and

(b)	the Owners may do any of the following as security for the funding arrangements referred to in paragraph (a) above, in each case, without the prior consent of the Charterers:

(i)	execute a ship mortgage over the Vessel or any other Financial Instrument in favour of a Mortgagee (or its agent, trustee or nominee);

(ii)	assign their rights and interests to, in or in connection with this Charter or any other Leasing Documents in favour of a Mortgagee (or its agent, trustee or nominee);

(iii)	assign their rights and interests to, in or in connection with the Insurances, the Earnings and the Requisition Compensation of the Vessel in favour of the Mortgagee (or its agent, trustee or nominee); and

(iv)	enter into any other document or arrangement which is necessary to give effect to such financing arrangements;

(c)	the Charterers undertake to comply, and provide such information and documents and all necessary assistance required to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in any Financial Instrument or as may be directed from to time during the currency of this Charter by the Mortgagee (or its agent, trustee or nominee) in conformity with any Financial Instrument. The Charterers further agree to acknowledge each Financial Instrument and such other documents as may be required pursuant to each such Financial Instrument that may be required by the Mortgagee (or its agent, trustee or nominee); and

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(d)	during the Charter Period a change in the registered or beneficial ownership of the Vessel or the Owners (by sale of shares in the Owners or other transactions having the same effect) may be effected without the Charterers’ consent, provided always that, in the event of change in the registered or beneficial ownership of the Vessel, notwithstanding such change, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments). The Guarantor and the Charterers shall (where applicable) remain jointly and severally liable to the aforesaid new owner of the Vessel for its performance of all obligations pursuant to this Charter after change of the registered and/or beneficial ownership of the Vessel or the Owners from the Owners to such new owner and agree and undertake to enter into any such usual documents as the Owners shall reasonably require to complete or perfect the transfer of the Vessel (with the benefit and burden of this Charter) pursuant to this Clause.

(e)	All expenses arising out of assignment or transfer of this Charter as per Clause 63 - (Assignment and Transfer) shall be for the Owner’s account subject to no Termination Event or Potential Termination Event having occurred or being continuing at the relevant time.

CLAUSE 64 - GENERAL APPLICATION OF PROCEEDS

Any Net Trading Proceeds, Net Sales Proceeds, Total Loss Proceeds, any proceeds realised by the Owners in connection with the enforcement of the Security Documents (unless otherwise specified in the Security Documents) and any proceeds received by the Owners from any Other Owner (as trustee for the Owners) shall be applied in the following order of application against amounts payable under the Leasing Documents:

(a)	firstly, in or towards any amounts outstanding under the Leasing Documents other than the Termination Sum (including but not limited to any costs and expenses incurred in the enforcement of the Security Documents, to the extent these are not covered under the Termination Sum);

(b)	secondly, in or towards satisfaction of the Charterers’ obligation to pay the Termination Sum (or such portion of it that then remains unpaid) in any order of application in the amounts comprising the Termination Sum as the Owners may determine; and

(c)	thirdly, any amounts remaining after the application of 64(a) and 64(b) above, shall be paid to the Charterers, but subject always to the terms of the General Assignment.

CLAUSE 65 - GOVERNING LAW AND ENFORCEMENT

(a)	This Charter and any non-contractual obligations arising under or in connection with it, shall be governed by and construed in accordance with English law.

(b)	Any dispute arising out of or in connection with this Charter (including a dispute regarding the existence, validity or termination of this Charter or any non-contractual obligation arising out of or in connection with this Charter) (a “Dispute”) shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 65 - (Governing Law and Enforcement). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced.

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(c)	The reference shall be to three arbitrators. A party wishing to refer a Dispute to arbitration shall appoint its arbitrator (who shall be either a full member of the LMAA, or a practising barrister of King’s Counsel who is also a member of the Commercial Bar Association, or a retired High Court Judge practising as an arbitrator, in each case who carries on business in London) and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he or she had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. If the two arbitrators so appointed are unable to agree on the appointment of the third arbitrator, they or either of them may by written notice request the President of the LMAA to appoint the third arbitrator within fourteen (14) days of such request.

(d)	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

(e)	The language of the arbitration shall be English.

(f)	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

CLAUSE 66 - ENTIRE AGREEMENT

(a)	This Agreement, in conjunction with the other Leasing Documents, constitutes the entire agreement between the parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.

(b)	Each Party acknowledges that it has not entered into this agreement or any other Leasing Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Leasing Document.

CLAUSE 67 - DEFINITIONS

67.1	In this Charter, unless as expressly defined otherwise, the following capitalized terms shall have the meanings ascribed to them below:

“Acceptance Certificate” means a certificate substantially in the form set out in Schedule 1 (Acceptance Certificate) to be signed by the Charterers at Delivery.

“Account Bank” means Joh. Berenberg, Gossler & Co. KG of Neuer Jungfernstieg 20, 20354 Hamburg, Germany or another reputable bank acceptable to the Owners, in and/or through which all revenues and operating expenses of the Charterers shall be credited and/or transferred.

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“Account Security” means the document creating security over the Operating Account made or to be made between the Charterers and the Owners.

“Advance Charterhire” has the meaning as defined under Clause 36.2 (Charterhire and Advance Charterhire) of the Charter.

“Affiliate” means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

“Anti-Money Laundering Laws” means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America, the European Union, the United Kingdom, the Republic of the Marshall Islands, Germany and the People’s Republic of China (including Hong Kong for the avoidance of doubt) and which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or Owner conducts business; or (c) to which any Relevant Person or Owner is subjected or subject to.

“Anti-Terrorism Financing Laws” means all applicable anti-terrorism laws, rules, regulations or guidelines of any jurisdiction, including and not limited to the United States of America or the People’s Republic of China which are: (a) issued, administered or enforced by any governmental agency, having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or the Owners conduct business; or (c) to which any Relevant Person or the Owners are subjected or subject to.

“Approved Classification Society” means Bureau Veritas, DNV or such other generally recognized first class international classification society which is a member of the International Association of Classification Societies and approved by the Owners in writing.

“Approved Manager” means the Commercial Manager or the Technical Manager.

“Approved Valuer” means Simpson Spence & Young, Clarksons Platou, Maersk Broker, Arrow Shipbrokers, Howe Robinson, Braemar ACM Ship Broking, Fearnleys or any other reputable shipbroker nominated by the Charterers and approved by the Owners from time to time.

“Approved Sub-charter” means the Trafigura Charter, the Substitute Charter or any other charter as may be approved by the Owners in writing in accordance with this Charter.

“Approved Sub-charterer” means the Trafigura Charterer and any sub-charterer under any other Approved Sub-charter.

“Associated Vessel” means any ship or vessel (including, but not limited to, the Vessel and the Other Vessels) from time to time wholly leased, hired, chartered or financed under any lease, hire purchase agreement, charter or any other financing arrangement by affiliates of the Owners and/or the Other Owners to subsidiaries or affiliates of the Guarantor.

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“Breakfunding Costs” means all breakfunding costs and expenses incurred or payable by the Owners pursuant to the relevant funding arrangement entered into by the Owners for the purpose of financing any part of the Purchase Price as a result of the receipt of an amount pursuant to this Charter on a day other than a Payment Date.

“Business Day” means a day on which banks are open for business in the principal business centres of Hong Kong, Shanghai, Germany and Greece and:

(a)	in respect of a day on which a payment is required to be made or other dealing is due to take place under a Leasing Document in Dollars, also a day on which commercial banks are open in New York City; and

(b)	in relation to the fixing of an interest rate in relation to the Owners’ Costs, also a day which is a US Government Securities Business Day.

“Business Ethics Law” means any laws, regulations and/or other legally binding requirements or determinations in relation to corruption, fraud, collusion, bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are issued, administered or enforced by the United States, United Kingdom, the European Union or applicable to any Relevant Person or the Owners or to any jurisdiction where activities are performed and which shall include but not be limited to (i) the United Kingdom Bribery Act 2010 and (ii) the United States Foreign Corrupt Practices Act 1977 and all rules and regulations under each of (i) and (ii).

“Cancelling Date” shall have the same meaning as defined under the MOA.

“Commencement Date” means the date on which Delivery takes place.

“Charter Period” means the period described in Clause 32.1 (Charter Period) unless it is terminated earlier in accordance with the provisions of this Charter.

“Charterhire” means each of, as the context may require, all of the instalments of hire payable hereunder on each applicable Payment Date comprising in each case both Fixed Charterhire and Variable Charterhire, based on an aggregate amount of $20,000 per day, as illustrated in the column entitled “Charterhire” in the Payment Schedule (or any replacement Payment Schedule).

“Commercial Manager” means Central Shipping Inc., a corporation incorporated under the laws of Marshall Islands with registration number 98339 or any reputable management company designated by the Charterers and approved by the Owners in writing from time to time as the commercial manager of the Vessel.

“Delivery” means the physical delivery of the Vessel from the Owners to the Charterers pursuant to the terms of this Charter.

“Dollars” and “$” and “US$” mean the lawful currency for the time being of the United States of America.

“Document of Compliance” shall have the same meaning as ascribed under the ISM Code.

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“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Charterers and which arise out of the use or operation of the Vessel, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b),

(i)	all freight, hire and passage moneys;

(ii)	any compensation payable in the event of requisition of the Vessel for hire;

(iii)	any remuneration for salvage and towage services;

(iv)	any demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire (if any); and

(b)	if and whenever the Vessel is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel.

“Emission Allowances” means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme.

“Emission Scheme” means a greenhouse gas emissions trading scheme which for the purposes of this Charter shall include the EU ETS and any other similar systems imposed by applicable lawful authorities that regulate the issuance, allocation, trading or surrendering of Emission Allowances.

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Vessel or from the Vessel into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)	any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

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(c)	any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material including any law pertaining to any Emission Scheme.

“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“EU ETS” means the European Union Emissions Trading System specifically applicable to shipping pursuant to the European Directive 2023/959 amending European Directive 2003/87/EC and Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 laying down rules for the application of Directive 2003/87/EC of the European Parliament and of the Council as regards the administration of shipping companies by administering authorities in respect of a shipping company.

“ETS and Fuel EU Maritime Letter” shall have the meaning as defined under Clause 40.5(c).

“Existing Other Charter A” means, the bareboat charterparty dated 23 November 2021 and entered into between Other Owner A and Other Charterer A, as amended and/or supplemented from time to time.

“Existing Charter” means, the bareboat charterparty dated 23 November 2021 and entered into between the Owners and the Charterers, as amended and/or supplemented from time to time.

“Existing Charters” means, collectively Existing Charter and Existing Other Charter A.

“Final Purchase Option Price” means an amount equal to sixty per cent. (60%) of the Opening Capital Balance.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

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(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement (other than deferred payments for assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

“Financial Instruments” means the applicable loan or facility agreement entered into between the Owners (or their affiliate) and the Owners’ Financiers and any mortgage, deed of covenants, assignment in respect of this Charter, assignment in respect of the Guarantees, assignment in respect of Earnings, Insurances and Requisition Compensation, manager’s undertaking and subordination (including assignment of manager’s interests in the Insurances) or any other financial security instruments (excluding interest rate swaps and similar interest rate hedging instruments) granted by the Owners to the Owners’ Financiers as security for the financing or refinancing of the Owners’ acquisition of the Vessel.

“Fixed Charterhire” means, in relation to a Payment Date, the capital component of Charterhire thereof, as illustrated in the column entitled “Fixed Charterhire” in the Payment Schedule (or any replacement Payment Schedule).

“Flag State” means the flag state named in Box 5 of this Charter or any other state or jurisdiction approved in writing by the Owners (whose approval shall not be unreasonably withheld).

“Fleet Vessel” means any ship or vessel (including but not limited to the Vessel and the Other Vessels) from time to time wholly owned, leased under a capital lease, operating lease with a purchase option at the end of the relevant charter period, vessels owned under a joint venture agreement where the relevant member of the Group owns no less than 50 per cent. of the issued shares of the jointly owned entity or controlled by the Guarantor (directly or indirectly) excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time.

“Fuel EU Maritime” means Fuel EU Maritime Regulation 2023/1805 dated 13 September 2023 on the use of renewable and low-carbon fuels in maritime transport, and amending Directive 2009/16/EC.

“General Assignment” means the general assignment executed or to be executed between the Charterers and the Owners in respect of the Vessel, pursuant to which the Charterers shall, inter alia, assign its rights under the Insurances, Earnings and Requisition Compensation and any Approved Sub-Charter in respect of the Vessel, in favour of the Owners and in the agreed form agreed on or prior to signing of this Charter.

“Group” means the Guarantor and its Subsidiaries from time to time.

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“Guarantee” means the guarantee executed or to be executed by the Guarantor in favour of the Owners securing, amongst others, the Charterers’ obligations in connection with the Leasing Documents.

“Guarantor” means Top Ships Inc., a corporation incorporated under the laws of Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960.

“Hire Period” means (i) in the case of the first Hire Period, the period commencing on the Commencement Date and ending on the First Payment Date; and (ii) in the case of each subsequent Payment Date, the period commencing on the last day of the preceding Hire Period and ending on the next occurring Payment Date.

“Holding Company” means, in relation to a person, any other person in relation to which it is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for the Vessel issued pursuant to the MARPOL Protocol.

“Index” means the Baltic Tanker Indices applicable to the Vessel.

“Initial Market Value” has the meaning given to that term in the MOA.

“Insurances” means:

(a)	all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to it whether before, on or after the date of this Charter; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Charter.

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974, as the same may be supplemented or amended from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISSC” means a valid international ship security certificate for the Vessel issued pursuant to the ISPS Code.

“Leasing Documents” means this Charter, the MOA and the Security Documents.

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“Major Casualty” means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.

“Management Agreement” means:

(a)	the technical and commercial management agreement made or to be made between the Approved Manager and the Charterers; or

(b)	such other management agreement subsequently entered into in respect of the Vessel as may be approved by the Owners (such approval not to be unreasonably withheld).

“Manager’s Undertaking” means, in relation to an Approved Manager, the letter of undertaking from that Approved Manager subordinating the rights of such Approved Manager against the Vessel and the Charterers to the rights of the Owners under the Leasing Documents in an agreed form agreed on or prior to signing of this Charter.

“Mandatory Sale” has the meaning given to that term in Clause 50.4.

“Mandatory Sale Date” has the meaning given to that term in Clause 50.4.

“Mandatory Sale Price” means, in respect of the Mandatory Sale Date, the aggregate of:

(a)	the Owners’ Costs prevailing as at the Mandatory Sale Date;

(b)	any Variable Charterhire accrued as at the date of payment of the Mandatory Sale Price;

(c)	(in case of Clause 36.13 or Clause 54.5) if the Mandatory Sale Date occurs on or before the third (3rd) anniversary of the Commencement Date, one per cent. (1.00%) of the Owners’ Costs as at the relevant date;

(d)	any Breakfunding Costs;

(e)	any properly documented legal or other costs incurred by the Owners in connection with the exercise of the Mandatory Sale; and

aside from the amounts described under paragraphs (a) to (e) above, any other moneys due and owing under the Leasing Documents at the relevant Mandatory Sale Date.

“Market Value” means:

(a)	subject to sub-paragraph (b) below, the arithmetic mean of the valuations shown by two (2) valuation reports prepared:

(i)	in Dollars;

(ii)	on a date no later than thirty (30) days after the relevant Market Value Test Date;

(iii)	with or without physical inspection of that Vessel; and

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(iv)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and such reports shall be prepared by Approved Valuers one nominated by the Owners and one nominated by the Charterers (but addressed to the Owners); and

(b)	if there is a discrepancy of five per cent. (5%) or more between the market valuations shown on the two valuation reports obtained pursuant to the above paragraph (using the higher valuation figure as the denominator), the arithmetic mean of the valuations shown by three (3) valuation reports each prepared on the same terms and conditions as set out under paragraph (a) above (except that the third valuation report additionally required under this paragraph (b) shall be prepared by an Approved Valuer nominated by the Owners).

“Market Value Test Date” has the meaning given to it under Clause 46.1(q).

“MARPOL Protocol” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997).

“Material Adverse Effect” means, in the opinion of the Owners, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Relevant Person or the Guarantor and its Subsidiaries as a whole;

(b)	the ability of any Relevant Person to perform its obligations under any Leasing Document to which it is a party; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security Interests granted pursuant to any of the Leasing Documents or the rights or remedies of the Owners under any of the Leasing Documents.

“MOA” means the memorandum of agreement dated on or about the date of this Charter and made between the Owners (in their capacity as buyers) and the Charterers (in their capacity as sellers), pursuant to which the Charterers agree to sell and the Owners agree to purchase the Vessel upon the terms and conditions set out therein.

“Net Sales Proceeds” has the meaning given to it under Clause 41.10.

“Net Trading Proceeds” has the meaning given to it under Clause 41.10.

“Obligatory Insurances” means any insurances of the Vessel required to be effected by or on behalf of the Charterers pursuant to Clause 39 - (Insurance).

“Opening Capital Balance” means an amount which is equal to sixty two point five per cent. (62.5%) of the Purchase Price.

“Operating Account” means an account in the name of the Charterers with an Account Bank.

“Option Premium” means an amount of US$ 3,000,000 (where applicable, taking into account any payment made by the Charterers to the Owners in accordance with Clause 46.1(y)).

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“Original Financial Statements” means, (a) with respect to the Charterers, the annual financial statement accounts of the Charterers for that financial year as referred to in the Guarantor’s audited consolidated annual financial statement accounts; and (b) with respect to the Charterers, each of their financial statements (in the case of the Guarantor, audited) for the financial year ended 31 December 2022 (and if such statements are not in English, they shall be accompanied by a certified English translation).

“Original Jurisdiction” means, in relation to any Relevant Person, the jurisdiction under whose laws such Relevant Person incorporated or resided as at the date of this Charter.

“Other Charter A” means, the bareboat charterparty dated 11 January 2024 and entered into between Other Owner A and Other Charterer A, as amended and/or supplemented from time to time.

“Other Charter B” means, the bareboat charterparty dated 11 January 2024 and entered into between Other Owner B and Other Charterer B, as amended and/or supplemented from time to time.

“Other Charters” means Other Charter A and Other Charter B.

“Other Charterers” means, collectively:

(a)	in relation to Other Vessel A, Julius Caesar Inc., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (“Other Charterer A”); and

(b)	in relation to Other Vessel B, PCH Dreaming Inc., a corporation incorporated under the laws of the Republic of Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (“Other Charterer B”).

and, each or any of them, as the context may require, an “Other Charterer”.

“Other Owners” means, collectively:

(a)	in relation to Other Vessel A, Sea 268 Leasing Co. Limited, a company incorporated under the law of Hong Kong with company number 3053427 (“Other Owner A”); and

(b)	in relation to Other Vessel B, Sea 179 Leasing Co. Limited, a company incorporated under the law of Hong Kong with company number 2878380 (“Other Owner B”),

and, each or any of them, as the context may require, an “Other Owner”.

“Other Vessels” mean collectively:

(a)	the very large crude carrier named Julius Caesar with IMO number 9912244 (“Other Vessel A”); and

(b)	the 50,000 DWT scrubber fitted product tanker with IMO number 9798349 (“Other Vessel B”),

and, each or any of them, as the context may require, an “Other Vessel”.

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“Owners’ Costs” means, on any relevant date, the Opening Capital Balance minus the aggregate Fixed Charterhire which has been paid by the Charterers and received by the Owners as at such date (where applicable, taking into account any payments made by the Charterers to the Owners in accordance with Clauses 46.1(x) and/or 46.1(y)).

“Owners’ Financier” means any financier providing financing or refinancing facilities to the Owners or any affiliate of the Owners in respect of the Owners’ purchase and/or lease of the Vessel to the Charterers under the terms of the Leasing Documents.

“Owners’ Surveyor” means the surveyor appointed by the Owners in accordance with Clause 7.

“Party” means a party to this Charter, namely the Owners or the Charterers.

“Payment Date” means each of the dates upon which Charterhire is to be paid by the Charterers to the Owners pursuant to Clauses 36.2, 36.5, 36.6 and 36.7 (Charterhire).

“Payment Schedule” means the payment schedule under Schedule 3 (Payment Schedule) provided that the Owners may from time to time prepare a replacement schedule (taking into account the implied interest rate on which the original schedule was based) on the same basis as the original schedule, which replacement schedule when served on the Charterers will bind them save in the case of manifest error.

“Permitted Security Interest” means:

(a)	any Security Interest created by a Security Document or a Financial Instrument;

(b)	prior to the completion of the “Purchase Option” (as defined under the Existing Charter), any Security Interest created by a “Security Document” (as defined under the Existing Charter);

(c)	any lien for unpaid master’s and crew’s wages in accordance with the ordinary course of operation of the Vessel or in accordance with usual reputable maritime practice;

(d)	any lien for salvage;

(e)	any lien for master’s disbursements incurred in the ordinary course of trading;

(f)	any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel provided such liens do not secure amounts more than thirty (30) days overdue;

(g)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owners are prosecuting or defending such action in good faith by appropriate steps; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue or for payment of taxes which are overdue for payment but which are being contested by the Owners or the Charterers in good faith by appropriate steps and in respect of which adequate reserves have been made, provided that the foregoing have not arisen due to the default or omission of any Relevant Person.

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“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

“Potential Termination Event” means, an event or circumstance which, with the expiry of a grace period, the giving of any notice, the lapse of time and/or a determination of the Owners and/or the satisfaction of any other condition, would constitute a Termination Event.

“Prepositioning Date” shall have the same meaning as defined under the MOA.

“Prohibited Countries” means those countries and territories subject to country-wide or territory-wide Sanctions and/or trade embargoes from time to time during the Charter Period, in particular but not limited to pursuant to the U.S.’s Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the United Nations including at the date of this Charter, but without limitation, non-Ukrainian government controlled areas of Donetsk, Luhansk and Zaporizhzhia Regions, Cuba, Syria, Iran, North Korea, Crimea and Venezuela and any additional countries based on respective country-wide or territory-wide Sanctions being imposed by OFAC or any of the regulative bodies referred to in the definition of Prohibited Person.

“Prohibited Person” means any person, entity or any other party which is (i) located, domiciled, resident or incorporated in a Prohibited Country, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, the United States and the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Kingdom, His Majesty’s Treasury (“HMT”) and the Foreign and Commonwealth Office of the United Kingdom, the Special Administrative Region of Hong Kong, the People’s Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

“Purchase Option” means the purchase option referred to in Clause 51.1.

“Purchase Option Date” shall have the meaning ascribed thereto in Clause 51.2.

“Purchase Option Fee” means:

(a)	if the Purchase Option is exercised on or after the first (1st) anniversary of the Commencement Date and before the second (2nd) anniversary of the Commencement Date, one point eight per cent. (1.80%) of the Owners’ Costs on the applicable Purchase Option Date;

(b)	if the Purchase Option is exercised on or after the second (2nd) anniversary of the Commencement Date and up to, inclusive, the third (3rd) anniversary of the Commencement Date, one point five per cent. (1.50%) of the Owners’ Costs on the applicable Purchase Option Date;

(c)	if the Purchase Option is exercised after the third (3rd) anniversary of the Commencement Date zero per cent. (0%) of the Owners’ Costs as at the applicable Purchase Option Date.

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“Purchase Option Notice” shall have the meaning ascribed thereto in Clause 51.2.

“Purchase Option Price” means, in respect of any Purchase Option Date:

(a)	if the Purchase Option Date falls on any Payment Date on or after the first (1st) anniversary of the Commencement Date but prior to the last day of the Charter Period, the aggregate of:

(i)	the Owners’ Costs prevailing as at the relevant Purchase Option Date;

(ii)	any Variable Charterhire accrued but unpaid as at the date of payment of the Purchase Option Price;

(iii)	any Purchase Option Fee;

(iv)	any Breakfunding Costs;

(v)	any documented legal or other costs incurred by the Owners in connection with the exercise of the Purchase Option under Clause 51 - (Purchase Option); and

(vi)	aside from the amounts described under paragraphs (i) to (v) above, any other moneys due and owing under the Leasing Documents at the relevant Purchase Option Date,

(b)	if the Purchase Option Date falls on the last day of the Charter Period, the aggregate of:

(i)	the Final Purchase Option Price;

(ii)	any Charterhire accrued but unpaid as at the date of payment of the Purchase Option Price;

(iii)	any documented legal or other costs incurred by the Owners in connection with the exercise of the Purchase Option under Clause 51 - (Purchase Option); and

(iv)	aside from the amounts described under paragraphs (i) to (iii) above, any other moneys due and owing under the Leasing Documents at the relevant Purchase Option Date.

“Purchase Price” has the meaning given to it in the MOA.

“Relevant Jurisdiction” means, in relation to each Relevant Person:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any property owned by it and charged under a Leasing Document is situated;

(c)	any jurisdiction where it conducts its business; and

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(d)	any jurisdiction whose laws govern the perfection of any of the Leasing Documents entered into by it creating a Security Interest.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Relevant Person” means each of the Charterers (for the avoidance of doubt, reference to Charterers here include the Charterers acting in their capacities as sellers under the MOA), the Other Charterers, the Guarantor (in its capacity as the guarantor and the shareholder of the Charterers), any Approved Manager which is an entity within the Group, any sub-charterer which is an entity within the Group and any other party providing security to the Owners in respect of the Charterers’ obligations under this Charter pursuant to a Security Document (except any Approved Manager or sub-charterer which are not entities within the Group).

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Safety Management Certificate” shall have the same meaning as ascribed under the ISM Code.

“Sanctions” means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of a Sanctions Authority, to the extent applicable to this transaction; or

(b)	otherwise imposed by any applicable law or regulation by which any Relevant Person is bound or to which it is subject.

“Sanctions Authority” means:

(a)	the United Nations or its Security Council;

(b)	the United States;

(c)	the European Union or the Council of the European Union;

(d)	the United Kingdom;

(e)	the People’s Republic of China (including for the avoidance of doubt, Hong Kong), provided that this paragraph (e) shall not apply to the Trafigura Charterer when the Vessel is chartered under the Trafigura Charter or the operation or use of the Vessel by the Trafigura Charterer (but not any further sub-lessee of the Vessel) when the Vessel is operated by the Trafigura Charterer (but not any further sub-lessee of the Vessel), in each case unless otherwise specified in Clause 50.3; and

(f)	the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the U.S. Department of Commerce and the Hong Kong Monetary Authority and His Majesty’s Treasury.

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“Sanctions Advisory” means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of a Relevant Person to the Owners under or in connection with the Leasing Documents or any judgment relating to the Leasing Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

“Security Documents” means collectively the Guarantee, the Account Security, the Shares Security, the General Assignment, the Manager’s Undertaking and any other document whether or not it creates a Security Interest which is executed as security for the obligations of the Charterers under or in connection with this Charter.

“Security Period” means the period commencing on the date of this Charter and ending on the date on which the Owners are satisfied that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, lien, assignment, hypothecation or any other security interest of any kind or any other agreement or arrangement having the effect of conferring a security interest;

(b)	the security rights of a plaintiff under an action in rem; or

(c)	any other right which confers on a creditor or potential creditor a right or privilege to receive the amount actually or contingently due to it ahead of the general unsecured creditors of the debtor concerned; however this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

“Shares Security” means the share charge executed or to be executed by the Guarantor (in its capacity as shareholder of the Charterers) creating a Security Interest over all its shares in the Charterers in favour of the Owners.

“Statement of Compliance” means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

“Subsidiary” means a subsidiary within the meaning of section 1159 of the UK Companies Act 2006.

“Substitute Charter” means a time charter with a duration not less than twelve (12) months, with a daily charterhire not less than US$26,000 and with a charterer approved by the Owners in writing.

“Technical Manager” means Central Shipping Inc., a corporation incorporated under the laws of Marshall Islands with registration number 98339, Central Mare Inc., a corporation incorporated under the laws of Marshall Islands with registration number 32656 or any reputable management company designated by the Charterers approved by Trafigura Charterer, while on time charter to Trafigura Charterer, and the Owners, thereafter, in writing from time to time as the technical manager of the Vessel.

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“Termination Event” means any event described in Clause 49.1.

“Termination Fee” means:

(a)	if the Termination Sum is payable to the Owners before the second (2nd) anniversary of the Commencement Date, one point eight per cent. (1.80%) of the Owners’ Costs as at the relevant date;

(b)	if the Termination Sum is payable to the Owners on or after the second (2nd) anniversary of the Commencement Date and up to the third (3rd) anniversary, inclusive, of the Commencement Date, one point five per cent. (1.50%) of the Owners’ Costs as at the relevant date; and

(c)	if the Termination Sum is payable after the third (3rd) anniversary of the Commencement Date, one per cent. (1.00%) of the Owners’ Costs as at the relevant date,

provided always that, if the Charterers’ obligation to pay the Termination Sum arises (solely and directly) as a result of any breach under Clause 45.1 (q)(iv), (y) and (z)(i), of Clauses 46.1 (j) and (o) or 49.1(o) caused by the Approved Sub-charterer’s acts or omissions, then the applicable Termination Fee shall be one per cent. (1.00%) of the Owners’ Costs as at the relevant date.

“Termination Notice” has the meaning given to it under Clause 49.2 (Termination Events).

“Termination Sum” means, in respect of any date (such date being referred to as the “Relevant Date” for the purposes of this definition only), the aggregate of (without double counting amounts that may be included in more than one sub-paragraph below):

(a)	the Owners’ Costs prevailing as at the Relevant Date;

(b)	any Variable Charterhire due and payable, but unpaid up to (and including) the date of payment of the Termination Sum;

(c)	the Termination Fee;

(d)	any Breakfunding Costs;

(e)	any and all evidenced and documented direct costs, losses and liabilities incurred by the Owners as a result of the early termination of the leasing under this Charter including but not limited to any legal costs, any agency or broker fees incurred in attempting to re-charter or otherwise dispose of the Vessel;

(f)	any and all documented costs, losses and liabilities incurred by the Owners in locating, repossessing, recovering, repositioning, berthing, insuring and maintaining the Vessel and/or in collecting any payments due under this Charter and/or in obtaining the due performance of the obligations of the Charterers under this Charter or the other Leasing Documents (including, but not limited to, for carrying out any works or modifications or repairs reasonably required to cause the Vessel to conform with the provisions relating to redelivery as required under Clause 41.6); and

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(g)	aside from the amounts described under paragraphs (a) to (f) above, any other moneys due and payable, but unpaid, under the Leasing Documents at the Relevant Date including any default interest on amounts under (a) to (f) above,

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)	any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension) unless it is redelivered within twenty-one (21) days to the full control of the Owners or the Charterers; or

(c)	any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is redelivered within thirty (30) days to the full control of the Owners or the Charterers.

“Total Loss Date” means, in relation to the Total Loss of the Vessel:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers;

(ii)	the date when the Vessel was last heard of; and

(iii)	the date of any compromise, arrangement or agreement made by or on behalf of the Charterers with the Vessel’s insurers in which the insurers agree to treat the Vessel as a Total Loss; and

(c)	in the case of any expropriation, confiscation, requisition or acquisition of the Vessel whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), on the date on which the expropriation, confiscation, requisition or, as the case may be, the acquisition of the Vessel is completed by delivery of the Vessel to the relevant government or official authority or the person or persons claiming to be or to represent the relevant government or official authority unless it is redelivered within twenty-one (21) days to the full control of the Owners or the Charterers; and

(d)	in the case of any arrest, condemnation, capture, seizure or detention of the Vessel (including any hijacking or theft), unless it is redelivered within thirty (30) days to the full control of the Owners or the Charterers, the date falling on the expiration of such days.

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“Total Loss Payment Date” means, following the occurrence of a Total Loss, the earlier of:

(a)	the date falling one hundred and twenty (120) days after the Total Loss Date or such later date as the Owners may agree; and

(b)	the date on which the Owners receive the Total Loss Proceeds.

“Total Loss Proceeds” means the proceeds of any policy or contract of insurance or any Requisition Compensation in each case arising in respect of a Total Loss.

“Trafigura Charter” means a time charter entered into between the Charterers and the Trafigura Charterer as time charterer dated 17 December 2020 in relation to the Vessel, as amended and supplemented from time to time.

“Trafigura Charterer” means Trafigura Maritime Logistics Pte. Ltd. or any other nominee nominated as the charterers under the Trafigura Charter (which is acceptable to the Owners) in accordance with the terms of the Trafigura Charter.

“US” means the United States of America.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“US Tax Obligor” means (a) a person which is resident for tax purposes in the United States of America or (b) a person some or all of whose payments under the Leasing Documents are from sources within the United States for United States federal income tax purposes.

“Variable Charterhire” means, in relation to a Payment Date, the interest component of Charterhire thereof applying the applicable interest rate (being the implied interest rate on which the initial Payment Schedule was based) to the Owners’ Costs on the immediately preceding Payment Date (or, in the case of the First Payment Date only, on the Commencement Date) for the relevant Hire Period ending on the relevant Payment Date by reference to the actual number of days elapsed, as illustrated in the column entitled “Variable Charterhire” in the Payment Schedule (or any replacement Payment Schedule).

“Vessel” means m.v. LEGIO X EQUESTRIS, the 300,000 DWT crude oil tanker with IMO number 9912256.

67.2	Inconsistency between Charter provisions and Leasing Documents

In the case of any conflict between the provisions or terms so of this Charter and the terms and provisions of a Leasing Document, the provisions of this Charter shall prevail.

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67.3	Construction

Unless a contrary indication appears, in this Charter:

the “Approved Manager”, the “Charterers”, the “Guarantor”, any “Relevant Person”, the “Owners”, any “Other Charterer”, any “Other Owner”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Leasing Documents;

“agreed form” means, in relation to a document, such document in a form agreed in writing between the Owners and the Charterers and, if required by the Owners in their sole discretion, the Owners’ Financiers;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalization; and

(b)	in relation to anything which will be prohibited or restricted by law if a governmental or official authority intervenes or acts in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action.

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“continuing” means, in relation to any Termination Event, a Termination Event which has not been waived by the Owners and in relation to any Potential Termination Event, a Potential Termination Event which has not been waived by the Owners or remedied to the satisfaction of the Owners;

“control” over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 51 per cent, of the maximum number of votes that might be cast at a general meeting of such company;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or

(c)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

“document” includes a deed; also a letter, fax or telex;

the Owners’ “cost of funds” in relation to the Owners’ Costs or any part thereof is a reference to the average cost (determined either on an actual or a notional basis) which the Owners would incur if they were to fund or finance, from whatever source(s) they may reasonably select, an amount equal to the amount of the Owners’ Costs or any part thereof for a period equal in length to the Hire Period of the Owners’ Costs or any part thereof;

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“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“gross negligence” means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed.

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, and including contingent liabilities only in the case of Clause 49.1(g)(ii), Clause 53 - (Indemnities) and the definition of “Financial Indebtedness”), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 67.4 (Meaning of “month”);

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the International Group of Protection And Indemnity Clubs including pollution risks, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

67.4	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

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(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

67.5	In this Charter:

(a)	references to a Leasing Document or any other document being in the form of a particular appendix or to any document referred to in the recitals include references to that form with any modifications to that form which the Owners and the Charterers approve;

(b)	references to, or to a provision of, a Leasing Document or any other document are references to it as amended or supplemented, whether before the date of this Charter or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Charter or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	references to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Owners after consultation with the Charterers.

67.6	Construction of Insurance terms

In this Charter:

“approved” means, for the purposes of Clause 39 - (Insurance), approved in writing by the Owners.

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of its insured value being less than the value at which the Vessel is assessed for the purpose of such claims.

“obligatory insurances” means all insurances effected, or which the Charterers are obliged to effect, under Clause 39 - (Insurance) or any other provision of this Charter or another Leasing Document.

“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

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“protection and indemnity risks” means the usual risks (including but not limited to freight, demurrage and defence cover) covered by a protection and indemnity association being a member of the International Group of Protection and Indemnity Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

67.7	Headings

In interpreting a Leasing Document or any provision of a Leasing Document, all clauses, sub-clauses and other headings in that and any other Leasing Document shall be entirely disregarded.

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SCHEDULE 1

ACCEPTANCE CERTIFICATE

Legio X Inc. (the “Charterers”) hereby acknowledges that at _________________ hours on _________________, there was delivered to, and accepted by, the Charterers the Vessel known as m.v. “ LEGIO X EQUESTRIS”, registered in the name of SEA 269 LEASING CO. LIMITED (the “Owners”) under the flag of the Marshall Islands with IMO number 9912256 under a bareboat charter dated _________________ (the “Charter”) and made between the Owners and the Charterers and that Delivery (as defined in the Charter) thereupon took place and that, accordingly, the Vessel is and will be subject to all the terms and conditions contained in the Charter.

The Charterers warrant that the representations and warranties made by them in Clause 45 - (Representation and Warranties) of the Charter remain correct and that no Termination Event (as defined in the Charter) has occurred and is continuing at the date of this Acceptance Certificate.

Name:

Title:

for and on behalf of

LEGIO X INC.

Dated:

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SCHEDULE 2

PART A

The following are the documents referred to in Clause 34.2(e)(i):

1	Corporate Authority

1.1	A copy of the constitutional documents of each Relevant Person (other than the Other Charterers).

1.2	If required, a copy of the resolutions of the board of directors (or equivalent) of each Relevant Person (other than the Other Charterers):

(a)	approving the terms of, and the transactions contemplated by, the Leasing Documents to which it is a party and resolving that it execute the Leasing Documents to which it is a party;

(b)	authorizing a specified person or persons to execute the Leasing Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under, or in connection with, the Leasing Documents to which it is a party.

1.3	If required, an original of the power of attorney of any party to a Leasing Document authorising a specified person or persons to execute the Leasing Documents to which it is a party.

1.4	If required, a specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.

1.5	If required, a copy of the resolutions signed by all the holder(s) of the issued shares of any Relevant Person, approving the terms of, and the transactions contemplated by such Leasing Document.

1.6	A certificate of an officer or authorized signatory of each Relevant Person certifying that each copy document relating to it specified in this Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Documents and other security

2.1	A duly executed original of each Leasing Document (except the Account Security, the Shares Security, the General Assignment and the Manager’s Undertaking) and of each document to be delivered under each of them.

2.2	Agreed forms of the Account Security, the Shares Security, the General Assignment and the Manager’s Undertaking and of each document to be delivered under each of them.

2.3	Evidence that the Charterers’ Operating Account have been opened and maintained with the Account Bank.

3	Valuation of Vessel

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Valuation(s) of the Vessel, addressed to the Owners and dated not earlier than thirty (30) days before the Commencement Date indicating the Initial Market Value.

4	Legal opinion

4.1	Agreed form of legal opinion by English legal advisers to the Owners on such matters on the laws of England in relation to the applicable documents listed in paragraphs 2.1 and 2.2 of Part A of this Schedule, in form and substance acceptable to the Owners.

4.2	Agreed forms of legal opinions by lawyers appointed by the Owners on such matters relating to the applicable documents listed in paragraphs 2.1 and 2.2 of Part A this Schedule, concerning the laws of the Republic of the Marshall Islands, Germany and such other relevant jurisdictions as the Owners may reasonably require, in form and substance acceptable to the Owners.

5	Vessel Insurances

5.1	Evidence that the Vessel is or will be on Delivery insured in the manner required under Clause 39 - (Insurance).

5.2	Agreed form of letters of undertaking and certificates of entry (as the case may be) relating to insurances as set out in Clause 39 - (Insurance) from the relevant insurer, insurance broker, protection and indemnity association or war risks association (as the case may be).

5.3	An insurance report by an insurance advisor appointed by the Owners (but at the cost of the Charterers) in an agreed form acceptable to the Owners.

6	Vessel Documents

6.1	A copy of the Management Agreement and any amendments thereto, establishing that the Vessel will, as from the Commencement Date, be managed by the relevant Approved Manager.

6.2	A copy of the Document of Compliance of the Technical Manager.

6.3	A copy of the Vessel’s class certificate evidencing that the Vessel maintains such classification.

6.4	Copies of the Vessel’s Safety Management Certificate (together with any other details of the applicable safety management system which the Owners may require) and of any other documents required under the ISM Code and the ISPS Code (including, without limitation, an ISSC and IAPPC).

6.5	Trafigura Charter

6.6	A copy of the executed Trafigura Charter (and any addendums thereto).

6.7	Evidence to the satisfaction of the Owners that the Trafigura Charterer consents to the sale and leaseback of the Vessel contemplated by the Leasing Documents.

7	Deed of Release

An agreed form deed of release discharging, among other things, (i) all of the Charterers’ obligations under the Existing Charter and documents conferring Security Interests entered into in connection with the Existing Charter and (ii) all Security Interests encumbering the Vessel or any part thereof (if any), in such form as is satisfactory to the Owners.

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8	Others

8.1	Evidence that any fees, costs and expenses then due from the Charterers to the Owners under the Leasing Documents have been paid and received by the Owners.

8.2	Copies of the Original Financial Statements.

8.3	Such evidence relating to the Relevant Person as the Owners may reasonably require for their (or their financiers) to be able to satisfy each of their “know your customer” or similar identification procedures in relation to the Leasing Documents.

8.4	A copy of any other consents, approvals, authorization or other document, opinion or assurance which the Owners consider to be reasonably desirable in connection with the entry into and performance of the transactions contemplated by any of the Leasing Documents or for the validity and enforceability of such documents.

8.5	If required, evidence that any process agent referred to under the Leasing Documents has accepted its appointment.

8.6	If required by the Flag State for purposes of registering the Vessel in the name of the Owners, evidence that the Owners have been registered as a foreign maritime entity under the laws of the Flag State (with such cost to be borne by the Charterers).

8.7	Such other documents as the Owners may require by giving notice to the Charterers.

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PART B

The following are the documents referred to in Clause 34.2(e)(ii):

1	Corporate Authorisations/Confirmation

1.1	A certificate of an authorized signatory of each Relevant Person (other than the Other Charterers) certifying that each copy document provided under paragraph 1 of Part A of Schedule 2 of the MOA remains correct, complete and in full force and effect as on the Commencement Date.

1.2	A certificate of an authorized signatory of the Charterers certifying that there is no Potential Termination Event or Termination Event has occurred and is continuing as of the Commencement Date.

2	Security Documents

2.1	Duly executed and dated copies of the Account Security, the Shares Security, the General Assignment and the Manager’s Undertaking and of each document to be delivered under it and evidence of their delivery within the timing prescribed under it.

2.2	Documentary evidence that the Security Interests intended to be created by each of the Security Documents have been duly perfected under applicable law or will be perfected under applicable law within the prescribed period contained in such Security Documents.

3	Delivery and title registration of the Vessel

3.1	Documentary evidence that the Vessel is or will be:

(a)	definitively and permanently registered in the name of the Owners under the flag of the Flag State;

(b)	in the absolute and unencumbered ownership of the Owners;

(c)	unconditionally delivered by the Charterers (in their capacity as sellers) to the Owners (in their capacity as buyers) pursuant to the terms of the MOA, where such documents shall include without limitation:

(i)	a certificate or transcript or an email confirmation issued by the competent authorities of the Flag State on the date of Delivery evidencing the Charterers’ ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages;

(ii)	where applicable, the original (if required by the Flag State) or a copy of the notarized and legalized (if required by the Flag State) copies of the bill of sale duly executed by the Charterers (and where executed by an attorney of the Charterers, together with such original or a copy of the notarized and legalised copies (if required by the Flag State) of the Charterers’ power of attorney); and

(iii)	where applicable, the original (if required by the Flag State) or a copy of the protocol of delivery and acceptance duly executed by the Charterers and the Owners; and

(d)	delivered to the Trafigura Charterer in accordance with the Trafigura Charter.

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3.2	The commercial invoice of the Vessel.

4	Legal opinions

4.1	A signed legal opinion of Watson Farley & Williams, legal advisers to the Owners on such matters on the laws of England as may be satisfactory to the Owners.

4.2	Signed legal opinions by lawyers appointed by the Owners on such matters on the laws of the Marshall Islands and Germany and any other jurisdictions as may be satisfactory to the Owners.

5	Others

The Owners being satisfied that all conditions precedent or documents or evidence specified in Schedule 1 to the MOA have been satisfied or provided in form and substance satisfactory to the Owners.

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PART C

The following are the documents referred to in Clause 34.8:

1	Security Interests

Not later than five (5) Business Days after the Commencement Date, documentary evidence that the Security Interests intended to be created by each of the Security Documents have been duly perfected under applicable law (as applicable).

2	Legal opinions

Not later than three (3) Business Days after the Commencement Date, issued signed copies of the legal opinions referred to in paragraph 5 of Part B of Schedule 2 of this Charter.

3	Insurances

3.1	Not later than five (5) Business Days after the Commencement Date, receipt of copies of the executed letters of undertaking and certificates of entry (as the case may be) relating to insurances as set out in Clause 39 - (Insurance) acknowledged by the relevant insurer, insurance broker, protection and indemnity association or war risks association (as the case may be), each in the agreed form under paragraph 5.2 of Part A of Schedule 2 of this Charter.

3.2	Not later than ten (10) Business Days after the Commencement Date, the signed insurance report in the form agreed under paragraph 5 of Part A of Schedule 2 of this Charter.

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SCHEDULE 3
PAYMENT SCHEDULE

Currency: US$

Payment Period	Payment Date	Fixed Charterhire	Variable Charterhire	Charterhire	Owners’ Cost
0	1/25/2024				62,500,000.00
1	4/25/2024	694,434.57	1,125,565.43	1,820,000.00	61,805,565.43
2	7/25/2024	706,940.56	1,113,059.44	1,820,000.00	61,098,624.87
3	10/25/2024	719,671.77	1,120,328.23	1,840,000.00	60,378,953.10
4	1/25/2025	732,632.26	1,107,367.74	1,840,000.00	59,646,320.84
5	4/25/2025	745,826.15	1,054,173.85	1,800,000.00	58,900,494.69
6	7/25/2025	759,257.65	1,060,742.35	1,820,000.00	58,141,237.04
7	10/25/2025	772,931.04	1,067,068.96	1,840,000.00	57,368,306.00
8	1/25/2026	786,850.66	1,053,149.34	1,840,000.00	56,581,455.34
9	4/25/2026	801,020.97	998,979.03	1,800,000.00	55,780,434.37
10	7/25/2026	815,446.46	1,004,553.54	1,820,000.00	54,964,987.91
11	10/25/2026	830,131.75	1,009,868.25	1,840,000.00	54,134,856.16
12	1/25/2027	845,081.49	994,918.51	1,840,000.00	53,289,774.67
13	4/25/2027	860,300.47	939,699.53	1,800,000.00	52,429,474.20
14	7/25/2027	875,793.52	944,206.48	1,820,000.00	51,553,680.67
15	10/25/2027	891,565.59	948,434.41	1,840,000.00	50,662,115.08
16	1/25/2028	907,621.69	932,378.31	1,840,000.00	49,754,493.39
17	4/25/2028	923,966.95	896,033.05	1,820,000.00	48,830,526.44
18	7/25/2028	940,606.57	879,393.43	1,820,000.00	47,889,919.87
19	10/25/2028	957,545.84	882,454.16	1,840,000.00	46,932,374.03
20	1/25/2029	974,790.18	865,209.82	1,840,000.00	45,957,583.85
21	4/25/2029	992,345.06	807,654.94	1,800,000.00	44,965,238.78
22	7/25/2029	1,010,216.09	809,783.91	1,820,000.00	43,955,022.69
23	10/25/2029	1,028,408.96	811,591.04	1,840,000.00	42,926,613.73
24	1/25/2030	1,046,929.46	793,070.54	1,840,000.00	41,879,684.27
25	4/25/2030	1,065,783.50	734,216.50	1,800,000.00	40,813,900.77
26	7/25/2030	1,084,977.07	735,022.93	1,820,000.00	39,728,923.70
27	10/25/2030	1,104,516.30	735,483.70	1,840,000.00	38,624,407.41
28	1/25/2031	1,124,407.41	715,592.59	1,840,000.00	37,500,000.00

Notes:

1.	*The Payment Dates are determined pursuant to this Charter.

2.	The figures set out above are for reference only, and are based on the assumption that the Commencement Date falls on 25 January 2024.

3.	Following the Commencement Date, if applicable, the Owners will provide the Charterers with an updated Schedule 3 (Payment Schedule) containing the updated Payment Dates, Fixed Charterhires and Variable Charterhires. In the absence of manifest error, such replacement Schedule 3 (Payment Schedule) shall be conclusive as to the matters to which it relates and shall be deemed to automatically replace the existing Schedule 3 (Payment Schedule) and form part of this Charter.

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EXECUTION PAGE

OWNERS

SIGNED by	)
duly authorized	)
for and on behalf of	)	/s/ CUI Wanying
SEA 269L EASING CO. LIMITED	)
	)	CUI Wanying
in the presence of:	)	Attorney-in-Fact
Witness’ signature: /s/ So Yuei Sum Serena	)
Witness’ name: So Yuei Sum Serena	)
Witness’ address: Suites 4610-4619, Jardine House	)
1 Connaught Place, Hong Kong	)

CHARTERERS

SIGNED by ALEXANDROS TSIRIKOS	)
duly authorized	)
for and on behalf of	)
Legio X Inc.	)

in the presence of:	)	/s/ Alexandros Tsirikos
Witness’ signature: /s/ Dimitra Karkaletsi	)
Witness’ name:DIMITRA KARKALETSI	)	Title: Attorney-in-fact
Witness’ address:1 Vasilissis Sofias Street	)
& Meg. Alexandrou Street,	)
15124 Maroussi-Athens, Greece	)

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